  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1998

                                                REGISTRATION NO. 333-45055

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                               NOTE EXCHANGE ON
                                   FORM S-4
                            REGISTRATION STATEMENT

                                     UNDER
                          THE SECURITIES ACT OF 1933

                        CONCENTRIC NETWORK CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    4813                      65-0257497
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                           10590 NORTH TANTAU AVENUE
                              CUPERTINO, CA 95014
                                (408) 342-2800
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               HENRY R. NOTHHAFT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        CONCENTRIC NETWORK CORPORATION
                           10590 NORTH TANTAU AVENUE
                              CUPERTINO, CA 95014
                                (408) 342-2800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

                                DAVID J. SEGRE
                           CHRISTOPHER K. SADEGHIAN
                                 PAUL B. SHINN
                       WILSON SONSINI GOODRICH & ROSATI
                           PROFESSIONAL CORPORATION
                              650 PAGE MILL ROAD
                       PALO ALTO, CALIFORNIA 94304-1050
                                (650) 493-9300

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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


PROSPECTUS

                                 $150,000,000

                         [LOGO OF CONCENTRIC NETWORK]

                               OFFER TO EXCHANGE
                       NEW 12 3/4% SENIOR NOTES DUE 2007
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT
                              FOR ALL OUTSTANDING
                         12 3/4% SENIOR NOTES DUE 2007

                 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

          NEW YORK CITY TIME ON APRIL 27, 1998, UNLESS EXTENDED.

  Concentric Network Corporation, a Delaware corporation ("Concentric" or the "Company") hereby offers upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal") (the offering pursuant to the Prospectus together with the Letter of Transmittal herein the "Exchange Offer") to exchange up to an aggregate principal amount of $150,000,000 of its new 12 3/4% Senior Notes due 2007 (as defined in that certain indenture dated December 18, 1997 by and among the Company and Chase Manhattan Bank and Trust Company, National Association ("Chase Manhattan") as Trustee (the "Indenture")) (capitalized terms followed by the parenthetical remark "(as defined)" and not otherwise defined herein shall have the meanings given to them in the Indenture) (herein the "Exchange Notes") for up to an aggregate principal amount of $150,000,000 of the Company's outstanding 12 3/4% Senior Notes due 2007 (herein the "Existing Notes"). The terms of the Exchange Notes are substantially identical in all material respects to those of the Existing Notes, respectively, except that the Exchange Notes (i) will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and therefore will not be subject to certain restrictions on transfer applicable to the Existing Notes and (ii) will not be entitled to registration or other rights under the Registration Rights Agreement (as defined) including the provision in the Registration Rights Agreement for payment of Liquidated Damages (as defined) upon failure by the Company to consummate the Exchange Offer or the occurrence of certain other events. See "Description of Notes." The Exchange Notes will be issued pursuant to, and the holders thereof (herein the "New Holders") will be entitled to the benefit of, the Indenture governing the Existing Notes. In the event that the Exchange Offer is consummated, any Existing Notes which remain outstanding after consummation of the Exchange Offer and the Exchange Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount of Notes (as defined below) have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Notes", "The Exchange Offer." Holders of Existing Notes are referred to herein as "Existing Holders", and Existing Holders together with New Holders are referred to herein collectively as "Holders". The Exchange Notes together with the Existing Notes are referred to herein collectively as the "Notes".

     THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED

             TO EXISTING HOLDERS ON OR ABOUT MARCH 26 , 1998.

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS WHICH EXISTING HOLDERS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES  AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS
          PROSPECTUS   OR    THE   LETTER    OF   TRANSMITTAL.   ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

March 24 , 1998

(continuation of cover page)

  The Existing Notes were offered in connection with the issuance of 150,000 units (collectively, the "Units"), each consisting of $1,000 principal amount of 12 3/4% Senior Notes due 2007 of the Company and one warrant (a "Warrant"), each Warrant entitling the holder thereof to purchase 6.34 Shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company (the "Existing Notes Offering"), to fund potential acquisitions and to support the Company's general working capital purposes. See "Description of Units."

  Interest on the Exchange Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing June 15, 1998.

  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, on or prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of Notes at a redemption price of 112.750% of the principal amount, together with accrued and unpaid interest to the date of redemption with the net cash proceeds of one or more Public Equity Offerings (as defined) or the sale of Common Stock to a Strategic Investor (as defined), provided that at least 65% of the original aggregate principal amount of the Notes remain outstanding. See "Description of Notes--Optional Redemption."

  Following the occurrence of a Change of Control (as defined below), the Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Company may not have available sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the Notes and other debt that may become repayable upon a Change of Control. See "Risk Factors--Change of Control" and "Description of the Notes--Change of Control."

  The Exchange Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future Subordinated Indebtedness (as defined) of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to permitted indebtedness of subsidiaries of the Company. As of December 31, 1997, there was approximately $194.5 million of indebtedness of which $33.6 million was secured long-term indebtedness (consisting entirely of capital lease obligations) outstanding to which holders of the Notes would have been effectively subordinated in right of payment. See "Description of Notes--Ranking."

  On December 15, 1997, the Company issued $150.0 million aggregate principal amount of Existing Notes. The Existing Notes were issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement by and among the Company and UBS Securities LLC, Bear, Stearns & Co., Inc. and Wheat, First Securities, Inc. as the initial purchasers (the "Initial Purchasers") of the Existing Notes. The Exchange Offer is intended to satisfy the Company's obligations under the Registration Rights Agreement. Once the Exchange Offer is consummated, the Company generally will have no further obligations to register any of the Existing Notes not tendered by Existing Holders for exchange. See "Risk Factors--Consequences to Non-Tendering Holders of Existing Notes."

  The Exchange Notes generally will be issued in the form of Global Notes (as defined) which will be deposited with, or on behalf of, the Depositary (as defined) and registered in its name or in the name of a nominee of the Depositary. Beneficial interests in the Global Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. See "Book-Entry; Delivery and Form."

  The Company will accept for exchange any and all Existing Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on April 27, 1998 (the "Exchange Offer Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto), unless extended by the Company in its sole discretion (the "Expiration Date"). The Expiration Date will not in any event be extended to a date later than May 5, 1998 (30 business days after effectiveness of the Exchange Offer Registration Statement). Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return the Existing Notes to the Existing Holders. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange, but is subject to certain events and conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. The Existing Notes may be tendered in whole or in part solely in integral multiples of $1,000.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance (the "Staff") of the Securities and Exchange Commission (the "Commission") as set forth in the Staff's Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) (the "Exxon Capital No-Action Letter"), Morgan Stanley & Co. Incorporated no-action letter (available June 5, 1991) (the "Morgan Stanley No-Action Letter"), Shearman & Sterling no-action letter (available July 2, 1993) (the "Shearman & Sterling No-Action Letter"), and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by such New Holder (other than a New Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such New Holder's business and that such New Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any Existing Holder who (i) is an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), (ii) does not acquire such Exchange Notes in the ordinary course of its business, (iii) intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or (iv) is a broker-dealer who purchased such Existing Notes directly from the Company, (a) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Existing Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Existing Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Existing Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Existing Notes for Exchange Notes (a "Participating Broker-Dealer"), then such Participating Broker-Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes. See "Plan of Distribution".

  Each Existing Holder who wishes to exchange Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Existing Notes for its own account as a result of market-making activities or other trading activities (and not directly from the Company) and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Existing Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company shall use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Exchange Notes by Participating Broker-Dealers, and to ensure that the Exchange Offer Registration Statement conforms with the requirements of the Act and the policies, rules and regulations of the Commission as announced from time to time, for a period expiring approximately 180 days from the date on which the Exchange Offer Registration Statement is declared effective. See "Plan of Distribution." Any Participating Broker-Dealer who is an affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer-Resales of Exchange Notes."

  Each Participating Broker-Dealer who surrenders Existing Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

  The Exchange Notes will be a new issue of securities for which there currently is no established trading market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. As the Existing Notes were issued and the Exchange Notes are being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Notes will develop. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the Exchange Notes. The Existing Notes have been approved for trading in the Private Offerings, Resale and Trading through Automatic Linkages (PORTAL) market. The Company does not currently intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq Stock Market. See "Risk Factors-- Restrictions on Resale; Absence of Public Market for the Existing Notes."

  Any Existing Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the Existing Holders will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Existing Holders (except for limited instances involving Existing Holders that are not eligible to participate in the Exchange Offer) to provide for registration under the Securities Act of the Existing Notes held by them. To the extent that Existing Notes are tendered and accepted in the Exchange Notes Offering, an Existing Holder's ability to sell untendered Existing Notes could be adversely affected. See "Summary--Certain Consequences of a Failure to Exchange Existing Notes" and "Risk Factors".

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF EXISTING NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER.

  The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Existing Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Existing Note, from December15, 1997. Holders of the Existing Notes whose Existing Notes are accepted for exchange will not receive accrued interest on such Existing Notes for any period from and after the last Interest Payment Date (as defined below) to which interest has been paid or duly provided for on such Existing Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Existing Notes, and will be deemed to have waived the right to receive any interest on such Existing Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after December 15, 1997.

  The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL JUNE 24, 1998 (90 DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION WITH SUCH TRANSACTION.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes offered hereby (the "Exchange Offer Registration Statement"). This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are necessarily incomplete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission, at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy and information statements and other information can be inspected and copied at the public reference facility referenced above and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission maintains a web site (http:www.sec.gov) that contains reports, proxy and information statements and other information regarding Company, such as the Company, that file electronically with the Commission. In addition, for so long as any of the Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Notes or beneficial owners of the Notes, in connection with the sale thereof, the information required by Rule 144A(d)(4) under the Securities Act. The Common Stock of the Company is traded on the Nasdaq National Market. Reports of the Company may also be inspected at the offices of the Nasdaq National Market, Nasdaq Operations, 1735 K Street, N.W. Washington, D.C. 20006. Any such request and requests for the agreements summarized herein should be directed to Peter Bergeron, Secretary, at the Company's principal executive offices, 10590 N. Tantau Road, Cupertino, California 95014, telephone number (408) 342-2800.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Certain terms used in this Prospectus are defined in the Glossary of Terms beginning on page G-1.

                                  THE COMPANY

  Concentric provides tailored, value-added Internet Protocol ("IP") based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks ("VPNs"), dedicated access facilities ("DAFs"), remote access services and Web hosting services. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks. Among the current enterprise customers are Acer America Corporation, Inc., Intuit, Inc. ("Intuit"), Netscape Communications Corporation ("Netscape"), Microsoft Corporation ("Microsoft") and WebTV Networks, Inc., a subsidiary of Microsoft ("WebTV"). Concentric's service offerings for consumers and small office/home office customers include local Internet dial-up access and applications hosting services.

  The Concentric network employs an advanced, geographically dispersed ATM and frame relay backbone, SuperPOPs in 16 major metropolitan areas and 139 secondary and tertiary POPs in other cities, allowing dial-up network access in the U.S. and Canada. In addition, the Company can provide analog dial-up, frame relay, fractional T-1, T-1 and DS3 access to the network. The Concentric network is engineered and managed to provide superior quality of service, balancing several key performance criteria. The Company provides guaranteed levels of service for DAFs to enterprise customers, and targets performance benchmarks for connection success rates, latency levels and throughput for all of its service offerings.

  In addition to strong network performance capabilities, the Company believes that several factors distinguish its ability to provide value-added network services. These factors include: (i) excellent service quality; (ii) rapid development time and flexibility in meeting custom applications requirements;
(iii) responsive customer support and effective account management, available 24 hours per day, seven days per week through the Company's 163 customer service personnel; and (iv) the Company's technical expertise in devising cost-effective network solutions for customers.

  The Company was incorporated in Florida in 1991 under the name Engineered Video Concepts, Inc., changed its name to Concentric Research Corporation in 1992 and commenced network operations in 1994. In 1995, the Company changed its name to Concentric Network Corporation and reincorporated into Delaware in 1997. Unless the context otherwise requires, "Concentric" and the "Company" refer to Concentric Network Corporation. The address of the Company's principal executive offices is 10590 N. Tantau Avenue, Cupertino, CA 95014, and its telephone number at that address is (408) 342-2800.

  Concentric Network Corporation, The Concentric Network, Concentric RemoteLink, ConcentricView, ConcentricHost, FlexChannel, FullChannel, Powered by Concentric Network, and PremierConnect are among the trademarks of the Company. This Prospectus contains other product names, trade names and trademarks of the Company and of other organizations.

                               THE EXCHANGE OFFER

Securities Offered..........  $150.0 million aggregate principal amount of new
                              12 3/4% Senior Notes due 2007 (the "Exchange
                              Notes").

The Exchange Offer..........  $1,000 principal amount of the Exchange Notes in exchange for each $1,000 principal amount of $150.0 million aggregate principal amount of 12 3/4% Senior Notes due 2007 previously issued by the Company in December 1997 (the "Existing Notes"). As of the date hereof, $150.0 million aggregate principal amount of Existing Notes are outstanding. The Company will issue the Exchange Notes to New Holders on or promptly after the Expiration Date.

                              Based on an interpretation by the Staff set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by such New Holder (other than any such New Holder which is an affiliate of the Company or is a broker-dealer which acquired such Existing Notes directly from the Company) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such New Holder's business and that such New Holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each Participating Broker-Dealer that acquired such Existing Notes as a result of market making or other trading activity and that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

                              Any Existing Holder who (i) is an affiliate of the Company, (ii) does not acquire such Exchange Notes in the ordinary course of its business,
                              (iii) tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes, or (iv) is a broker-dealer which acquired such Existing Notes directly from the Company, could not rely on the position of the Staff enunciated in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in such Holder incurring liability under the Securities Act for which the Holder is not indemnified by the Company.

                              No federal or state regulatory requirements must be complied with or approval obtained in connection with the Exchange Offer, other than registration requirements under the Securities Act.

Expiration Date.............  5:00 p.m., New York City time, on April 27, 1998
                              (20 business days after effectiveness of the Exchange Offer Registration Statement), unless the Exchange Offer is extended by the Company in its sole discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Interest on the Exchange
Notes and the  Existing       Each Exchange Note will bear interest from the
Notes.......................  most recent date to which interest has been paid or duly provided for on the Existing Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Existing Note, from December
                              15, 1997. Holders of the Existing Notes whose
                              Existing Notes are accepted for exchange will not receive accrued interest on such Existing Notes for any period from and after the last Interest
                              Payment Date to which interest has been paid or duly provided for on such Existing Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Existing Notes, and will be deemed to have waived the right to receive any interest on such Existing Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after December 15, 1997.

Conditions to the Exchange    The Exchange Offer is subject to certain
Offer.......................  customary conditions, which may be waived by the
                              Company. See "The Exchange Offer--Conditions."

Procedures for Tendering
Existing  Notes.............  Each Existing Holder wishing to accept the
                              Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the Existing Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth in the Letter of Transmittal. Persons holding Existing Notes through the Depositary (initially the Depository Trust Company ("DTC")) and wishing to accept the Exchange Offer must do so pursuant to DTC's Automated Tender Offer Program ("ATOP"), by which each tendering participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter of Transmittal, each Existing Holder will represent to the Company that, among other things, the Existing Holder or the person receiving such Exchange Notes, whether or not such person is the Existing Holder, is acquiring the Exchange Notes in the ordinary course of business and that neither the Existing Holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes within the meaning of the Securities Act.

Special Procedures for
Beneficial  Owners..........  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered Existing Holder promptly and instruct such registered Existing Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Existing Notes, either make appropriate arrangements to register ownership of the Existing Notes in such owner's name or obtain a properly completed bond power from the registered Existing Holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures..................  Existing Holders who wish to tender their
                              Existing Notes and whose Existing Notes are not immediately available or who cannot deliver their Existing Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or comply with the procedures for book-entry transfer) prior to the Expiration Date must tender their Existing Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer-- Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders may be withdrawn at any time prior to
                              5:00 p.m., New York City time, on the Expiration Date pursuant to the procedures described under "The Exchange Offer--Withdrawals of Tenders."

Acceptance of Existing
Notes and Delivery of
Exchange Notes..............  The Company will accept for exchange any and all
                              Existing Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain Federal Income Tax
Consequences................  The exchange of the Existing Notes for the
                              Exchange Notes pursuant to the Exchange Offer should not be taxable to the Holders thereof for federal income tax purposes. See "Certain Federal Income Tax Consequences."

Effect on Holders of
Existing Notes..............  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Existing Holders who do not tender their Existing Notes, except for limited instances involving the Existing Holders that are not eligible to participate in the Exchange Offer, will not have any further registration rights under the Registration Rights Agreement or otherwise. See "The Exchange Offer--Purposes and Effect of Exchange Offer." Such Existing Holders will continue to hold the untendered Existing Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer. All untendered Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, if any Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Existing Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

Exchange Agent..............  Chase Manhattan Bank and Trust Company, National
                              Association

                       SUMMARY OF TERMS OF EXCHANGE NOTES

  The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) the New Holders, except for limited instances involving the Initial Purchasers and certain Existing Holders that are not eligible to participate in the Exchange Offer, will not be entitled to further registration rights under the Registration Rights Agreement, which rights will be satisfied when the Exchange Offer is consummated, and will not be entitled to any payments of Liquidated Damages (as defined) for failure to satisfy such rights. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture. From time to time in this Prospectus, the Exchange Notes and the Existing Notes are collectively referred to as the "Notes". See "Description of Notes".

Notes Offered:..............  $150.0 million aggregate principal amount of New
                              12 3/4% Senior Notes due 2007 (the "Exchange
                              Notes").

Maturity:...................  December 15, 2007.

Escrow Proceeds:............
                              $52.5 million of the net proceeds from the issuance of the Existing Notes have been invested in U.S. Government Securities (as defined) to be held in an Escrow Account (as defined) for the benefit of the Holders of the Notes to fund, when due, the first six scheduled interest payments on the Notes, with any balance to be retained by the Company. The Notes will be collateralized by a first priority security interest in the Escrow Account. See "Description of Notes--Escrow Account."

Interest Payment Dates:.....  The Exchange Notes will bear interest at the rate of 12 3/4% per annum, payable semiannually in arrears on June 15 and December 15, commencing June 15, 1998.

Ranking:....................
                              The Exchange Notes will be senior unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Company and senior in right of payment to all existing and future Subordinated Indebtedness (as defined) of the Company. The Exchange Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness and to permitted indebtedness of subsidiaries of the Company. As of December 31, 1997, there was approximately $194.5 million of indebtedness of which $33.6 million was secured long-term indebtedness (consisting entirely of capital lease obligations) outstanding to which holders of the Notes would have been effectively subordinated in right of payment. See "Description of Notes--Ranking."

Sinking Fund................  None

Optional Redemption:........  The Exchange Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15,

                              2002, at the redemption prices set forth herein, plus accrued interest to the date of redemption. In addition, on or prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of Notes at a redemption price of 112.750% of the principal amount, together with accrued and unpaid interest to the date of redemption with the net cash proceeds of one or more Public Equity Offerings or the sale of Common Stock to a Strategic Investor; provided that at least 65% of the original aggregate principal amount of Notes are outstanding following such redemption. See "Description of Notes--Optional Redemption."

Change of Control:..........  Following the occurrence of a Change of Control
                              (as defined below), the Company will be required to make an offer to purchase the Exchange Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The Company may not have available sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the Exchange Notes and other debt that may become repayable upon a Change of Control. See "Risk Factors--Change of Control" and "Description of the Notes--Change of Control."

Certain Covenants:..........  The indenture under which the Existing Notes are and the Exchange Notes will be governed (the
                              "Indenture") contains certain covenants, including, among others, covenants with respect to the following matters: (i) limitation on indebtedness, (ii) limitation on restricted payments, (iii) limitation on transactions with affiliates, (iv) limitation on liens, (v) limitation on sale of assets, (vi) limitation on issuances of guarantees of indebtedness, (vii) limitation on sale and leaseback transactions,
                              (viii) limitation on Subsidiary capital stock,
                              (ix) limitation on dividends and other payment restrictions affecting Subsidiaries, (x) limitations on unrestricted Subsidiaries, (xi) provision of financial statements, and (xii) limitation on business. These covenants are subject to important exceptions and qualifications. See "Description of Notes-- Certain Covenants."

Transfer Restrictions:......  For restrictions on transfer of the Exchange
                              Notes, see "The Exchange Offer--Resale of
                              Exchange Notes".

  For a discussion of certain factors that should be considered in connection with a decision to exchange Existing Notes for Exchange Notes, see "Risk Factors."

                      SUMMARY FINANCIAL AND OPERATING DATA
                                 (IN THOUSANDS)

                                                                          PRO FORMA
                                  YEAR ENDED DECEMBER 31,                 YEAR ENDED
                         ----------------------------------------------  DECEMBER 31,
                          1993     1994      1995      1996      1997      1997(5)
                         -------  -------  --------  --------  --------  ------------
STATEMENT OF OPERATIONS
 DATA:
Revenue................. $    23  $   442  $  2,483  $ 15,648  $ 45,457    $ 55,411
Cost of revenue.........     130    2,891    16,168    47,945    61,439      70,635
Network equipment
 write-off(1)...........     --       --        --      8,321       --          --
Total operating
 expenses...............   1,114    1,784     7,602    22,503    34,262      44,446
                         -------  -------  --------  --------  --------    --------
Loss from operations....  (1,221)  (4,233)  (21,287)  (63,121)  (50,244)    (59,670)
Net loss................ $(1,245) $(4,290) $(22,008) $(66,381) $(55,582)   $(83,354)
                         =======  =======  ========  ========  ========    ========
OTHER FINANCIAL DATA:
EBITDA(2)............... $(1,080) $(4,064) $(19,091) $(53,651) $(27,346)   $(34,342)
Capital
 expenditures(3)........     817      718    17,176    39,093     5,783       7,099
Ratio of Earnings to
 Fixed Charges(4).......     N/A      N/A       N/A       N/A       N/A         N/A
Deficiency of Earnings
 Available to Cover
 Fixed Charges(4).......  (1,221)  (4,309)  (22,145)  (66,995)  (58,032)    (59,670)

                                                                AS OF
                                                             DECEMBER 31,
                                                                 1997
                                                        ----------------------
                                                         ACTUAL   PRO FORMA(6)
                                                        --------- ------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................. $ 119,959   104,480
Property and equipment, net............................    53,710    58,450
Total assets...........................................   244,489   247,707
Long term debt and capital lease obligations, net of
 current portion.......................................   179,172   180,024
Total stockholders' equity.............................    31,918    26,718

                                                     THREE MONTHS ENDED
                         ----------------------------------------------------------------------------------
                         MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,  MARCH 31,  JUNE 30,  SEPT. 30,  DEC. 31,
                           1996       1996      1996       1996      1997       1997      1997       1997
                         ---------  --------  ---------  --------  ---------  --------  ---------  --------
QUARTERLY STATEMENT OF
 OPERATIONS DATA:
Revenue................. $  1,533   $  2,489  $  4,193   $  7,433  $  9,154   $ 10,814  $ 11,824   $ 13,665
Cost of revenue.........    7,256     11,782    11,913     16,994    15,744     14,913    14,838     15,944
Network equipment
 write-off(1)...........      --         --        --       8,321       --         --        --         --
Total operating
 expenses...............    4,196      5,475     5,464      7,368     7,021      8,421     8,954      9,866
                         --------   --------  --------   --------  --------   --------  --------   --------
Loss from operations....   (9,919)   (14,768)  (13,184)   (25,250)  (13,611)   (12,520)  (11,968)   (12,145)
Net loss................ $(10,380)  $(15,420) $(14,473)  $(26,108) $(14,681)  $(12,904) $(14,218)  $(13,779)
                         ========   ========  ========   ========  ========   ========  ========   ========

--------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Financial Statements.
(2) EBITDA is loss from operations before interest, taxes, depreciation and amortization. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, should not be considered as a substitute for net loss as an indicator of the Company's operating performance or cash flow as a measure of liquidity, and should be examined in conjunction with the Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.
(3) Capital expenditures include assets acquired through capital lease financing and other debt.

(4) For purposes of this computation, the ratio of earnings to fixed charges has been calculated by dividing fixed charges into loss before income taxes, fixed charges and other income. Fixed charges consist of interest on expense and a portion of lease rental charges considered to represent interest cost.



(5) The pro forma statement of operations data for the year ended December 31, 1997 has been prepared as if the acquisition of InterNex Information Services, Inc. (the "InterNex Acquisition") had occurred as of January 1, 1997 and the pro forma balance sheet data has been prepared as if the acquisition occurred as of December 31, 1997. In addition, the pro forma adjustments reflect the interest that would have been incurred had the Existing Notes been outstanding as of January 1, 1997 and interest expense and related charges of bridge financings have been excluded since such bridge financings would not have occurred. See Selected Unaudited Pro Forma Condensed Combined Financial Information.

                                 RISK FACTORS

  Holders of Existing Notes should carefully consider the risk factors set forth below, as well as the other information appearing in this Prospectus, before tendering any Existing Notes for exchange into Exchange Notes. Certain matters set forth below also apply to the Existing Notes and will continue to apply to any Existing Notes remaining outstanding after the Exchange Offer.

  This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its directors or officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operation; and (ii)the Company's business and growth strategies. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected, expressed or implied, in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus, including without limitation the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," identifies important factors that could cause such differences. Such forward-looking statements speak only as of the date of this Prospectus, and the Company cautions potential investors not to place undue reliance on such statements.

SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT

  The Company is and will continue to be highly leveraged, with significant debt service requirements. At December 31, 1997, the Company's total debt was $194.5 million and stockholders' equity was $31.9 million. The degree to which the Company is leveraged has important consequences to the Company, including the following: (i) the Company's ability to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a substantial portion of the Company's cash flow from operations is required to be dedicated to the payment of interest on its debt, thereby reducing funds available to the Company for other purposes; (iii) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; and (iv) the Company may be more vulnerable in the event of a downturn in its business.

  The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although the Company believes that its cash flow will be adequate to meet its interest payments, there can be no assurance that the Company will continue to generate sufficient cash flow in the future to meet its debt service requirements including those with respect to the Units. If the Company is unable to generate cash flow in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds from other sources, it may be required to refinance all or a portion of its existing debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. In addition, the terms of certain of the Company's debt restrict its ability to sell assets and the Company's use of the proceeds therefrom.

LIMITED OPERATING HISTORY; CONTINUING OPERATING LOSSES

  The Company was incorporated in 1991, commenced network operations in 1994 and completed initial deployment of its current network architecture and use of an advanced ATM backbone network in late 1996. Accordingly, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. In addition, a majority of the Company's senior management team have been working together at the Company for less than two years. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing such risks and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has incurred net losses and experienced negative cash flow from operations since inception and expects to continue to operate at a net loss and experience negative cash flow at least through 1998, although the Company's ability to achieve profitability and positive cash flow from operations is dependent upon the Company's ability to substantially grow its revenue base and achieve other operating efficiencies. The Company experienced net losses of approximately $22.0 million, $66.4 million and $55.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. At December 31, 1997, the Company had an accumulated deficit of approximately $149.5 million. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability or positive cash flow on either a quarterly or an annual basis. At December 31, 1997, the Company had approximately $58.0 million of gross deferred tax assets comprised primarily of net operating loss carryforwards. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since its inception and the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology. The Company believes that, based on the current available evidence, it is more likely than not that the Company will not generate taxable income through 1999, and possibly beyond, and accordingly will not realize the Company's deferred tax assets through 1999 and possibly beyond. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. In addition, the utilization of net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. The Company's above estimates of the periods of time in which the Company expects to continue to operate at a net loss, experience negative cash flow and not generate taxable income are forward-looking statements that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth above in this paragraph. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 of Notes to Financial Statements.

FLUCTUATIONS IN OPERATING RESULTS

  The Company's operating results have fluctuated in the past and may in the future fluctuate significantly depending upon a variety of factors, including the timely deployment and implementation of expansion of the Concentric network and new network architectures, the incurrence of related capital costs, the receipt of new value-added network services and consumer services subscriptions and the introduction of new services by the Company and its competitors. Additional factors that may contribute to variability of operating results include: the pricing and mix of services offered by the Company; customer retention rate; market acceptance of new and enhanced versions of the Company's services; changes in pricing policies by the Company's competitors; the Company's ability to obtain sufficient supplies of sole- or limited-source components; user demand for network and Internet access services; balancing of network usage over a 24-hour period; and general access services. In response to competitive pressures, the Company may take certain pricing or marketing actions that could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's expense levels are relatively fixed in the short term and are based, in part, upon the Company's estimates of growth of its business. As a result, variations in the timing and amounts of revenues could have a material adverse effect on the Company's quarterly operating results. Due to the foregoing factors, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. In the event that the Company's operating results in any future period fall below the expectations of securities analysts and investors, the trading price of the Company's Common Stock would likely be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER CONCENTRATION

  The Company currently derives a substantial portion of its total revenue from a single customer. For the years ended December 31, 1996 and 1997, revenue from WebTV represented approximately 10.1% and 33.4%, respectively, of the Company's revenue. The Company's current agreement to provide services to WebTV is terminable at will after October 1, 1999. While the Company expects revenue from WebTV to decrease as a percentage of revenue in future periods, the Company believes that revenue derived from a limited number of current and future customers may continue to represent a significant portion of its revenue. As a result, the loss of one or more of the Company's major customers could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that revenue from customers that have accounted for significant revenue in past periods, individually or as a group, will continue, or if continued, will reach or exceed historical levels in any future period. See Note 1 of Notes to Financial Statements.

MANAGEMENT OF POTENTIAL GROWTH AND EXPANSION

  As of December 31, 1995, the Company had 96 employees and 47 independent contractors, as of December 31, 1996, the Company had 246 employees and 46 independent contractors, and as of February 23, 1998, the Company had 387 employees and 75 independent contractors. The growth and expansion of the Company's business and its service offerings have placed, and are expected to continue to place, a significant strain on the Company's management, operational and financial resources. The Company has recently expanded and upgraded its network to use an ATM backbone. The Company plans to continue to substantially expand its network in the future. There can be no assurance that the Company will be able to add services at the rate or according to the schedule presently planned by the Company. To manage its growth, the Company must, among other things, (i) continue to implement and improve its operational, financial and management information systems, including its billing, accounts receivable and payable tracking, fixed assets and other financial management systems; (ii) hire and train additional qualified personnel; and (iii) continue to expand and upgrade its network infrastructure. Demands on the Company's network infrastructure and technical support resources have grown rapidly with the Company's expanding customer base, and the Company may in the future experience difficulties meeting the demand for its access services and technical support. There can be no assurance that the Company's technical support or other resources will be sufficient to facilitate the Company's growth. As the Company strives to increase total network utilization and to optimize this utilization by targeting both business and consumer users to balance the network's usage throughout a 24-hour period, there will be additional demands on the Company's customer support, sales and marketing resources. Any failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS

  The Company completed the InterNex Acquisition in February 1998 and may seek to acquire additional assets or businesses complementary to its operations. The InterNex Acquisition has been and any subsequent acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of InterNex or such other acquired companies, the additional financial resources that may need to be applied to fund the operations of InterNex or such other acquired companies, the potential disruption of the Company's business, the inability of the Company's management to maximize the financial and strategic position of the Company by the incorporation of acquired technology or business such as the InterNex network into the Company's service offerings, the difficulty of maintaining uniform standards, controls, procedures and policies, the potential loss of key employees of acquired companies, and the impairment of relationships with employees and customers as a result of changes in management. No assurance can be given that InterNex will be successfully integrated in the Company's operations. Likewise, no assurance can be given that any other acquisitions by the Company will or will not occur, that if an acquisition does occur it will not materially and adversely affect the Company or that any such acquisition will be successful in enhancing the Company's business. If the Company proceeds with additional significant acquisitions in which the consideration consists of cash, a substantial portion of the

Company's available cash could be used to consummate the acquisitions. If the Company were to consummate one or more acquisitions in which the consideration consisted of stock, stockholders of the Company could suffer significant dilution of their interests in the Company. Many business acquisitions, including the InterNex acquisition, must be accounted for as a purchase for financial reporting purposes. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant goodwill and intangible assets, like InterNex, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization of goodwill charges to the Company. This is the case with the InterNex Acquisition which will result in significant amortization of goodwill charges to the Company beginning in the first quarter of 1998. There can be no assurance that any benefit from an acquisition will be sufficient to offset any such charges. See "Business--The Concentric Network."

DEPENDENCE UPON NEW AND UNCERTAIN MARKETS

  The markets for tailored, value-added network services for businesses and consumers offered by the Company, including Internet access, are in the early stages of development. Since these markets are relatively new and because current and future competitors are likely to introduce competing services or products, it is difficult to predict the rate at which the market will grow, if at all, or whether new or increased competition will result in market saturation. Certain critical issues concerning commercial use of tailored value-added services and Internet services, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of such services. If the markets for the services offered by the Company, including Internet access, fail to grow, grow more slowly than anticipated, or become saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected. See "--Competition," "--Dependence Upon New and Enhanced Services," and "--Risks of Technological Change and Evolving Industry Standards."

DEPENDENCE UPON NEW AND ENHANCED SERVICES

  The Company has recently introduced new enterprise service offerings, including the introduction of value-added, IP-based communication services to enterprises and a new line of DSL services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all or, the failure of the DSL Service in particular, to achieve significant market coverage, could have a material adverse effect on the business, financial condition and results of operations of the Company. Introduction by the Company of new or enhanced services with reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such services, which could adversely affect the Company's ability to attract new customers and subscribers. The Company's services may contain undetected errors or defects when first introduced or as enhancements are introduced. There can be no assurance that, despite testing by the Company or its customers, errors will not be found in new services after commencement of commercial deployment, resulting in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from the Company's other development efforts and the loss of credibility with the Company's customers and subscribers. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, if the Company is unable to achieve balanced network utilization over a 24-hour period, the Concentric network could become overburdened at certain periods during the day, which could adversely affect the quality of service provided by the Company. Conversely, due to the high fixed cost nature of Concentric's infrastructure, under-utilization of the Concentric network during certain periods of the day could adversely affect the Company's ability to provide cost-efficient services at other times. The failure of the Company to achieve balanced network utilization, because of either over- or under-utilization could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Services."

DEPENDENCE UPON SUPPLIERS; SOLE AND LIMITED SOURCES OF SUPPLY

  The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment, which, in the quantities and quality demanded by the Company, are available only from sole or limited sources. AT&T Corporation ("AT&T"), WorldCom,

Inc. ("WorldCom"), MCI Telecommunications, Inc. ("MCI"), which is being acquired by WorldCom, and PacWest Telecomm, Inc. are the primary providers to the Company of data communications facilities and capacity. AT&T is currently the sole provider of the frame relay backbone of the Concentric network, and MCI is currently the sole provider of the ATM backbone of the Concentric network. The Company is also dependent upon local exchange carriers ("LECs") to provide telecommunications services to the Company and its customers. The Company from time to time has experienced delays in receiving telecommunications services, and there can be no assurance that the Company will be able to obtain such services on the scale and within the time frames required by the Company at an affordable cost, or at all. Any failure to obtain such services on a timely basis at an affordable cost would have a material adverse effect on the Company's business, financial condition and results of operations.

  The routers, switches and modems the Company uses are supplied by Bay Networks, Inc. through Racal. In addition, Racal acts as a systems integrator. The servers primarily used in the Company's network infrastructure are supplied solely by Sun Microsystems, Inc. The Company purchases these components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply arrangements for such components. The Company's suppliers also sell products to the Company's competitors and may in the future themselves become competitors of the Company. There can be no assurance that the Company's suppliers will not enter into exclusive arrangements with the Company's competitors or stop selling their products or components to the Company at commercially reasonable prices or at all.

  Expansion of network infrastructures by the Company and others is placing, and will continue to place, a significant demand on the Company's suppliers, some of which have limited resources and production capacity. In addition, certain of the Company's suppliers, in turn, rely on sole or limited sources of supply of components included in their products. Failure of the Company's suppliers to adjust to meet such increasing demand may prevent them from continuing to supply components and products in the quantities and quality and at the times required by the Company, or at all. The Company's inability to obtain sufficient quantities of sole- or limited-source components or to develop alternative sources if required could result in delays and increased costs in expanding, and overburdening of, the Company's network infrastructure, which would have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also is dependent on its suppliers' ability to provide necessary products and components that comply with various Internet and telecommunications standards and that interoperate with products and components from other vendors. Any failure of the Company's sole- or limited-source suppliers to provide products or components that comply with Internet standards or that interoperate with other products or components used by the Company in its network infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations.

  Certain of the Company's suppliers, including the regional Bell operating companies ("RBOCs") and other LECs, currently are subject to tariff controls and other price constraints that in the future may be changed. In addition, regulatory proposals are pending that may affect the prices charged by the RBOCs and other LECs to the Company. Any such regulatory changes could result in increased prices of products and services, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence Upon New and Enhanced Services" and "--Risks of Technological Change and Evolving Industry Standards."

DEPENDENCE UPON NETWORK INFRASTRUCTURE

  The Company's success will depend upon the capacity, reliability and security of its network infrastructure. The Company currently derives a significant portion of its revenue from customer subscriptions. The Company expects that a substantial portion of its future revenues will be derived from the provision of tailored value-added network services to its customers. The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transfer increase, and as customer requirements change. The Company's current projections of utilization of the Concentric network require rapid expansion of the capacity of the network to avoid capacity constraints that would adversely affect the performance of the system. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet additional demand of its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all. In addition, if demand for usage of the Concentric network were to increase faster than projected or were to exceed the Company's current forecasts, the network could experience capacity constraints, which would adversely affect the performance of the system. Any failure of the Company to expand its network infrastructure on a timely basis or adapt it to either changing customer requirements or evolving industry standards, or capacity constraints experienced by the Concentric network for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. Currently, the Company has a transit agreement with network MCI, Inc. to support the exchange of traffic between the Concentric network and the Internet. With the acquisition of InterNex, the Company is expanding its Internet connectivity to include not only private transit with MCI, Sprint and UUNet, but also private peering with other network providers as well as public peering with multiple smaller internet service providers. The Company is still in the process of integrating the InterNex network resources, including the Sprint and UUNet private transit and public peering arrangements, and has yet to determine if it can successfully execute its private/public Internet connection strategy. The failure of the networks with which Concentric has public peering, private peering or private transit, or the failure of any of the Company's data centers, or any other link in the delivery chain, or the inability of the Company to successfully integrate the InterNex network resources into the Company's existing infrastructure, and resulting interruption in the Company's operations would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Risks Associated with Acquisition," "--Risk of System Failure" and "Business--The Concentric Network."






FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

  The Company currently anticipates that its available cash resources, including existing lease and credit facilities, and funds from operations will be sufficient to meet its anticipated working capital and capital expenditure requirements through at least the end of 1998. However, there can be no assurance that such resources will be sufficient for its anticipated working capital and capital expenditure requirements. The Company may need to raise additional funds through public or private debt or equity financings in order to take advantage of unanticipated opportunities, including more rapid international expansion or acquisitions of complementary businesses or technologies, or to develop new products or otherwise respond to unanticipated competitive pressures. The Company may also raise additional funds through public or private debt or equity financings if such financings become available on favorable terms. If additional funds are raised, there can be no assurance that additional financing will be available on terms favorable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to unanticipated competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth above in this paragraph. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION

  The market for tailored value-added network services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability, low latency and security of its network infrastructure; technical expertise and functionality, performance and quality of services; customization; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the variety of services; the timing of introductions of new services by the Company and its competitors; customer support; the Company's ability to support industry standards; and industry and general economic trends.

  The Company's current and prospective competitors generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, MCI, Sprint, Inc., WorldCom, the RBOCs and other LEC's and various cable companies; (ii) online services providers, such as America Online, Inc. ("America Online"), CompuServe Incorporated ("CompuServe"), the Microsoft Network ("MSN") of Microsoft, and Prodigy Services Company ("Prodigy"); (iii) Internet service providers ("ISPs"), such as BBN Corporation ("BBN"), a subsidiary of GTE, NETCOM On-Line Communications Services, Inc. ("NETCOM"), a subsidiary of ICG Communications, Inc., PSINet, Inc. ("PSI"), and other national and regional providers; (iv) nonprofit or educational Internet connectivity providers; and (v) Web server farms such as Internet Direct and Exodus. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than can the Company. In addition to the companies named above, various organizations have entered into or are forming joint ventures or consortiums to provide services similar to those of the Company.

  The Company believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies, will enter the tailored value-added network services market, resulting in even greater competition for the Company. Certain of such telecommunications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their network services. Certain companies, including America Online, BBN and PSI, have also obtained or expanded their Internet access products and services as a result of acquisitions. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. In addition, the ability of some of the Company's competitors to bundle other services and products with virtual private network services or Internet access services could place the Company at a competitive disadvantage. Certain companies are also exploring the possibility of providing or are currently providing high-speed data services using alternative delivery methods such as over the cable television infrastructure, through direct broadcast satellites and over wireless cable.

  As a result of increased competition and vertical and horizontal integration in the industry, the Company could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of the Company's services. For example, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, the Company believes that the Internet access and online services businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition in these industries and, potentially, the virtual private networks industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. See "--Management of Potential Growth and Expansion" and "Business--Competition."

DEPENDENCE UPON THIRD-PARTY MARKETING, DISTRIBUTION AND ENGINEERING
RELATIONSHIPS

  An important element of the Company's strategy is to develop relationships with leading companies to enhance Concentric's engineering, marketing and distribution efforts. The Company has OEM agreements with

Netscape and Microsoft pursuant to which the Company is entitled to distribute and modify these companies' browsers. The customization of browsers by the Company is an integral part of its current tailored VPN offerings. The Netscape agreement expires in December 1998 and the Microsoft agreement expires in March 1999. The Company has an agreement with Intuit for the development, operation and maintenance of a VPN that is the integrated access, dial-up network and infrastructure used by purchasers of Quicken, Turbo Tax and other Intuit software products to access the Quicken Financial Network Website and upgrade to full Internet access. The Intuit contract may be terminated at the election of Intuit upon six months prior notice of an election to terminate. The Company relies on these relationships for acquisition of consumer customers. The termination of or failure to renew any of these agreements or the inability of the Company to enter into similar relationships with others could have a material adverse effect on the Company's business, financial condition and results of operation. The Company has an outsourcing agreement with Critical Technologies Incorporated ("CTI"), a subsidiary of Williams Communications Group, Inc., that enables the Company to use CTI employees for the operational support of the Concentric network. The Company's use of CTI employees and CTI engineering expertise were integral to its development of the Concentric network and continue to be integral to ongoing operation of the Company's network operations center. Pursuant to the agreement with CTI, all of the CTI employees currently working for Concentric will become employees of Concentric at the termination of the agreement in December 2000. Termination of any of these agreements or the failure of the Company to renew any of the agreements upon termination on terms acceptable to the Company could result in a material adverse affect on the Company's business, financial condition and results of operations. See "Business--Key Business Alliances."

RISKS OF TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS

  The markets for the Company's services are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies; to continue to develop its technical expertise; to enhance its current networking services; to develop new services that meet changing customer needs; to advertise and market its services; and to influence and respond to emerging industry standards and other technological changes in a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new technologies, developing new services or enhancing its existing services on a timely basis, or that such new technologies or enhancements will achieve market acceptance. The Company's pursuit of necessary technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network service business to alternate access devices and conduits. An integral part of the Company's strategy is to design its network in order to meet the requirements of emerging standards such as 56.6 Kbps modems and applications such as IP-based interactive video and voice conferencing communications. Failure of the Company, for technological or other reasons, to develop and introduce new or enhanced services that are compatible with industry standards and that satisfy customer requirements would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Concentric Network."


  The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. Although the Company intends to support emerging standards in the market for Internet access, there can be no assurance that industry standards will be established or, if they become established, that the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. Specifically, the Company's services rely on the continued widespread commercial use of TCP/IP. Alternative open protocol and proprietary protocol standards have been or are being developed. If any of these alternative protocols become widely adopted, there may be a reduction in the use of TCP/IP, which could render the Company's services obsolete and unmarketable. Additionally, two of the leading modem manufacturers, Rockwell and US Robotics, a subsidiary of 3Com Incorporated, have proposed different, incompatible standards for 56.6 Kbps modems and cable modems. The Company currently plans to accommodate both standards to the extent it can do so cost effectively. The failure of the Company to anticipate the prevailing standard, or the failure of a common standard to emerge could have a material adverse effect on the Company's business and results of operations. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

  The Company faces the risk of fundamental changes in the way Internet access is delivered. Currently, Internet services are accessed primarily by computers connected by telephone lines. Recently, several companies announced the development and planned sale of cable television modems, wireless modems and satellite modems to provide access to the Internet. Cable television, satellite and wireless modems have the ability to transmit data at substantially faster speeds than the modems the Company and its subscribers currently use. In addition, wireless modems have the potential to reduce the cost of network services. As the Internet becomes accessible through these cable television, wireless and satellite modems and by screen-based telephones, television or other consumer electronic devices, or subscriber requirements change the way Internet access is provided, the Company will have to develop new technology or modify its existing technology to accommodate these developments. The Company's pursuit of these technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its Internet access business to alternate access devices and conduits.

RISK OF SYSTEM FAILURE

  As the Company expands its network and usage grows, increased stress will be placed upon network hardware and traffic management systems. While the Company's network has been designed with redundant backbone circuits to allow traffic re-routing, there can be no assurance that the Company will not experience failures relating to individual network points of presence ("POPs") or even catastrophic failure of the entire network. Moreover, the Company's operations are dependent upon its ability to protect its network infrastructure against damage from fire, earthquakes, floods, mudslides, power loss, telecommunications failures and similar events. A significant portion of the Company's computer equipment, including critical equipment dedicated to its Internet access services, is located at its facilities in Bay City, Michigan, and Cupertino, California. In addition, the Company's modems and routers that serve large areas of the United States are located in such cities. The Company's network operations center, which manages the entire network, is in St. Louis, Missouri. Despite precautions taken by the Company, the occurrence of a natural disaster or other unanticipated problems at the Company's network operations center, at its hubs (sites at which the Company has located routers, switches and other computer equipment that make up the backbone of the Company's network infrastructure) or at a number of the Company's POPs has from time to time in the past caused, and in the future could cause, interruptions in the services provided by the Company. In addition, failure of the Company's telecommunications providers to provide the data communications capacity in the time frame required by the Company as a result of a natural disaster or operational disruption or for any other reason could cause interruptions in the services provided by the Company. Any damage or failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--The Concentric Network."


SYSTEM SECURITY RISKS

  Despite the implementation of network security measures, the core of the Company's network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers and subscribers. Furthermore, such inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company and its customers, which may result in liability to the Company and also may deter potential subscribers. Although the Company intends to continue to implement industry-standard security measures, such measures occasionally have been circumvented in the past, and there can be no assurance that measures implemented by the Company will not be circumvented in the future. The costs and resources required to eliminate computer viruses and alleviate other security problems may result in interruptions, delays or cessation of service to the Company's customers that could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Management of Potential Growth and

Expansion," "--Dependence upon New and Enhanced Services," "--Risks of Technological Change and Evolving Industry Standards," "Use of Proceeds" and "Business--Services."

DEPENDENCE UPON KEY PERSONNEL; ABILITY TO HIRE ADDITIONAL QUALIFIED PERSONNEL

  The Company's success depends to a significant degree upon the continued contributions of its executive management team, including Henry R. Nothhaft, the Company's Chairman, President and Chief Executive Officer, and John K. Peters, the Company's Executive Vice President and General Manager, Network Services Division. The loss of the services of Messrs. Nothhaft or Peters could have a material adverse effect on the Company. The Company does not have employment agreements with any of its senior officers, including Messrs. Nothhaft or Peters. Nor does the Company carry key man life insurance on the life of any such persons. The Company's success will also depend upon the continued service of the other members of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time, and competition for qualified employees is intense. The Company's success also depends upon its ability to attract and retain additional highly qualified management, technical, sales and marketing and customer support personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategy is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect upon the Company's results of operations, development efforts and ability to complete the expansion of its network infrastructure. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Management of Potential Growth and Expansion" and "Management."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  A key component of the Company's strategy is its planned expansion into international markets. In particular, the Company has entered into an agreement with TMI, to establish an international network based on Concentric's network technology and expertise and TMI's existing telecommunications infrastructure to deliver a range of compatible network services worldwide. If the companies are not able to successfully deploy Concentric's technology over TMI's infrastructure, or if Concentric is unsuccessful in transferring its knowledge to TMI employees, the Company's international strategy may be delayed and the Company's business, results of operation or financial condition could be materially adversely affected. To date, the Company has only limited experience in working with TMI to develop versions of its products and marketing and distributing its products internationally. Additionally, the Company entered into a roaming services agreement in June 1997 with NTT PC. The roaming services agreement allows Concentric customers to use the NTT PC network to access their internet accounts in Japan and allows members of the NTT PC network to access their internet accounts in the United States and Canada. Additionally, the Company acquired Web hosting facilities in Stockholm, Sweden, Tokyo, Japan and Hong Kong in February 1998. There can be no assurance that the Company will be able to successfully market, sell and deliver its products in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences that could adversely impact the success of the Company's international operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations.



GOVERNMENT REGULATION

  The FCC currently does not regulate value-added network software or computer equipment related services that transport data or voice messages over telecommunication facilities. The Company provides value-added

IP-based network services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. Operators of these types of value-added networks that provide access to regulated transmission facilities only as part of a data services package currently are excluded from regulations that applies to "telecommunications carrier" and as such the Company is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services.

  Currently, the FCC is reviewing its regulatory positions and could seek to impose common carrier regulation on the network transport and communications facilities aspects of an enhanced or information service package. Further, the FCC could conclude that the Company's protocol conversions, computer processing, and interaction with customer-supplied information are insufficient to afford the Company the benefits of the enhanced or information service classification, and thereby may seek to regulate some segments of the Company's activities as basic telecommunications services. While state public utility commissions generally have declined to regulate enhanced or information services, some states have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by LECs. Moreover, the public service commissions of certain states continue to review potential regulation of such services. There can be no assurance that regulatory authorities of states within which Concentric makes its Internet access, Intranet and VPN services available will not seek to regulate aspects of these activities as telecommunications services. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON TECHNOLOGY; PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its technology, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company principally relies upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect its proprietary technology. It may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures have been, or will be, adequate to protect the Company's proprietary technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company operates a material portion of its business over the Internet, which is subject to a variety of risks. Such risks include but are not limited to the substantial uncertainties that exist regarding the system for assigning domain names and the status of private rules for resolution of disputes regarding rights to domain names. There can be no assurance that the Company will continue to be able to employ its current domain names in the future or that the loss of rights to one or more domain names will not have a material adverse effect on the Company's business and results of operations.

  Although the Company does not believe that it infringes the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is obligated under certain agreements to indemnify the other party in connection with infringement by the Company of the proprietary rights of third parties. In the event the Company is required to indemnify parties under these agreements, it could have a material adverse effect on the business, financial condition and results of operations of the Company. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses would be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL LIABILITY FOR INFORMATION DISSEMINATED THROUGH NETWORK

  The law relating to the liability of online service providers, private network operators and Internet service providers for information carried on or disseminated through the facilities of their networks is currently unsettled. Several lawsuits seeking a judgment of such liability are pending. In one case brought against an Internet service provider, Religious Technology Center v. Netcom On-Line Communication Services, Inc., the United States District Court for the Northern District of California ruled in a preliminary phase that under certain circumstances Internet service providers could be held liable for copyright infringement. The case has not reached final judgment. Such claims have been asserted against the Company in the past, and there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The Telecommunications Act of 1996 prohibits and imposes criminal penalties and civil liability for using an interactive computer service for transmitting certain types of information and content, such as obscene communications. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon the Company, Internet service providers or Web server hosts of potential liability for materials carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain product or service offerings. Further, the costs incurred in defending against any such claims and potential adverse outcomes of such claims could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it is currently unsettled whether the Telecommunications Act of 1996 prohibits and imposes liability for any services provided by the Company should the content of information transmitted be subject to the statute.

LEGAL PROCEEDINGS

  In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana Corporation ("Diana"), the parent corporation of Sattel Communications LLC ("Sattel"), alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors. Concentric was named as a defendant in the complaint in connection with certain statements made by Diana and officers of Diana related to Concentric's purchase of network switching equipment from Diana's Sattel subsidiary. The plaintiffs seek unspecified compensatory damages. A trial date has yet to be determined.

  While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct a vigorous defense. An unfavorable outcome in this matter could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcome is resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect on the Company's results of operations. See "Business--Legal Proceedings" and Note 11 of Notes to Financial Statements.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes will be entitled to require the Company to purchase any or all of the Notes held by such holder at the prices stated herein. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. In addition, the Company may not have adequate financial resources to effect such a purchase, and there can be no assurance that the Company would be able to obtain such resources through a refinancing of the Notes to be purchased or otherwise. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default under the Indenture.

  With respect to the sale of assets referred to in the definition of Change of Control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in certain circumstance there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to an offer to purchase.

  The Change of Control provision may not necessarily afford the Holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the Holders, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of the Notes--Change of Control," the Indenture does not contain provisions that permit the Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

BANKRUPTCY RELATED TO ESCROW AMOUNT

  The right of the Trustee (as defined) under the Indenture and the Escrow Agreement (as defined) to foreclose upon and sell Escrow Collateral (as defined) upon the occurrence of an Event of Default on the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against the Issuer or one or more of its subsidiaries. Under applicable bankruptcy law, secured creditors such as the Holders of the Notes are prohibited from foreclosing upon or disposing of a debtor's property without prior bankruptcy court approval. See "Description of Notes--Escrow Account."

DISCRETIONARY AUTHORITY OVER USE OF NET PROCEEDS

  Approximately $52.5 million of the net proceeds from the issuance of the Existing Notes have been invested in U.S. Government Securities to be held in an escrow account for the benefit of the Holders of the Notes to fund, when due, the first six scheduled interest payments on the Notes. As of the date of this Prospectus, the Company has no other specific allocations for the net proceeds of the Existing Notes Offering. Consequently, management retains a significant amount of discretion over the application of the proceeds from the Existing Notes Offering. Because of the number and variability of factors that determine the Company's use of the net proceeds of the Existing Notes Offering, there can be no assurance that such applications will not vary substantially from the Company's current intentions. Pending such uses, the Company intends to invest the net proceeds of the Existing Notes Offering in short-term U.S. investment grade and government securities. See "Use of Proceeds."

SUBSTANTIAL CONTROL BY OFFICERS AND DIRECTORS AND THEIR AFFILIATES

  As of December 31, 1997, the Company's officers and directors and their affiliates or the principal stockholders whom they represent beneficially owned or controlled approximately 47% of the outstanding shares of Common Stock. As a result, the Company's officers, directors and their affiliates will have the ability to significantly influence the election of the Company's Board of Directors and the outcome of corporate actions requiring stockholder approval. See "Principal Stockholders."

RESTRICTIONS ON RESALE; ABSENCE OF PUBLIC MARKET FOR THE EXISTING NOTES

  The Existing Notes are currently owned by a relatively small number of beneficial owners. The Existing Notes have not been registered under the Securities Act or any state securities laws and, unless so registered and to the extent not exchanged for the Exchange Notes, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Any Existing Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Existing Notes outstanding. Following the consummation of the Exchange Offer, Existing Holders who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected. The Existing Notes are currently eligible for sale pursuant to Rule144A through The Portal Market of the National Association of Securities Dealers, Inc. ("PORTAL"). Because the Company anticipates that most Existing Holders will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  The Exchange Notes will constitute a new issue of securities for which there is currently no active trading market. If the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors including general economic conditions and the current financial condition, results of operations and business prospects of the Company. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by non-affiliates of the Company without compliance with the registration and prospectus delivery requirements of the Securities Act, the Company does not intend to apply for a listing or quotation of the Exchange Notes on any securities exchange or stock market. The Initial Purchasers are not obligated to engage in market-making activities with respect to the Exchange Notes, and any such market-making undertaken by the Initial Purchasers may be discontinued at any time without notice. In addition, any market-making activity in the Notes by the Initial Purchasers will be subject to the limits imposed under the Exchange Act. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the Exchange Notes, or, in the case of non-tendering Existing Holders, the trading market for the Existing Notes following the Exchange Offer. If no trading market develops or is maintained, New Holders may experience difficulty in reselling Exchange Notes or may be unable to sell them.

  The liquidity of, and trading market for, the Existing Notes or the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Any Existing Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Existing Notes outstanding. Following the consummation of the Exchange Offer, Existing Holders who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected. The Existing Notes are currently eligible for sale pursuant to Rule144A through PORTAL. Because the Company anticipates that most Existing Holders will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes (except for applicable restrictions on any New Holder who is an affiliate of the Company or is a broker-dealer which acquired the Existing Notes directly from the Company) under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Existing Holders who do not tender their Existing Notes, except for certain instances involving the Existing Holders who are not eligible to participate in the Exchange Offer, will not have any further registration rights under the Registration Rights Agreement or otherwise or rights to receive Liquidated Damages (as defined) for failure to register. Accordingly, any Existing Holder that does not exchange that Holder's Existing Notes for Exchange Notes will continue to hold the untendered Existing Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company or any of its subsidiaries, (ii) inside the United States to a QIB in a transaction complying with Rule 144A,
(iii) inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) an "Accredited Investor" that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Securities (the form of which letter can be obtained from such Trustee), (iv)outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or
(vi) pursuant to an effective registration statement under the Securities Act. Each Accredited Investor that is not a QIB and that is an original purchaser of any of the Securities from the Initial Purchasers will be required to sign a letter confirming that such person is an Accredited Investor under the Securities Act and that such person acknowledges the transfer restrictions summarized herein.

                                USE OF PROCEEDS

EXCHANGE OFFER

  The net proceeds from the Existing Notes Offering, after deducting the Initial Purchasers' discount and estimated offering expenses, were approximately $145.0 million. Approximately $52.5 million of such net proceeds have been invested in U.S. Government Securities held in an Escrow Account for the benefit of the Holders of the Notes to fund when due the first six scheduled interest payments on the Notes.

  The Company currently plans to use the net proceeds from the Existing Notes Offering to fund operating losses and for working capital requirements or for other general corporate purposes. Proceeds from the Existing Notes Offering also may be used to acquire assets, technologies, or businesses complementary to the Company's value-added enterprise network service strategy. Pending such uses, the proceeds will be invested in short-term U.S. investment grade and government securities. The Company paid approximately $15.5 million in cash for all of the outstanding shares of capital stock of InterNex as part of the InterNex Acquisition in February 1998.

  The Company will not receive any cash proceeds from the Exchange Offer. In consideration for issuing the Exchange Notes in exchange for Existing Notes as described in this Prospectus, the Company will receive Existing Notes in like principal amount. The Existing Notes surrendered in exchange for the Exchange Notes will be retired and canceled.

                                DIVIDEND POLICY

  The Company has not paid and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company intends to retain its earnings, if any, for use in the Company's growth and ongoing operations. In addition, the terms of the Indenture will restrict the ability of the Company to pay dividends on the Common Stock. See "Description of Notes-- Certain Covenants; Restricted Payments."

                              THE EXCHANGE OFFER

  The following discussion sets forth or summarizes the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer (including the Indenture and the Registration Rights Agreement), which are exhibits to the Exchange Offer Registration Statement.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Existing Notes were sold by the Company to the Initial Purchasers on December 15, 1997, and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the Existing Notes Offering, the Company entered into the Registration Rights Agreement, which requires, among other things, that within 45 days following December 15, 1997 (the "Issue Date") (i.e. on or before January 29, 1998) the Company (i) file with the Commission a registration statement under the Securities Act with respect to an issue of Exchange Notes of the Company identical in all material respects (other than transfer restrictions, registration rights and the requirement, under certain circumstances, to pay Liquidated Damages) to the Existing Notes (which obligation has been satisfied by the filing of the Exchange Offer Registration Statement), (ii) use their best efforts to cause such registration statement to become effective under the Securities Act by the date which is 105 days after the Issue Date (the "Target Effectiveness Date") and (iii) to consummate the Exchange Offer within 30 days after the Target Effectiveness Date, and offer to the Existing Holders the opportunity to exchange their Existing Notes for a like principal amount of Exchange Notes, which would be issued without a restrictive legend and may generally be reoffered and resold by the New Holder without restrictions or limitations under the Securities Act, subject to the terms and conditions of the Exxon Capital, Morgan Stanley and Shearman & Sterling No-Action Letters. See Outside Front Cover, "Prospectus Summary--The Exchange Offer", and "-- Resale of Exchange Notes."

  Any Existing Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Existing Notes outstanding. Following the consummation of the Exchange Offer, Existing Holders who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected. The Existing Notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because the Company anticipates that most Existing Holders will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Existing Holders who do not tender such Existing Notes, except for certain instances involving the Initial Purchasers or Existing Holders who are not eligible to participate in the Exchange Offer, will not have any further registration rights under the Registration Rights Agreement or otherwise or rights to receive Liquidated Damages for failure to register. Accordingly, any Existing Holder that does not exchange that Holder's Existing Notes for Exchange Notes will continue to hold the untendered Existing Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company or any of its subsidiaries, (ii) inside the United States to a QIB in a transaction complying with Rule 144A,
(iii) inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) an "Accredited Investor" that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Securities (the form of which letter can be obtained from such Trustee), (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or
(vi) pursuant to an effective registration statement under the Securities Act. Each Accredited Investor that is not a QIB and that is an original purchaser of any of the Securities from the Initial Purchasers will be required to sign a letter confirming that such person is an Accredited Investor under the Securities Act and that such person acknowledges the transfer restrictions summarized herein.

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Existing Notes accepted in the Exchange Offer. Existing Holders may tender some or all of their Existing Notes pursuant to the Exchange Offer. However, Existing Notes may be tendered only in integral multiples of $1,000. The form and terms of the Exchange Notes are the same as the form and terms of the Existing Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) New Holders generally will not be entitled to certain rights under the Registration Rights Agreement or Liquidated Damages, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Existing Notes and will be entitled to the benefits of the Indenture.

  Existing Holders do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1.

  The Company shall be deemed to have accepted validly tendered Existing Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Existing Holders for the purpose of receiving the Exchange Notes from the Company.

  If any tendered Existing Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Existing Notes will be returned, without expense, to the tendering Existing Holder thereof as promptly as practicable after the Expiration Date.

  Existing Holders who tender Existing Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Existing Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on April 27, 1998 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  To extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In no event will the Expiration Date be extended to a date more than 30 business days after effectiveness of the Exchange Offer Registration Statement.

  The Company reserves the right, in its reasonable judgment, (i) to delay accepting any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

INTEREST ON EXCHANGE NOTES

  Each Exchange Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Existing Note surrendered in exchange for such Exchange Note or, if no such interest has been paid or duly provided for on such Existing Note, from December 15, 1997. Holders of the Existing Notes whose Existing Notes are accepted for exchange will not receive accrued interest on such Existing Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Existing Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Existing Notes, and will be deemed to have waived the right to receive any interest on such Existing Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after December 15, 1997. Interest on the Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing on June 15, 1998.

PROCEDURES FOR TENDERING

  Only Existing Holders may tender such Existing Notes in the Exchange Offer. To tender in the Exchange Offer, an Existing Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Existing Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Existing Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

  By executing the Letter of Transmittal, each Existing Holder will make to the Company the representation set forth below in the second paragraph under the heading "--Resale of Exchange Notes."

  The tender by an Existing Holder and the acceptance thereof by the Company will constitute an agreement between such Existing Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Existing Holder promptly and instruct such registered Existing Holder to tender on such beneficial owner's behalf.

  Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Existing Notes tendered pursuant thereto (i) are signed by the registered Existing Holder, unless such Existing Holder has completed the box entitled "Special Exchange

Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) are tendered for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered Existing Holder of any Existing Notes listed therein, such Existing Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered Existing Holder as such registered Existing Holder's name appears on such Existing Notes, with the signature thereon guaranteed by an Eligible Institution.

  If the Letter of Transmittal or any Existing Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Existing Notes and withdrawal of tendered Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Existing Notes not properly tendered or any Existing Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Existing Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as the Company shall determine. Although the Company intends to notify Existing Holders of defects or irregularities with respect to tenders of Existing Notes, none of the Company, the Exchange Agent or any other person shall incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Existing Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

TENDER OF EXISTING NOTES HELD THROUGH DTC

  The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for ATOP, the DTC Automated Tender Offer Program. Accordingly, DTC participants may, in lieu of physically completing and signing the applicable Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Existing Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

  The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an expressed acknowledgment from a participant in DTC that is tendering Existing Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the Company may enforce such agreement against such participant.

BOOK-ENTRY DELIVERY PROCEDURES

  Within two business days after the date hereof, the Exchange Agent will establish accounts with respect to the Existing Notes at DTC (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer. Any financial institution that is a participant in the Book-Entry Transfer Facility systems may make book-entry delivery of the Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Timely book-entry delivery of Existing Notes pursuant to the Exchange Offer, however, requires receipt of a Book-Entry Confirmation prior to the Expiration Date. In addition, although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees and any other required documents, or an Agent's Message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the Exchange Agent at its address set forth on the back cover page of this Prospectus prior to the Expiration Date to receive Exchange Notes for tendered Existing Notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the Exchange Agent. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

  Existing Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available, (ii) who cannot deliver their Existing Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Existing Holder, the certificate number(s) of such Existing Notes and the principal amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Existing Holders who wish to tender their Existing Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

  Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Existing Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number(s) and principal amount of such Existing Notes, or, in the case of Existing Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited), (iii) be signed by the Existing Holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Existing Notes so withdrawn are validly retendered. Any Existing Notes which have been tendered but which are not accepted for exchange will be returned to such Existing Holder without cost to such Existing Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or to Exchange Notes for any Existing Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Existing Notes, if:

    (a) in the opinion of counsel to the Company, the Exchange Offer or any part thereof contemplated herein violates any applicable law or interpretation of the Staff;

    (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development shall have occurred in any existing action or proceeding with respect to the Company;

    (c) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer as contemplated hereby;

    (d) any cessation of trading on the Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which the Company is unable to proceed with the Exchange Offer; or

    (e) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Exchange Offer Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

  If the Company determines in its reasonable judgment that any of the foregoing conditions are not satisfied, the Company may (i) refuse to accept any Existing Notes and return all tendered Existing Notes to the tendering Existing Holders, (ii) extend the Exchange Offer and retain all Existing Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Existing Holders to withdraw such Existing Notes (see "-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Existing Notes which have not been withdrawn.

EXCHANGE AGENT

  Chase Manhattan Bank and Trust Company, National Association will act as Exchange Agent for the Exchange Offer with respect to the Existing Notes.

  Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Existing Notes and requests for copies of the Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

            By Hand, Overnight Courier    Chase Manhattan Bank and Trust
            or Mail:                      Company, National Association

                                          101 California Street

                                          Suite 2725

                                          San Francisco, CA 94111

            By Facsimile:                 415-693-8850
            Confirm by Telephone:         415-954-9526

FEES AND EXPENSES

  The expenses of soliciting Existing Notes for exchange will be borne by the Company. The principal solicitation is being made by mail by the Exchange Agent. However, additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of the Company and its affiliates and by persons so engaged by the Exchange Agent.

  The Company will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee (as defined), filing fees, blue sky fees and printing and distribution expenses.

  The Company will pay all transfer taxes, if any, applicable to the exchange of the Existing Notes pursuant to the Exchange Offer. If, however, certificates representing the Exchange Notes or the Existing Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Existing Holder or any other person) will be payable by the tendering Existing Holder.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the same carrying value as the Existing Notes, which is the aggregate principal amount of the Existing Notes adjusted for the fair value allocated to the Warrants, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

  The Company is making the Exchange Offer in reliance on the position of the staff of the Staff of the Commission as set forth in the Staff's Exxon Capital No-Action Letter, Morgan Stanley & Co. Incorporated No-Action Letter, Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that Exchange Notes issued pursuant to this Exchange Offer in exchange for Existing Notes may be offered for resale, resold and otherwise transferred by a such New Holder (other than a New Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such New Holder's business and that such New Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any Existing Holder who (i) is an "affiliate" of the Company (within the meaning of Rule 405 under the Securities Act), (ii) does not acquire such Exchange Notes in the ordinary course of its business, (iii) intends to participate in the Exchange Offer for the purpose of distributing Exchange Notes, or (iv) is a broker-dealer who purchased such Existing Notes directly from the Company, (a) will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Existing Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Existing Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Existing Notes acquired for its own account a Participating Broker-Dealer, then such Participating Broker-Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Notes.

  Each Existing Holder who wishes to exchange Existing Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it are being acquired in the ordinary course of its business, and (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Existing Notes for its own account as a result of market-making activities or other trading activities (and not directly from the Company) and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Existing Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company shall use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Exchange Notes by Participating Broker-Dealers, and to ensure that the Exchange Offer Registration Statement conforms with the requirements of the Act and the policies, rules and regulations of the Commission as announced from time to time, for a period expiring approximately 180 days from the date on which the Exchange Offer Registration Statement is declared effective. See "Plan of Distribution." Any Participating Broker-Dealer who is an affiliate of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer--Resales of Exchange Notes."

  In that regard, each Participating Broker-Dealer who surrenders Existing Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Any Existing Notes tendered and exchanged in the Exchange Offer will reduce the aggregate principal amount of Existing Notes outstanding. Following the consummation of the Exchange Offer, Existing Holders who did not tender their Existing Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Existing Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Existing Notes could be adversely affected. The Existing Notes are currently eligible for sale pursuant to Rule 144A through PORTAL. Because the Company anticipates that most Existing Holders will elect to exchange such Existing Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes (except for applicable restrictions on any New Holder who is an affiliate of the Company or is a broker-dealer which acquired the Existing Notes directly from the

Company) under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

  As a result of the making of this Exchange Offer, the Company will have fulfilled certain of its obligations under the Registration Rights Agreement, and Existing Holders who do not tender their Existing Notes, except for certain instances involving the Initial Purchasers or Existing Holders who are not eligible to participate in the Exchange Offer, will not have any further registration rights under the Registration Rights Agreement or otherwise or rights to receive Liquidated Damages (as defined) for failure to register. Accordingly, any Existing Holder that does not exchange that Holder's Existing Notes for Exchange Notes will continue to hold the untendered Existing Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

  The Existing Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Existing Notes may be resold only (i) to the Company or any of its subsidiaries, (ii) inside the United States to a QIB in a transaction complying with Rule 144A,
(iii) inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) an "Accredited Investor" that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Securities (the form of which letter can be obtained from such Trustee), (iv) outside the United States in compliance with Rule 904 under the Securities Act, (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or
(vi) pursuant to an effective registration statement under the Securities Act. Each Accredited Investor that is not a QIB and that is an original purchaser of any of the Securities from the Initial Purchasers will be required to sign a letter confirming that such person is an Accredited Investor under the Securities Act and that such person acknowledges the transfer restrictions summarized herein.

OTHER

  Participation in the Exchange Offer is voluntary and Existing Holders should carefully consider whether to accept. Existing Holders are urged to consult their financial and tax advisors in making their own decision on what action to take.

  The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plans to acquire any Existing Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Existing Notes.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of the material United States federal income tax considerations relevant to the Exchange Offer and the ownership and disposition of the Exchange Notes. The tax consequences of these transactions are uncertain. The discussion set forth below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and judicial decisions and administrative interpretations thereunder, as of the date hereof, and such authorities may be repealed, revoked, modified or otherwise interpreted or applied so as to result in federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax positions described herein, and the Company has not obtained, nor does it intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal income tax consequences of acquiring or holding Exchange Notes. The discussion below pertains only to Holders that are (i) citizens or residents (within the meaning of Section 7701(b) of the Code) of the United States, (ii) corporations, partnerships or other entities created in or under the laws of the United States or any political subdivision thereof, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, and (iv) trusts subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code.

  This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and persons holding Exchange Notes as part of a hedging or conversion transaction or straddle or persons deemed to sell Exchange Notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion below is premised upon the assumption that the Exchange Notes and Existing Notes constitute indebtedness for U.S. federal income tax purposes, and that the Existing Notes and Exchange Notes are held (or would be held if acquired) as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss the tax considerations applicable to subsequent purchasers. The discussion also does not discuss any aspect of state, local or foreign law.

  EACH PROSPECTIVE HOLDER AND, SUBSEQUENT TO THE EXCHANGE OFFER, EACH HOLDER OF EXCHANGE NOTES IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR INCLUDING WITH RESPECT TO ITS PARTICULAR TAX SITUATION THE TAX EFFECTS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS.

EXCHANGE OF NOTES

  The exchange of Existing Notes for Exchange Notes pursuant to the Exchange Offer should not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a Holder should have the same adjusted issue price, adjusted basis and holding period in the Exchange Notes as it had in the Existing Notes immediately before the exchange.

INTEREST AND ORIGINAL ISSUE DISCOUNT

  Holders of Exchange Notes will be required to include payments of "qualified stated interest" received thereon in taxable income in accordance with their respective methods of accounting for federal income tax purposes. Stated interest on the Exchange Notes will be treated as qualified stated interest.

  In addition, the Exchange Notes will be issued with "original issue discount" for federal income tax purposes. A holder generally is required to include original issue discount in gross income as it accrues, regardless of the holder's method of accounting for federal income tax purposes. Accordingly, each holder will be required to include amounts in gross income without regard to when the cash or other payments to which such income is attributable are received. The Exchange Notes will be treated as issued with original issue discount because the "issue price" of the Existing Notes was less than their "stated redemption price at maturity" by more than a de minimis amount. The Existing Notes were issued as part of an "investment unit," and the issue price of each investment unit was allocated between the Existing Note and the Warrant constituting an investment unit, based on their respective fair market values on the issue date. The Company allocated an issue price of $1,000 to each Existing Note. Although the Company's allocation is not binding on the IRS, a Holder of an Existing Note must use the Company's allocation unless the Holder discloses on its federal income tax return for the year in which the Existing Note was acquired that it plans to use an allocation that is inconsistent with the Company's allocation.

  Each holder of an Exchange Note will be required to include in gross income for federal income tax purposes an amount equal to the sum of the "daily portions" of the original issue discount of the Exchange Note for all days during each taxable year in which the holder holds the Exchange Note. The daily portions of original issue discount will be determined on a constant interest rate basis by allocating to each day in an accrual period a pro rata portion of the original issue discount thereon that is attributable to the accrual period in which such day is included. The amount of the original issue discount attributable to each full accrual period will be the product of the "adjusted issue price" of the Exchange Note at the beginning of an accrual period and the "yield to maturity" of the Exchange Note (adjusted to reflect the length of the accrual period). The adjusted issue price of an Exchange Note at the beginning of an accrual period is the original issue price of the Exchange Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods, less any cash payments on the Exchange Note other than qualified stated interest on or before the first day of such accrual period. The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Exchange Note, produces an amount equal to the issue price. Under these rules, holders will have to include increasingly greater amounts of original issue discount in each successive accrual period. Each payment made under an Exchange Note (except of payments of qualified stated interest) will be treated first as a payment of original issue discount (which was previously includable in income) to the extent of original issue discount that has accrued as of the date of payment and has not been allocated to prior payments and second as a payment of principal (which is not includable in income).

  The accrual period generally is the six-month period ending on the date in each calendar year corresponding to the day before the maturity date of the Exchange Note or the date six months before such date.

  The Company is required to furnish certain information to the IRS, and will furnish annually to record holders of an Exchange Note, information with respect to original issue discount accruing during the calendar year. That information will be based upon the adjusted issue price of the Exchange Note as if the holder were the original holder of the Exchange Note.

  There are several circumstances under which the Company could make a payment on an Exchange Note which would affect the yield to maturity of a Note, including (as described in the "Description of Exchange Notes"), the optional redemption of Notes, or the repurchase of Notes. The Company intends to report on the basis that the likelihood of a change in the interest rate on the Notes is remote and will not affect the yield to maturity of the Notes. The Company further intends to report on the basis that the exercise of the Company's optional redemption right will not lower the yield of the Notes to the Company.

MARKET DISCOUNT ON THE EXCHANGE NOTES

  A Holder that acquired an Existing Note for an amount less than the adjusted issue price of the Existing Note will have market discount with respect to such Existing Note. To the extent a Holder had market discount with respect to an Existing Note, the Holder generally will have market discount with respect to an Exchange Note. Any principal payment or gain realized by a Holder on disposition or retirement of an Exchange Note will be treated as ordinary income to the extent that there is accrued market discount on the Exchange Note. Unless a Holder elects to accrue under a constant-interest method, accrued market discount is the total market discount multiplied by a fraction, the numerator of which is the number of days the Holder has held the obligation and the denominator of which is the number of days from the date the Holder acquired the obligation under its maturity. A Holder may be required to defer a portion of its interest deductions for the taxable year attributable to any indebtedness incurred or continued to purchase or carry an Exchange Note purchased with market discount. Any such deferred interest expense would not exceed the market discount that accrues during such taxable year and is, in general, allowed as a deduction not later than the year in which such market discount is includable in income. If the Holder elects to include market discount in income currently as it accrues on all market discount instruments acquired by the Holder in that taxable year or thereafter, the interest deferral ruledescribed above will not apply.

ACQUISITION PREMIUM

  A Holder that acquired an Existing Note for an amount in excess of the adjusted issue price of such Existing Note will have acquisition premium with respect to such Existing Note. To the extent a Holder had acquisition premium with respect to an Existing Note, the Holder generally will have acquisition premium with respect to an Exchange Note. A Holder will reduce the original issue discount otherwise includable for each accrual period by an amount equal to the product of (i) the amount of such original issue discount otherwise includable for such period, and (ii) a fraction, the numerator of which is the acquisition premium and the denominator of which is the excess of the amounts payable on the Exchange Note after the purchase date over the adjusted issue price.

ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT

  A Holder may elect to treat all "interest" on an Exchange Note as original issue discount and calculate the amount includable in gross income under the method described above. For this purpose, "interest" includes stated and unstated interest, original issue discount, acquisition discount, market discount and de minimis market discount, as adjusted by any acquisition premium. The election is to be made for the taxable year in which the Holder acquired the Exchange Note and may not be revoked without the consent of the IRS.

SALES OR RETIREMENT OF A NOTE

  In general, a holder of an Exchange Note will recognize gain or loss upon the sale, retirement, redemption or other taxable disposition of such Exchange
Note in an amount equal to the difference between (a) the amount of cash and the fair market value of other property received in exchange therefor (other than amounts attributable to accrued but unpaid stated interest) and (b) the holder's adjusted tax basis in such Exchange Note.

  A holder's tax basis in an Exchange Note generally will be equal to the price paid for such Exchange Note (or Existing Note exchanged therefor), increased by the amount of original issue discount, if any, includable in gross income prior to the date of disposition, and decreased by the amount of any payment on such Note other than qualified stated interest prior to disposition. The maximum rate of tax on long-term capital gains on most capital assets held by an individual for more than 18 months is 20%, and gain on most capital assets held by an individual for more than one year and up to 18 months is subject to tax at a maximum rate of tax of 28%. Holders are urged to consult their tax advisor with respect to these capital gains rates.

  Any gain or loss recognized on the sale, retirement, redemption or other taxable disposition of an Exchange Note generally will be capital gain or loss. Such capital gain or loss generally will be long-term capital gain or loss if the Note has been held by the holder for more than one year and otherwise will be a short term capital gain or loss.

BACKUP WITHHOLDING

  A Holder of Exchange Notes may be subject to backup withholding at a rate of 31% with respect to interest and original issue discount paid or accrued on, and gross proceeds upon sale or retirement of an Exchange Note unless such Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder of the Exchange Notes who does not provide the Company with such Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

  Amounts withheld under the backup withholding rules may be credited against a Holder's tax liability, and a Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

  The Company will report to the Holders of the Exchange Notes and to the IRS the amount of any "reportable payments" and any amount withheld with respect to the Existing Notes and Exchange Notes during the calendar year.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF THE EXISTING NOTES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

  The Exchange Notes will have "significant original issue discount" and the yield of the Exchange Notes will be at least five percentage points above the applicable federal rate. As a result, it is expected that the Company will not be able to deduct for tax purposes any original issue discount accruing with respect thereto until such interest is actually paid. In addition, if the yield of the Exchange Notes is more than six percentage points above the applicable rate, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible at any time, and (ii) a corporate holder may be entitled to treat the original issue discount that is not deductible as a dividend to the extent of the earnings and profits of the company, which may then qualify for the dividends received deduction. Corporate holders should consult their tax advisers concerning the availability of the dividends received deduction.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following selected financial data should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere herein. The statement of operations data for each of the three years in the period ended December 31, 1997 and balance sheet data as of December 31, 1997 and 1996 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere herein. The statement of operations data for the year ended December 31, 1994 and the balance sheet data as of December 31, 1995 and 1994 are derived from audited financial statements which are not included herein. The statement of operations data for the year ended December 31, 1993 and the balance sheet data as of December 31, 1994 and 1993 are derived from unaudited financial statements not included herein. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                        YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                              1993      1994      1995       1996       1997
                            --------  --------  ---------  ---------  ---------
                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenue...................  $     23  $    442  $   2,483  $  15,648  $  45,457
Costs and operating ex-
 penses:
 Cost of revenue..........       130     2,891     16,168     47,945     61,439
 Network equipment write-
  off(1)..................       --        --         --       8,321        --
 Development..............       349       534        837      2,449      4,850
 Marketing and sales......       131       639      3,899     16,609     24,622
 General and administra-
  tive....................       634       611      2,866      3,445      4,790
 Amortization of good-
  will....................       --        --         --         --         --
                            --------  --------  ---------  ---------  ---------
 Total costs and operating
  expenses................     1,244     4,675     23,770     78,769     95,701
                            --------  --------  ---------  ---------  ---------
Loss from operations......    (1,221)   (4,233)   (21,287)   (63,121)   (50,244)
Interest and other in-
 come.....................       --        --         --         --       1,233
Net interest expense......       (24)      (57)      (721)    (3,260)    (6,571)
                            --------  --------  ---------  ---------  ---------
Net loss..................  $ (1,245) $ (4,290) $ (22,008) $ (66,381) $ (55,582)
                            ========  ========  =========  =========  =========
OTHER FINANCIAL DATA:
EBITDA(2).................  $ (1,080) $ (4,064) $ (19,091) $ (53,651) $ (27,346)
Capital expenditures(3)...       817       718     17,176     39,093      5,783
Ratio of Earnings to Fixed
 Charges(4)...............       N/A       N/A        N/A        N/A        N/A
Deficiency of Earnings
 Available to Cover Fixed
 Charges(4)...............    (1,221)   (4,309)   (22,145)   (66,995)   (58,032)

                                              AS OF DECEMBER 31,
                                  ---------------------------------------------
                                  1992  1993    1994    1995    1996     1997
                                  ---- ------  ------  ------- ------- --------
                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents ......  $--  $   55  $   63  $19,054 $17,657 $119,959
Property and equipment, net.....   --     675   1,303   16,289  47,927   53,710
Total assets....................   --     783   1,798   37,235  70,722  244,489
Long-term debt, convertible
 debentures and capital lease
 obligations, net of current
 portion........................   --   1,251   1,648   11,047  30,551  179,172
Common stock subject to rescis-
 sion...........................   --     --    2,812    5,080   5,150      --
Total stockholders' equity (def-
 icit)..........................  (28) (1,172) (4,203)   9,763   2,925   31,918

--------
(1) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 of Notes to Financial Statements.
(2) EBITDA is loss from operations before interest, taxes, depreciation and amortization. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring a company's ability to service its debt; however, EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles, should not be considered as a substitute for net loss as an indicator of the Company's operating performance or cash flow as a measure of liquidity, and should be examined in conjunction with the Financial Statements and Notes thereto of the Company included elsewhere in this Prospectus.
(3) Capital expenditures include assets acquired through capital lease financing and other debt.

(4) For purposes of this computation, the ratio of earnings to fixed charges has been calculated by dividing fixed charges into loss before income taxes, fixed charges and other income. Fixed charges consist of interest on expense and a portion of lease rental charges considered to represent interest cost.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with financial statements and related notes included elsewhere in this Prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company was founded in 1991. From 1991 to mid-1993, the Company conducted development and network services planning activities and realized no revenues. Initially, the Company was focused on providing consumers with direct dial-up connectivity to bulletin board services. On-line gaming and entertainment services for consumers were commenced in July 1993 through the utilization of a third party network infrastructure. The Company commenced operation of its own network in late 1994. In May 1995, new management led by Henry R. Nothhaft redefined and broadened the Company's strategy to provide a range of Internet and tailored, value-added Internet Protocol-based network services to consumers and businesses.

  The Company's revenue prior to 1996 has been primarily generated from providing Internet access to consumers. The Company's current focus is on developing and deploying VPN's and providing dedicated access and Web hosting services for enterprise customers. Contracts with enterprise customers typically have a term ranging from one to three years. The Company expects enterprise-related revenue to represent an increasing portion of total revenue in future periods. The foregoing expectation is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors including the Company's operating results, the results and timing of the Company's launch of new products and services, governmental or regulatory changes, the ability of the Company to meet product and project demands, the success of the Company's marketing efforts, competition and acquisitions of complementary businesses, technologies or products.

  In February 1998, the company acquired InterNex Information Services, Inc., a California corporation ("InterNex") pursuant to a Share Acquisition Agreement between the Company, InterNex and the sole shareholder of InterNex (the "InterNex Acquisition"). See "--Liquidity and Capital Resources" and "Factors Affecting Operating Results--Risks Associated with Acquisitions."

  The Company has incurred net losses and experienced negative cash flow from operations since inception and expects to continue to operate at a net loss and experience negative cash flow at least through 1998. The Company's ability to achieve profitability and positive cash flow from operations is dependent upon the Company's ability to substantially grow its revenue base and achieve other operating efficiencies. The Company experienced net losses of approximately $22.0 million, $66.4 million and $55.6 million for the years ended December 31, 1995, 1996 and 1997, respectively. There can be no assurance that the Company will be able to achieve or sustain revenue growth, profitability or positive cash flow on either a quarterly or an annual basis. At December 31, 1997, the Company had approximately $58.0 million of gross deferred tax assets comprised primarily of net operating loss carryforwards. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since its inception and the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology. The Company believes that, based on the current available evidence, it is more likely than not that the Company will not generate taxable income through 1999, and possibly beyond, and accordingly will not realize the Company's deferred tax assets through 1999, and possibly beyond. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. In addition, the utilization of net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization. See Note 9 of Notes to Financial Statements.

RESULTS OF OPERATIONS

 Year Ended December 31, 1997 Compared to Year Ended December 31, 1996.

  Revenue. Revenue for the year ended December 31, 1997 totaled approximately $45.5 million, an increase of $29.9 million over revenue of $15.6 million for the year ended December 31, 1996. This increased revenue reflects growth in revenue from the Company's broadened product offerings to its enterprise customers and through the Company's leveraged marketing arrangements with its strategic partners, as well as continued growth in revenue derived from Internet access customers. WebTV accounted for approximately 33.4% of total revenue for the year ended December 31, 1997. The Company expects revenue from WebTV to decrease as a percentage of revenue. The foregoing expectation is a forward looking statement that involves risks and uncertainties and the actual results could vary materially as a result of a number of factors including those set forth under the caption "Factors Affecting Operating Results-- Customer Concentration."

  Cost of Revenue. Cost of revenue consists primarily of personnel costs to maintain and operate the Company's network, access charges from local exchange carriers, backbone and Internet access costs, depreciation of network equipment and amortization of related assets. Cost of revenue for the year ended December 31, 1997 totaled approximately $61.4 million compared with $47.9 million for the year ended December 31, 1996. This increase is attributable to the overall growth in the size of the network. As a percentage of revenue, costs declined to 135.2% of revenue in the year ended December 31, 1997 from 306.4% of revenue in the year earlier period due to increased network utilization associated with the Company's revenue growth and lower per port costs of the Company's SuperPOP network architecture deployed in the second half of 1996. The Company expects its cost of revenue to continue to increase in dollar amount, while declining as a percentage of revenue as the Company expands its customer base. The foregoing expectation is a forward looking statement that involves risks and uncertainties and the actual results could vary materially as a result of a number of factors, including those set forth under the caption "Factors Affecting Operating Results--Limited Operating History; Continuing Operating Losses," "--Management of Potential Growth and Expansion" and "--Dependence Upon Key Personnel; Ability to Hire Additional Personnel" and "--Dependence Upon New and Uncertain Markets."

  Development. Development expense consists primarily of personnel and equipment related expenses associated with the development of products and services of the Company. Development expense for the year ending December 31, 1997 and 1996 was approximately $4.9 million and $2.4 million, respectively. This higher level of development expense reflects an overall increase in personnel to develop new product offerings and to manage the overall growth in the network. As a percent of revenue, development expense declined to 10.7% for the year ended December 31, 1997 from 15.7% for the year ended December 31, 1996, as a result of the Company's increased revenue. The Company expects its development spending to continue to increase in dollar amount, but to decline as a percentage of revenue. The foregoing expectation is a forward looking statement that involves risks and uncertainties and the actual results could vary materially as a result of a number of factors, including those set forth under the caption "Factors Affecting Operating Results--Limited Operating History; Continuing Operating Losses" and "--Dependence Upon New and Enhanced Services."

  Marketing and Sales. Marketing and sales expense consists primarily of personnel expenses, including salary and commissions, costs of marketing programs and the cost of 800 number circuits utilized by the Company for customer support functions. For the year ended December 31, 1997 and 1996, marketing and sales expense was approximately $24.6 million and $16.6 million, respectively. The $8.0 million increase in 1997 reflects a substantial investment in the customer support, marketing and sales organizations necessary to support the Company's expanded customer base. This increase also reflects a growth in subscriber acquisition costs, related to both increased direct marketing efforts as well as commissions paid to distribution partners.

Additionally, the increase reflects the ramp-up of marketing efforts related to the introduction of enterprise products and services. Marketing and sales expense as a percentage of revenue declined to 54.2% for the year ended December 31, 1997 from 106.1% in the year earlier period as a result of the Company's increased revenue. The Company expects marketing and sales expenditures to continue to increase in dollar amount, but to decline as a percentage of revenue. The foregoing expectation is a forward looking statement that involves risks and uncertainties and the actual results could vary materially as a result of a number of factors including those set forth under "Factors Affecting Operating Results--Dependence Upon New and Uncertain Markets," "--Management of Potential Growth and Expansion" and "--Dependence Upon Key Personnel; Ability to Hire Additional Personnel."

  General and Administrative. General and administrative expense consists primarily of personnel expense and professional fees. For the year ended December 31, 1997 and 1996, general and administrative expenses were approximately $4.8 million and $3.4 million, respectively. This higher level of expense reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business. For the year ended December 31, 1997, general and administrative expense declined to 10.5% from 22.0% for the year ended December 31, 1996 as a result of the Company's increased revenue. The Company expects general and administrative expense to increase in dollar amount, reflecting its growth in operations and costs associated with being a publicly held entity, but to decline as a percentage of revenue. The foregoing expectation is a forward looking statement that involves risks and uncertainties and the actual results could vary materially as a result of a number of factors including those set forth under "Factors Affecting Operating Results--Dependence Upon New and Uncertain Markets," "--Management of Potential Growth and Expansion" and "--Dependence Upon Key Personnel; Ability to Hire Additional Personnel." The Company believes that InterNex had significant goodwill and intangible assets at the time of the acquisition and as a result, the InterNex Acquisition will result in significant amortization of goodwill charges to the Company beginning in the first quarter of 1998. See "Factors Affecting Operating Results--Risks Associated with Acquisitions."

  Net Interest Expense. Net interest expense was approximately $6.6 million and $3.3 million for the years ended December 31, 1997 and 1996, respectively. The increase is primarily due to a cost of financing charge of $930,000 in the year ended December 31, 1997 associated with the value of warrants issued in connection with $5.0 million of bridge loans received in June 1997, and $744,000 associated with the Units Offering (as defined below). Additionally, the principal amount of capitalized lease obligations increased $7.0 million from December 31, 1996 to December 31, 1997. The year ended December 31, 1996 included approximately $330,000 associated with the value of warrants issued in connection with bridge loan financing.

  Other (Income) Expense. During the year ended December 31, 1997, upon settlement of the Sattel litigation, the Company recorded $970,000 of other income related to the reversal of previously established reserves. Additionally, the Company recorded $425,000 of other income related to the re-negotiation of a third party services agreement.

  Net Loss. For the year ended December 31, 1997 the net loss totaled $55.6 million as compared to $66.4 million for the year ended December 31, 1996.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenue. Revenue totaled approximately $15.6 million for the year ended December 31, 1996, an increase of $13.1 million over 1995 revenue of approximately $2.5 million. This increase reflects continued growth in revenue derived from Internet access customers, as well as revenue from the Company's broadened enterprise product offerings and through the Company's leveraged marketing arrangements with its strategic partners. The average selling prices of the Company's offerings for consumer Internet access services decreased by approximately 33% beginning in April 1996 due to industry-wide adoption of flat monthly rates for unlimited Internet access.

  Cost of Revenue. Cost of revenue for the year ended December 31, 1996 was approximately $47.9 million, an increase of $31.7 million from 1995 cost of revenue of approximately $16.2 million. The largest component of this increase was the cost of providing virtual local access ("VLA") service over 800 circuits. VLA service was an interim solution for providing nationwide coverage, while the Company's SuperPOP network architecture was being deployed. This deployment was substantially completed in December 1996. Costs associated with VLA service are expected to be immaterial in amount in 1997. The remainder of the increase in 1996 cost of revenue is primarily attributable to the overall growth in the size of the network.

  Network Equipment Write-off. In 1996, the Company took a charge of approximately $8.3 million related to the cost of certain network equipment. The Company decided not to deploy the equipment in the network because of concerns that the equipment would not provide the functionality and reliability required by the Company and concerns that the equipment provider would be unable to provide timely maintenance and support. See Note 2 of Notes to Financial Statements.

  Development. Development expense for the year ended December 31, 1996 was approximately $2.4 million, an increase of $1.6 million over 1995 expenditures of approximately $837,000. This higher level of development expense in 1996 primarily reflects an overall increase in personnel to develop new product offerings and to manage the overall growth in the network.

  Marketing and Sales. Marketing and sales expense for 1996 was approximately $16.6 million, an increase of $12.7 million over 1995 expenditures of approximately $3.9 million. This increase in marketing and sales expense reflects a substantial investment in the customer support, marketing and sales organizations required to support the Company's expanded customer base. This increase also reflects a growth in subscriber acquisition costs, related to both increased direct marketing efforts as well as commissions paid to distribution partners. Additionally, the increase reflects the ramp-up of marketing efforts related to the introduction of enterprise products and services.

  General and Administrative. General and administrative expense for 1996 was approximately $3.4 million, an increase of $500,000 over 1995 expenditures of approximately $2.9 million. This increase reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business.

  Net Interest Expense. Net interest expense for 1996 was approximately $3.3 million as compared to approximately $721,000 for 1995. The increase of $2.6 million is primarily due to an increase of $27.6 million in principal amount of the capitalized lease obligations from December 31, 1995 to December 31, 1996. This increase in interest expense was partially offset by greater interest income from higher average cash balances resulting from equity financings completed in late 1995 and in August1996. See Notes 3 and 6 of Notes to Financial Statements.

  Net Loss. The Company's net loss increased to approximately $66.4 million in 1996 from approximately $22.0 million in 1995.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenue. Revenue totaled approximately $2.5 million for 1995, an increase of $2.1 million, over 1994 revenue of approximately $400,000. The Company's revenue in 1995 reflects its first full year of providing network services. The Company's revenue in both of these years was derived entirely from the sale of Internet access services to consumers.

  Cost of Revenue. Cost of revenue for 1995 was approximately $16.2 million, an increase of $13.3 million over 1994 cost of revenue of approximately $2.9 million. The increase in cost of revenue from 1994 to 1995 reflected overall higher costs associated with deploying and managing the Company's own network infrastructure. Prior to late 1994, the Company had leased third party network facilities and thus had not incurred significant network deployment and maintenance expenses.

  Development. Development expense for 1995 was approximately $837,000, an increase of $303,000 over 1994 expenditures of approximately $534,000. This higher level of development expense primarily reflected an overall increase in personnel required to develop new products and support network growth.

  Marketing and Sales. Marketing and sales expense for 1995 was approximately $3.9 million, an increase of $3.3 million over 1994 expenditures of approximately $639,000. This higher level of spending in 1995 reflected the Company's new market focus on providing IP-based network services. In connection with this new focus, the Company incurred increased expenses related to direct subscriber acquisition, formation of a telesales group, development of strategic relationships and marketing communications. With the growth in subscribers, the Company added personnel to its customer support organization.

  General and Administrative. General and administrative expense for 1995 was $2.9 million, an increase of $2.3 million over 1994 expenditures of approximately $600,000. This increase generally reflects an increase in personnel and professional fees necessary to manage the financial, legal and administrative aspects of the business.

  Net Interest Expense. Net interest expense for 1995 was approximately $721,000 as compared with approximately $57,000 for 1994. This increase in net interest expense resulted from the Company's deployment of network equipment for its own network infrastructure beginning in late 1994 which equipment purchases were primarily financed under capital leases. Capital lease obligations at December 31, 1995 were $14.2 million, compared with no such obligations at December 31, 1994.

  Net Loss. The Company's net loss increased to approximately $22.0 million in 1995 from a net loss of $4.3 million in 1994.

QUARTERLY RESULTS OF OPERATIONS

  The Company's quarterly operating results can fluctuate from period-to-period depending upon factors such as the success of the Company's efforts to expand its subscriber and third party partnership base, changes in, and the timing of, expenses relating to development and sales and marketing and changes in pricing policies by the Company or its competitors. Management believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company may experience significant period-to-period fluctuations in operating results.

  The following tables set forth the statement of operations data for each of the eight quarters through December 31, 1997, as well as the percentage of the Company's revenue. This information has been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited information set forth below has been prepared on the same basis as the audited financial statements contained herein and includes all adjustments, consisting only of normal recurring adjustments, except for the write-off of network equipment in the three months ended December 31, 1996, necessary to present fairly the information set forth herein. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                    THREE MONTHS ENDED
                          ------------------------------------------------------------------------------
                                         1996                                    1997
                          --------------------------------------  --------------------------------------
                          MAR. 31,  JUNE 30,  SEP. 30,  DEC. 31,  MAR. 31,  JUNE 30,  SEP. 30,  DEC. 31,
                          --------  --------  --------  --------  --------  --------  --------  --------
                                                      (IN THOUSANDS)
Revenue.................  $  1,533  $  2,489  $  4,193  $  7,433  $  9,154  $ 10,814  $ 11,824  $ 13,665
Costs and operating
 expenses:
 Cost of revenue........     7,256    11,782    11,913    16,994    15,744    14,913    14,838    15,944
 Network equipment
  write-off.............       --        --        --      8,321       --        --        --        --
 Development............       340       571       692       846     1,025     1,200     1,313     1,312
 Marketing and sales....     3,120     3,868     4,045     5,576     4,936     6,094     6,459     7,133
 General and
  administrative........       736     1,036        72       946     1,060     1,127     1,182     1,421
                          --------  --------  --------  --------  --------  --------  --------  --------
 Total operating costs
  and expenses..........    11,452    17,257    17,377    32,683    22,765    23,334    23,792    25,810
                          --------  --------  --------  --------  --------  --------  --------  --------
Loss from operations....    (9,919)  (14,768)  (13,184)  (25,250)  (13,611)  (12,520)  (11,968)  (12,145)
Other (income) expense..       --        --        --        --        --      1,395      (162)      --
Net interest expense....      (461)     (652)   (1,289)     (858)   (1,070)   (1,779)   (2,088)   (1,634)
                          --------  --------  --------  --------  --------  --------  --------  --------
Net loss................  $(10,380) $(15,420) $(14,473) $(26,108) $(14,681) $(12,904) $(14,218) $(13,779)
                          ========  ========  ========  ========  ========  ========  ========  ========

                                                    THREE MONTHS ENDED
                          ------------------------------------------------------------------------------
                                         1996                                    1997
                          --------------------------------------  --------------------------------------
                          MAR. 31,  JUNE 30,  SEP. 30,  DEC. 31,  MAR. 31,  JUNE 30,  SEP. 30,  DEC. 31,
                          --------  --------  --------  --------  --------  --------  --------  --------
                                                      (IN THOUSANDS)
Revenue.................    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Costs and operating
 expenses:
 Cost of revenue........    473.3     473.4     284.1     228.6     172.0     137.9     125.5     116.7
 Network equipment
  write-off.............      --        --        --      112.0       --        --        --        --
 Development............     22.2      22.9      16.5      11.4      11.2      11.1      11.1       9.6
 Marketing and sales....    203.5     155.4      96.5      75.0      53.9      56.4      54.6      52.2
General and
 administrative.........     48.0      41.6      17.3      12.7      11.6      10.4      10.0      10.4
                           ------    ------    ------    ------    ------    ------    ------    ------
 Total operating costs
  and expenses..........    747.0     693.3     414.4     439.7     248.7     215.8     201.2     188.9
                           ------    ------    ------    ------    ------    ------    ------    ------
Loss from operations....   (647.0)   (593.3)   (314.4)   (339.7)   (148.7)   (115.8)   (101.2)    (88.9)
Other income (expense)..      --        --        --        --        --       12.9      (1.4)      --
Net interest expense....    (30.1)    (26.2)    (30.8)    (11.5)    (11.7)    (16.4)    (17.7)    (12.0)
                           ------    ------    ------    ------    ------    ------    ------    ------
Net loss................   (677.1)%  (619.5)%  (345.2)%  (351.2)%  (160.4)%  (119.3)%  (120.3)%  (100.9)%
                           ======    ======    ======    ======    ======    ======    ======    ======

  The Company's quarterly operating results have fluctuated and will continue to fluctuate from period to period depending upon factors such as the timely deployment and implementation of expansion of the Concentric network and new network architectures, the incurrence of related capital costs, the receipt of new value-added network services and consumer services subscriptions and the introduction of new services by the Company and its competitors. Additional factors that may contribute to variability of operating results include: the payment of statutory interest related to the rescission offer; the pricing and mix of services offered by the Company; customer retention rate; market acceptance of new and enhanced versions of the Company's services; changes in pricing policies by the Company's competitors; the Company's ability to obtain sufficient supplies of sole- or limited-source components; user demand for network and Internet access services; balancing of network usage over a 24-hour period; and general access services.

  In view of the significant growth of the Company's operations, the Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance and that the Company may experience in the future significant period-to-period fluctuations in operating results. The Company expects to focus in the near term on building and increasing its revenue base, which will require it to significantly increase its expenses for personnel, marketing, network infrastructure and the development of new services, and may adversely impact short term operating results. As a result, there can be no assurance that the Company will be profitable on a quarterly basis in the future and the Company believes that it will incur losses in the near term.

  The Company expects to focus in the near term on building and increasing its revenue base, which will require it to significantly increase its expenses for personnel, marketing, network infrastructure and the development of new services, and may adversely impact short term operating results. As a result, the Company believes that it will incur losses in the near term and there can be no assurance that the Company will be profitable on a quarterly basis in the future.

LIQUIDITY AND CAPITAL RESOURCES

  To date, the Company has satisfied its cash requirements primarily through capitalized lease financings, the sale of capital stock and the sale of the Units (as defined below). The Company's principal uses of cash are to fund working capital requirements and capital expenditures and to service its capital lease financing obligations. Net cash used in operating activities for the years ended December 31, 1997 and 1996 was approximately $45.9 million and $42.1 million, respectively. Included in the amount for the year ended December 31, 1997 is $4.4 million of cash paid in settlement of a dispute with Sattel. Cash used in operating activities in both periods was primarily affected by the net losses, caused by increased costs relating to the expansion of the Company's network and organizational infrastructure.

  Net cash used in investing activities for the years ended December 31, 1997 and 1996 was approximately $6.5 million and $7.3 million, respectively. Investing activities were primarily comprised of $6.1 million in purchases of capital equipment to support the growing infrastructure.

  For the year ended December 31, 1997 net cash of approximately $154.7 million was generated from financing activities, of which $74.0 million, net of issuance costs, was derived from the issuance of stocks and warrants and $145.0 million, net of issuance costs, was derived from the issuances of the Units, net of $52.5 million investment in U.S. Government treasury strips held as restricted cash in accordance with the terms of the Units (as defined below). On August 1, 1997, the Company effected its IPO. The IPO consisted of 4,300,000 shares of Common Stock issued to the public at $12.00 per share. Concurrent with the closing of the IPO, certain strategic investors purchased directly from the Company 1,499,236 shares of Common Stock having an aggregate purchase price of approximately $18 million (including the cancellation of approximately $3 million in indebtedness) (the "Direct Placements"). In September the underwriters exercised an option to purchase an additional 645,000 shares of Common Stock at the IPO price of $12.00 per share to cover over-allotments in connection with the IPO.

  The Company also received $5.0 million in debt financing in June 1997, of which $2.0 million was repaid and $3.0 million was converted into Common Stock, respectively, upon closing of the Company's IPO. Concurrent with the closing of the IPO, the Company repurchased $2.2 million of Common Stock from certain stockholders. The remainder of financing activities for the year ended December 31, 1997 is comprised of $11.6 million used for repayment of capital lease obligations. For the year ended December 31, 1996 cash of approximately $48.1 million was generated from financing activities, which reflects receipt of $48.5 million, net of issuance costs, for Series D Convertible Preferred Stock. Also reflected is a $5.0 million bridge loan which was later converted into Series D Convertible Preferred Stock. Repayment of capital lease obligations for the year ended December 31, 1996 was approximately $5.4 million.

  In December 1997, the Company completed a $150.0 million debt financing (the "Units Offering") wherein the Company issued and sold 150,000 units (the "Units") to certain qualified investors. The Units issued by the Company in the Units Offering consisted of 12 3/4% Notes due 2007 and warrants to purchase an aggregate of 951,108 shares of common stock of the Company at $10.8625 per share. See "Factors Affecting Operating Results--Substantial Indebtedness; Ability to Service Debt." and Note 4 of Notes to Financial Statements.

  The net cash increase for the year ended December 31, 1997 was $102.3 million as compared to a net cash decrease for the year ended December 31, 1996 of $1.4 million. At December 31, 1997, the Company had cash and cash equivalents of approximately $120.0 million, restricted cash of $52.5 million and working capital of $115.4 million.

  For the year ended December 31, 1997, the Company added approximately $23.0 million of network equipment through additional capital lease obligations under its network equipment financing arrangement. The Company expects to make additional capital expenditures of approximately $20.0 million in 1998. The foregoing expectation with respect to additional capital investments is a forward-looking statement that involves risks and uncertainties and the actual amount of capital investment could vary materially as a result of a number of factors. See "Factors Affecting Operating Results--Dependence on Network Infrastructure," "--Risk Associated with International Expansion," and "-- Fluctuations in Operating Results."

  The Company paid approximately $15.5 million in cash for all of the outstanding shares of capital stock of InterNex as part of the InterNex Acquisition in February 1998. InterNex is a provider of network services, colocation services and web-hosting facilities to enterprise customers. See "Factors Affecting Operating Results--Risks Associated with Acquisitions."

  The Company expects to incur additional operating losses and will rely primarily on the net proceeds from the Units Offering, the IPO and the Direct Placements and financing available under a network equipment lease agreement that currently has no maximum borrowing limit. The Company believes that such financing will be sufficient to meet its anticipated cash needs for working capital and for the acquisition of capital equipment through at least the end of 1998. However, there can be no assurance that the Company will not require additional financing within this time frame. The Company's forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially as a result of a number of factors, including those set forth below under the caption "Factors Affecting Operating Results--Future Capital Needs; Uncertainty of Additional Financing." The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all.

IMPACT OF ADOPTION OF NEW ACCOUNTING STANDARDS

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the FAS 128 requirements and the SEC's SAB 98 related thereto.

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"), and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). The Company is required to adopt these Statements in fiscal 1998. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no material impact on the Company's financial position, results of operations or cash flows.

IMPACT OF THE YEAR 2000 ISSUE

  Many installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century or earlier dates. As a result, in less than two years, computer systems and/or software products used by many companies may need to be upgraded to comply with such year 2000 requirements. The Company believes it is currently expending sufficient resources to review its products and services, as well as its internal management information systems in order to identify and modify those products, services and systems that are not year 2000 compliant. The Company expects such modifications will be made on a timely basis and does not believe that the cost of such modifications will have a material effect on the Company's operating results. There can be no assurance, however, that the Company will be able to modify timely and successfully such products, services and systems to comply with year 2000 requirements, which could have a material adverse effect on the Company's operating results. Based on the Company's assessment to date, most newly introduced products and services of the Company are year 2000 compliant, however some of the Company's customers are running product versions that are not year 2000 compliant. The Company has been encouraging such customers to migrate to current product versions. In addition, the Company faces risks to the extent that suppliers of products, services and systems purchased by the Company and others with whom the Company transacts business on a worldwide basis do not have business systems or products that comply with the year 2000 requirements. In the event any such third parties cannot timely provide the Company with products, services or systems that meet the year 2000 requirements, the Company's operating results could be materially adversely affected. Furthermore, there can be no assurance that these or other factors relating to the year 2000 compliance issues, including litigation, will not have a material adverse effect on the Company's business, operating results or financial condition.

                                   BUSINESS

  Concentric provides tailored, value-added Internet Protocol ("IP") based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks ("VPNs"), dedicated access facilities ("DAFs"), remote access services and Web hosting services. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks. Among the current enterprise customers are Acer America Corporation, Inc., Intuit, Inc. ("Intuit"), Netscape Communications Corporation ("Netscape"), Microsoft Corporation ("Microsoft") and WebTV Networks, Inc., a subsidiary of Microsoft ("WebTV"). Concentric's service offerings for consumers and small office/home office customers include local Internet dial-up access and applications hosting services.

INDUSTRY BACKGROUND

 Development of Private Networks

  Historically, the data communications services offered by public carriers had limited security features, were expensive and did not adequately ensure accurate and reliable transmission. As a result, many corporations established and maintained their own private wide-area networks ("WANs") to provide network-based services, such as transaction processing, to their customers and to coordinate operations between employees, suppliers and business partners. Such private WANs were frequently customized to specific applications, business practices and user communities. As a result, these private WANs had the capability of providing organizations and users with tailored performance and features, security, reliability and private-label branding.

  The demand for WANs has grown as a result of today's competitive business environment. Factors stimulating the higher demand include the need to provide broader and more responsive customer service, to operate faster and more effectively between operating units, suppliers and other business partners, and the need to take advantage of new business opportunities for network-based offerings in a timely fashion. In addition, as businesses become more global in nature, the ability to access business information across the enterprise has become a competitive necessity.

  Despite the attractive capabilities of private networks, limitations of many private WANs have impeded or reduced the effectiveness of their use. These networks, which traditionally have required the use of leased telephone lines with bandwidth dedicated solely to this purpose and the purchase of vendor-specific networking equipment, are inherently expensive to set up, operate and maintain. Private WANs often require the development and maintenance of proprietary software and lack cost-effective access. These aspects of developing, deploying and maintaining such private WANs have conflicted with the increased focus of many businesses on their core competencies, which has prompted the outsourcing of many noncore functions. The Company believes that many businesses have viewed as unacceptable the costs of maintaining a private WAN infrastructure and the risks of investing in new technologies in the absence of a single technological standard.

 Emergence of the Internet

  The emergence of the Internet and the widespread adoption of IP as a data transmission standard in the 1990s, combined with deregulation of the telecommunications industry and advances in telecommunications technology have significantly increased the attractiveness of providing data communication applications and services over public networks. At the same time, growth in client/server computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of people who are accustomed to using networked computers for a variety of purposes, including e-mail, electronic file transfers, online computing and electronic financial transactions. These trends have led businesses increasingly to explore opportunities to provide IP-based applications and services within their organization, and to customers and business partners outside the enterprise.

 Need for IP-Based Private Networks

  The ubiquitous nature and relatively low cost of the Internet have resulted in its widespread usage for certain applications, most notably Web access and e-mail. However, usage of the Internet for mission-critical business applications has been impeded by the limited security and unreliable performance inherent in the structure and management of the Internet. Additionally, emerging applications such as IP-based voice and video applications, multiplayer gaming and certain multimedia applications require a network that has high performance characteristics, including low and/or fixed latency (response time) and high throughput, as well as the ability to customize features for specific user requirements. On the Internet, latency is frequently relatively high and variable, making it suboptimal for these emerging applications. Although private networks are capable of offering lower and more stable latency levels, providers of these emerging applications also desire a network that will offer their customers full access to the Internet. As a result, these businesses and applications providers require a network that combines the best features of the Internet, such as openness, ease of access and low cost made possible by the IP standard, with the advantages of a private network, such as high security, low/fixed latency and customized features.

  Industry analysts expect the market size for both value-added IP data networking services and Internet access to grow rapidly as businesses and consumers increase their use of the Internet, intranets and privately managed IP networks. The total market for these services is projected to grow from $1.2 billion in 1996 to approximately $22.7 billion in the year 2000, with approximately $10.4 billion in the enterprise market segment and $12.3 billion in the consumer market segment.

THE CONCENTRIC SOLUTION

  Concentric provides tailored, value-added IP-based network services for businesses and consumers. To provide these services, the Company employs a low/fixed latency, high-throughput network based on its advanced, geographically dispersed ATM and frame relay backbone and the Internet. Concentric allows enterprises to create virtual private networks providing tailored network access, content and services to enterprise-defined end users with higher reliability and more security than is available over the Internet. Concentric's VPN solutions also provide the ease of access and flexibility of public networks at a lower cost than private WANs without sacrificing reliability or security.

  The Concentric network employs an advanced, geographically dispersed ATM and frame relay backbone, SuperPOPs in 16 major metropolitan areas and 139 secondary and tertiary POPs in other cities, allowing dial-up network access in the U.S. and Canada. In addition, the Company can provide analog dial-up, frame relay, fractional T-1, T-1 and DS3 access to the network. The Concentric network is engineered and managed to provide superior quality of service, balancing several key performance criteria. The Company provides guaranteed levels of service for dedicated access facilities to enterprise customers, and targets performance benchmarks for connection success rates, latency levels and throughput for all of its service offerings.

  In addition to strong network performance capabilities, the Company believes that several factors distinguish its ability to provide value-added network services. These factors include: (i) excellent service quality; (ii) rapid development time and flexibility in meeting custom applications requirements;
(iii) responsive customer support and effective account management, available 24 hours per day, seven days per week through the Company's 163 customer service personnel; and (iv) the Company's technical expertise in devising cost-effective network solutions for customers.

BUSINESS STRATEGY

  The Company's objective is to become the leading supplier of value-added, IP-based network services worldwide. In order to achieve this goal, the Company is implementing a business strategy focused on the following key principles:

  Rapidly Provide Cost-Effective, Tailored Network Solutions. The Company intends to capitalize on its expertise in developing tailored VPNs to establish a leadership position in rapidly developing, deploying and maintaining a range of value-added network services to meet the specific needs of its customers. The Company utilizes a set of software and hardware technology modules as "building blocks" to offer a variety of tailored network services on an IP-based network architecture with minimal additional investment in engineering and rapid time to market for businesses and consumers. These building blocks include modules for client and system software, dedicated and remote network connectivity, tracking and billing, Web hosting, customer support and security.

  Optimize Network Utilization. Given the fixed cost nature of Concentric's network infrastructure, the Company strives to increase total network utilization and to optimize this utilization by targeting both daytime business and evening-intensive consumer users to balance the network's usage throughout a 24-hour period. Accordingly, while the Company's current strategic focus is on providing value-added IP-based communications services to enterprises, the Company intends to continue partnering with multichannel distributors to acquire and maintain a base of consumer subscribers who access the Concentric network predominantly during non-business hours.

  Acquire Complementary Assets or Businesses. The Company is actively seeking to identify and acquire assets, technologies or businesses complementary to the Company's value-added enterprise network service strategy. Such acquisition efforts are targeted at businesses that offer the potential to expand the Company's revenue base, increase the scalability of the Company's network infrastructure and value-added service offerings, as well as optimize the utilization of the Company's network.

  Employ Leveraged Marketing Through Strategic Partners. The Company actively seeks to form alliances with certain software developers and telecommunications service and equipment suppliers that have substantially greater marketing, distribution and sales resources than does the Company and that have a large installed customer base. These alliances facilitate the cost-effective acquisition of consumer and business customers and increase Concentric's network utilization. These marketing relationships are developed and enhanced through the bundling of Concentric's IP-based network services with the products and services offered by the strategic partners. These relationships may involve customized browsers, registration services and specialized pricing, commissions and billing programs. To date, Concentric has established such strategic relationships with a number of companies, including Acer America Corporation, Bay Networks, Inc., Intuit, Microsoft, Netscape, PictureTel Corporation, Racal Datacom, Inc. ("Racal"), TMI Telemedia International, Ltd. ("TMI") and WebTV. See "Sales and Marketing."

  Offer Next Generation Network Services. In addition to its core VPN service offerings, the Company is continuing to expand the value-added network services that it makes available to its customers. Towards this end, the Company has recently introduced video conferencing and is in early stage trials of IP-based telephony services that require the low/fixed latency characteristics afforded by the Concentric network.

  Deploy Network Services Internationally. The Company believes that its enterprise customers increasingly will require their network solutions providers to offer network services on a global basis. Pursuant to an agreement with TMI, entered into in August 1996, the Company is working to establish an international network based on Concentric's network technology and expertise and TMI's existing telecommunications infrastructure to deliver a range of compatible network services worldwide. TMI currently has a telecommunications network deployed in over 40 countries worldwide. Additionally, the Company entered into a roaming services agreement in June 1997 with NTT PC, a leading provider of IP services in Japan. The roaming services agreement allows Concentric customers to use the NTT PC network to access their internet accounts in Japan and allows members of the NTT PC network to access their internet accounts in the United States and Canada. Additionally, the Company acquired Web hosting facilities in Stockholm, Sweden, Tokyo, Japan and Hong Kong in February 1998. While the Company does not expect to generate significant revenue from deployment of international network services until at least 1999, the Company believes that the ability to deliver network solutions globally will be a key competitive factor in its industry. The foregoing expectation is a forward-looking statement that involves risks and uncertainties and the actual results could vary materially as a result of a number of factors including those set forth in "Factors Affecting Operating Results--Risks Associated with International Expansion."

SERVICES

  Concentric provides tailored, value-added IP-based network services for businesses and consumers. To provide these services, the Company employs a low/fixed latency high-throughput network based on an advanced, geographically dispersed ATM and frame relay backbone and the Internet.

 Enterprise Solutions

  For businesses, the Company has developed a set of enterprise services including VPNs, dedicated access facilities ("DAF"), digital subscriber line ("DSL") services and Web hosting services.

  Virtual Private Network Services. Concentric's custom VPN solutions enable its customers to deploy tailored, IP-based mission-critical business applications for internal enterprise, business-to-business and business-to-customer data communications on the Concentric network while also affording high-speed access to the Internet. Concentric offers its customers a secure network on which to communicate and access information between an organization's geographically dispersed locations; collaborate with external groups or individuals, including customers, suppliers, and other business partners and use the Web to access information on the Internet and communicate with other Web users.

  The Company's VPN solutions allow the enterprise customer to tailor the type of access, services and information that various users of the VPN are afforded according to the specific needs of the enterprise. Key benefits include rapid implementation time, lower operating and maintenance costs, minimal capital investment, higher quality of service overall and 24-hour network and customer support. For example, starting in October 1995 the Company created and now maintains the VPN used by Intuit customers using a customized version of the Netscape Navigator browser bundled with Quicken for Windows, Quickbooks, ProTax and TurboTax. The bundled software allows a Quicken customer to click on an icon that launches Netscape, and takes the user directly to Quicken Financial Network Website. On the Web page Quicken customers will find useful financial advice, information from Intuit's bank and financial institution partners, answers to commonly asked technical questions and tips on how to tap the full potential of Intuit's financial products.

  In addition to the custom VPNs that Concentric has developed and delivered, the following three distinct VPN products are now offered by the Company:

    Concentric CustomLink. Concentric CustomLink provides a complete, private labeled dial-up VPN service for customers. CustomLink includes dial-up network access, customized and customer-branded client software, and private labeled help desk services. The dial-up network access offerings include local access, toll-free 800 number access, and a unique connection service, PremierConnect, which provides important customers with connectivity to the VPN, even if local access numbers are busy. In addition, CustomLink permits the customer to segment their users, and apply various levels of services, such as Web access, e-mail, and file transfer protocol ("FTP") to each customer group. The services that access restrictions in the form of filters can also be applied to groups of customers.

    Enterprise VPN. The Company's Enterprise VPN service includes security hardware and software, high speed network access, network connectivity, customer premise routing equipment and customer support services. Installation support for the customer premise located routing and security equipment is also provided. Concentric can also optionally provide management services for firewall and packet encryption equipment if desired by the customer. The Enterprise VPN service is targeted at customers seeking to create a secure, outsourced WAN for intranet and extranet applications.

    Concentric RemoteLink. The Company's remote access service, marketed as Concentric RemoteLink, is targeted at businesses that have employees in remote locations. RemoteLink enables an enterprise's salespeople and other mobile employees, telecommuters and business partners to dial into an enterprise's corporate network resources and use them as if they were connected locally, thus increasing potential productivity and allowing for information to be available on a real-time basis across the enterprise. Concentric's RemoteLink is designed to be highly customizable and provides the ability to interface with existing company network infrastructure. RemoteLink offers customers the potential to significantly reduce the high costs of telecommunications charges and user support associated with building, deploying, and maintaining an internal remote access infrastructure.

  Concentric also performs around-the-clock monitoring of network performance and enables its customers to monitor their network as well through the Company's proprietary ConcentricView software. ConcentricView is a Web-based network management tool which allows a customer to monitor usage on a call-by-call basis and performance of that portion of the Concentric network bandwidth supporting the customer's applications.

  Dedicated Access Facilities. In January 1997, the Company began offering DAFs as a stand-alone product targeted at businesses that desire single or multipoint high-speed, dial-up and/or dedicated connections to distributed locations such as regional offices, warehouses, manufacturing facilities and/or to the Internet. DAF products are primarily targeted at providing intranet connectivity amongst distributed enterprise locations with the additional benefit of Internet access if desired by the customer. The Company provides a full range of connectivity options, allowing the customer to order the appropriate amount of bandwidth to meet its networking requirements. In addition, Concentric offers its DAF customers a guarantee on the quality of service and performance of these facilities. Furthermore, Concentric believes it is the only network service provider to bill customers based on average usage levels rather than peak usage levels.

  Concentric has six offerings in its dedicated access product line:
FullChannel T-1, FullChannel T-1 Protected, FlexChannel and LECFrame Relay, as well as FullChannel and FlexChannel offerings at DS3 (T-3) bandwidth options which support up to 45 Mbps.

  FullChannel T-1 and DS3 (T-3) pricing is based on a one time set-up fee and average utilization pricing. The customer's usage is measured at five-minute intervals throughout the month, and the average of all of those measurements is used to determine the customer's bill at the end of the month. The one time set-up fee for FullChannel T-1 service is $3,000 and and the monthly fee ranges from $1,095 to $2,695 depending on usage. The one time set-up fee for FullChannel T-3 service is $5,000 and and the monthly fee ranges from $6,000 to $40,500 depending on usage. FullChannel T-1 and T-3 pricing is the appropriate choice for those customers who have fluctuating and/or uncertain bandwidth consumption patterns.

  FullChannel T-1 Protected gives a customer a fixed price for a full 1.5 megabits of bandwidth. The one time set-up fee is $3,000 and the monthly fee is set at $2,095. This is an economical choice for those customers who recognize in advance that their bandwidth throughput requirements will equal T-1 levels.

  FlexChannel gives a customer the opportunity to purchase a fractional portion of a T-1 or T-3 for a fixed monthly fee. The set up fee is the same as for FullChannel pricing but the monthly fee ranges from $895 to $1,895 for FlexChannel T-1 service and from $6,000 to 25,500 for FlexChannel T-3 pricing. FlexChannel T-1 and T-3 pricing is the appropriate choice for the customers who know that their bandwidth requirements are going to be consistently less than a full T-1 or T-3.

  LECFrame Relay is based on various LECs' Frame Relay facilities. Although Concentric does not offer service level guarantees over LECFrame Relay, Concentric does guarantee the committed information rate. This offering gives a lower cost, lower performance network service for those customers for whom performance is less imperative. Concentric charges a one time set-up fee of $2,000 for LECFrame Relay services and monthly fees ranging from $395 to $1,095 depending on usage.

  Digital Subscriber Lines. In December 1997, Concentric began offering Internet and intranet connectivity using DSL technology. DSL and its variants are a new dedicated access technology being deployed by telephone companies that allows high speed digital service over regular telephone lines. The Company has formed relationships with PacBell and a number of Competitive Local Exchange Carriers ("CLECs") to expand its DSL service area. Concentric's DSL service offerings are currently available in Northern California through such CLEC relationships. The Company's DSL service offerings include a wide range of dedicated access speeds, from 144Kbps to 1.1Mbps symmetric DSL, as well as 1.5Mbps/384Kbps asymmetric DSL

  Concentric DSL services are targeted at the consumer, telecommuter, and small-to-medium sized business markets. The "dedicated access feature" of DSL services combined with its high speed and low flat rate pricing are designed to appeal to the large installed base of ISDN users. Pricing for the service is low relative to traditional dedicated access services, making it attractive to medium sized businesses, while at the same time broadening the market to reach small businesses who previously could not justify the expense of dedicated Internet service.

  Pricing is based on the bandwidth of the DSL circuit, and is a flat rate monthly fee ranging from $149 to $399 depending on the service speed. Concentric provides complete installation services including all the customer premise equipment necessary to provide the DSL service at fees ranging from $325 to $725.

  Web Hosting Services. The Company's Web hosting services were introduced in March 1997, and are targeted at businesses that are implementing high-performance intranet, Web, e-mail, gaming, chat or other types of services. Concentric offers a wide range of hosting solutions structured to meet the needs of small businesses to very large enterprises. The Company's high-end hosting capabilities were enhanced by the acquisition of five domestic data centers and three international hosting facilities in February 1998. By outsourcing its Web hosting requirements to Concentric, an enterprise can reduce costs while increasing reliability and performance of its servers.

  Web hosting consists of providing and/or managing the necessary equipment to allow companies to operate Web sites. The components of Web hosting are the server; a workstation or PC that runs the Website; the facility to host the server; high speed Internet access for hosted servers; server and power backup to ensure 24 hour functionality; and maintenance to ensure ongoing operation of the server. Concentric also bundles Web hosting software and network services to provide businesses with complete Internet presence solutions.

  In February 1998 Concentric announced the availability of ConcentricHost Server Solutions, a line of Web hosting services designed for companies who require outsourced maintenance, management, bandwidth and housing for their internet or extranet Web servers. Unlike colocation services that simply supply rack space and bandwidth, ConcentricHost Server Solutions provide high-performance Internet access from state-of-the-art data centers, skilled technicians and maintenance programs that monitor servers 24 hours a day, seven days a week and scalability to address the growing networking needs of businesses of all sizes.

  For reliable, high-performance flow of traffic between customer's Web servers and worldwide networks, Concentric has combined public peering and private peering arrangements to provide improved performance to users. Concentric Network currently operates data centers in Santa Clara, Cupertino, San Francisco and Los Angeles, California, Chicago, Illinois and Washington, D.C., along with hosting facilities in Stockholm, Sweden, Hong Kong and Tokyo, Japan. Each Concentric Network data center is connected via multiple DS3 (45Mbps) or OC3 (155Mbps) high-speed links to geographically dispersed points in its private ATM backbone. This network architecture provides diversity and redundancy to user's network systems while minimizing user cost. See "--The Concentric Network."

  In addition to state-of-the-art hosting facilities, Concentric provides industry-leading server management tools. ConcentricHost Server Solutions offer a suite of advanced server support and management services, called

Remote Hands, to monitor performance of users business-critical applications. Specific Remote Hands features include: power cycling equipment; running diagnostic equipment; providing diagnostic displays; upgrading equipment; file system back-up; and upgrading drive capacity.

  ConcentricHost Server Solutions range in price from $550 to $4,400 a month, depending on required bandwidth and rack space. Remote Hands options range in price from basic services included at no cost with colocation service to more advanced services ranging in price from $195 to $250 an hour. A range of Remote Hands fixed-fee service packages, based on specific customer needs, are also available with pricing options starting at $1,250 a month.

  In February 1998, Concentric announced an extension of its ConcentricHost line of hosting products, adding four new service packages that offer small and mid-sized businesses flexible, tailored solutions to meet their Web hosting needs. ConcentricHost Internet Suite(TM) is a complete, easy-to-use service designed to cost effectively provide for all of the Internet needs of a business in one account. Packages range from $59.95 to $199.95 a month depending on the range of e-mail accounts, disk space and bandwidth provided to the customer. These packages also offer the user shared security and full domain names and are managed from a user-friendly Web interface. Other features include 24 hours a day, seven days a week customer support and built-in self-administration tools that allow the user to change options and analyze activity on-line in near real time. For instance, users can increase bandwidth allotments, create and delete e-mail accounts, and add Web space on-line. The administration system also notifies users via e-mail of potential resource consumption problems, such as being low on disk space or near the monthly allocation of Internet bandwidth, allowing modifications to be made on-demand.


  In addition to the new Internet Suite packages, two existing ConcentricHost products have received a name change to ConcentricHost Personal Web(TM). The basic service, formerly ConcentricHost Home Office, is $29.95 per month and includes five e-mail accounts, one dial-up account, 5 MB of disk space, 300 MB of bandwidth and a sub-domain name. The enhanced service offering for $39.95 a month, formerly named ConcentricHost Small Business, includes the same features as the basic package with five additional MB of disk space and the option for a full domain name. These services are targeted at individuals, families and the small office/home office segment.

  Netscape Virtual Office by Concentric. Pursuant to a Co-Marketing Services Agreement, a Trademark License Agreement and a Software License Agreement executed in June 1997 (the "Agreements"), the Company entered into a strategic business arrangement with Netscape to design, develop and operate Netscape Virtual Office by Concentric, to offer customers hosted private Intranet services that can be accessed from anywhere on the Internet. The service has been adapted from Concentric's ConcentricHost product and uses Netscape's SuiteSpot software features. These services are designed to give an individual or small business with an Internet connection the ability to establish a "Virtual Office" that is accessible through Netscape's Internet site. The Company launched the service in September 1997. The Agreements have an initial term of two years, which may be renewed for up to two additional one year terms. Pursuant to the Agreements, the service features hosting, both public and private, multiple e-mail accounts and Internet dial-up service. The Company has jointly designed the service with Netscape which has been developed and is hosted by the Company.

  Netscape Virtual Office by Concentric has been designed to give individual professionals, small business and project groups a private on-line presence that can be shared with co-workers or other specified users. This on-line service serves as a user's entry point to a wide variety of on-line information services, such as e-mail, internal and external Web sites, private discussion groups and project collaboration without the cost of extensive hardware, software and technical personnel. To take advantage of these services, the user only needs an Internet access and Netscape Communicator client software. In order to create "Virtual Office," the user signs up for the monthly service on the Netscape Internet site. The user initially specifies basic information, project parameters, a list of people who can access the Virtual Office, and credit card information for payment. Once all the information is specified, the user's Virtual Office is automatically configured.

 Consumer Services

  Concentric provides its individual and small office/home office ("SOHO") customers with a broad range of Internet access options and Web hosting, e-mail, chat, FTP, Gopher and online shareware services. Users can choose from local and long distance direct dial 800-number and telnet services. Concentric offers the Microsoft Internet Explorer or the Netscape Navigator, upon request, to its users when they sign up for dial-up or 800-number service.

                         INTERNET ACCESS PRICING

                            MONTHLY
             PLAN             FEE                   ADDITIONAL TIME
             ----           ------- ------------------------------------------------
   Starter Plan............ $ 7.95  $1.95/hr after 5 hours
   Standard Plan........... $19.95  No charges for additional time. Unlimited active access for one monthly fee.
   800-number Plan......... $10.00  $5/hr after 2 hours
   Inbound Internet Plan... $10.00  No charges for additional time. Unlimited active access for one monthly fee.

  The Company also offers consumers value-added services, including a collection of premium products targeted to vertical segments such as the family and SOHO market. This includes the upselling of discounted products and services in such areas as retail products, software, hardware and telephony services with such partners as Amazon.com, Inc., QuadraCom, LLC, TuneUp.com, Connected OnLine Backup and Classifieds 2000. Such arrangements not only provide an additional monthly revenue stream but also increase customer satisfaction and retention. Additional value-added products and services being reviewed by the Company for potential introduction include premium service, customer support, education research, virus protection, and faxing services.

CUSTOMERS

  The following is a representative list of the Company's customers during the last 12 months.

  Acer America Corporation           Microsoft Corporation
  Ameritech Services, Inc.           Netscape Communications Corporation
  AT&T Corporation                   On Command Corporation
  Bascom Global Internet             Oracle Corporation
   Services, Inc.                    OzeMail Interline Pty, Ltd.
  Bay Networks, Inc.                 NTT PC Communications, Inc.
  Bloomberg, L.P.                    Peapod L.P.
  Corel Corporation                  Philips Mobile Computing
  Connected Corporation              PictureTel Corporation
  Electronic Data Systems            PointCast, Inc.
   Corporation                       Rosemount Inc.
  Excite, Inc.                       SCP Communications
  Fiberlane Communications,          SMC Communications LLC
   Inc.                              Scopus Technology, Inc.
  Fishking Processors, Inc.          Sega of America, Incorporated
  First Data Corporation             Tachyon Technology Corporation
  Graybar Electric Company,          3Com, Inc.
   Inc.                              Toshiba America Information Systems
  Hewlett-Packard Company            USWeb Corporation
  Imagesoft Technologies, Inc.       WebTV Networks, Inc.
  Infogear Technology                WorldCom, Inc.
   Corporation                       You Bet! On-Line Entertainment
  Intuit, Inc.                       Ziff-Davis Publishing Co.
  Investools, Inc.
  Iomega Corporation
  Kleiner, Perkins Caufield, &
   Byers
  Lycos, Inc.
  Network Associates Inc.





  During the years ended December 31, 1996 and 1997, revenue from WebTV accounted for 10.1% and 33.4%, respectively, of the Company's revenue. See "Factors Affecting Operating Results--Customer Concentration."

  The Company aggressively pursues business alliances with a variety of companies. Through these partners, the Company seeks to expand its enterprise and consumer customer base and increase the 24 hour utilization of the Concentric network. The following is a summary of selected strategic relationships:

  Intuit. Intuit, a financial software and Web-based services company, is a market leader in personal and small business financial software. Intuit views its Websites as a key channel for communicating with its customers, and as a vehicle to provide personal finance, investment and tax related financial information. Concentric and Intuit partnered in October 1995 to launch integrated Internet access to the Quicken Financial Network and the Internet. The Internet access capability included both a virtual private network service designed to provide Intuit customers subsidized access to select Intuit Web sites and the ability to upgrade to full access to the Internet. Intuit has bundled tailored versions of the Netscape Navigator browser in its fiscal year 1996 and 1997 releases of Quicken, TurboTax, ProTax and Quickbooks. Concentric designed and implemented tailored registration and network access software to provide Intuit customers with seamless, subsidized access to select Intuit Web sites. Concentric provides an easy, Web-based upgrade process for customers desiring full Internet access and e-mail services. Customers are billed for network time through Concentric's billing systems. In addition, Concentric provides private-labeled customer service to Intuit customers with full network access on a twenty-four hour a day, seven day a week basis. Most recently, Intuit provided subsidized full access Internet accounts in the 1998 releases of Quicken, Quickbooks, TurboTax and ProTax, along with the option for customers to upgrade to other full Internet access plans. Intuit uses Concentric's high performance network to enable customers to send electronic tax filings and software product registration.

  WebTV Networks Inc. WebTV provides the world's first high-quality Internet solution for television. In the fall of 1996, WebTV's licensees, Sony Electronics, Inc. and Philips Electronics introduced a plug-and-play set-top box that enables Internet browsing from a television. As part of the WebTV service, Concentric and WebTV jointly designed and implemented a national virtual private dial-up network solution to connect WebTV Network(TM) users to the Internet, utilizing Concentric's network. The WebTV(TM) Internet terminal, combined with the virtual private network, allows anyone to browse the Internet from the comfort of their living room.

  PictureTel Corporation. PictureTel, a leading provider of video conferencing products, and Concentric have signed a joint development agreement which specifies both parties' intent to jointly develop products and services to enable PictureTel desktop and room video conferencing systems to communicate over the Concentric network. Both Concentric and PictureTel currently have trial systems installed and operating over the Concentric network. Preliminary results demonstrate that the low/fixed latency and high throughput of the Concentric network delivers superior quality for both desktop and room video conferencing over IP-routed networks.

  OnCommand Corp. OnCommand provides in-room TV services to guests at hotels worldwide. OnCommand replaced its low-speed private-line network with a Concentric Enterprise Virtual Private Network ("EVPN") that links its 12 regional offices with the San Jose, California headquarters. The EVPN allows OnCommand to provide faster service to hotels, enabling agents to have instant access to technical data, database information, contracts and customer inquiries.

THE CONCENTRIC NETWORK

  The Concentric network employs an advanced, geographically dispersed ATM and frame relay backbone, 16 SuperPOPs in many major metropolitan areas plus a total of 139 secondary and tertiary POPs in other cities, allowing local dial-up access to the network to users in the U.S. and Canada. In addition, the Company can provide analog dial-up, frame relay, fractional T-1, T-1 and DS3 access to the network. The Concentric network supports 28.8 Kbps (V.34) modems and Concentric currently plans to deploy 56 Kbps modem access in the first quarter of 1998. This planned deployment is a forward looking statement and is subject to a number of risks and uncertainties and the actual results could differ materially as a result of a number of factors including those set forth under the caption "Factors Affecting Operating Results--Dependence on New an Enhanced Services" and "-- Dependence on Network Infrastructure."

  The Concentric network is managed via a centralized network control center in St. Louis, Missouri. Two data centers (located in Bay City, Michigan and Cupertino, California) house the servers that support logon/authentication, billing, e-mail, Internet access, Web services and other network services. In February 1998, the Company acquired InterNex Information Services, Inc. ("InterNex"), a provider of network services, colocation services and Web-hosting facilities to enterprise customers. With the acquisition of InterNex, the Company has expanded its Internet connectivity strategy to include not only private transit with MCI, Sprint and UUNet, but also private peering with other network providers as well as public peering with multiple smaller internet service providers. The Company's new hybrid private/public Internet connectivity strategy is designed to allow Concentric to offer superior Internet connectivity performance by avoiding congestion (packet loss) when connecting to certain network providers at many public peering points. In connection with the InterNex transaction, the Company acquired new data centers in Santa Clara, California, San Francisco, California, Los Angeles, California, Chicago, Illinois and Washington, D.C., and new hosting facilities in Stockholm, Sweden, Tokyo, Japan and Hong Kong. See "Factors Affecting Operating Results--Risks Associated With Acquisitions" and "--Dependence on Network Infrastructure."

  The Concentric SuperPOPs are designed to support both dial-up and dedicated access services within a broad geographic region. Typically, a SuperPOP will utilize one or more CLECs and LECs to aggregate dial traffic within a 50-200 mile radius of the SuperPOP and terminate it at the SuperPOP. This strategy allows Concentric to offer users local call coverage within the SuperPOP region without having to deploy individual POPs in each local calling area. All the calls are terminated at the modem equipment at the regional SuperPOP. This results in broader call coverage, lower costs due to the typically lower rates from CLECs and economies of scale from larger modem installations, lower maintenance costs, and easier capacity upgrades since equipment is located in a single location within a region.

  DAFs and DSLs from customer locations in a region are terminated in the SuperPOP as well. Typically, Fractional T-1, T-1, and T-3 circuits are terminated directly into SuperPOP router equipment (via CSU/DSUs) or via a channelized DS3 connected to a competitive access provider. Frame access is terminated via aggregated LEC Frame Access circuit(s). DSL is terminated via a multiplexed DS-3 connection to a LEC/CLEC metropolitan area DSL network. Both dial-up and dedicated traffic is then aggregated by the routers/switches in the SuperPOP and directed to the Concentric ATM backbone via one or more T-3 ATM links.

  Some applications, such as Web browsing and file transfer require high throughput, but can tolerate moderate and variable latency, while others, such as mission-critical business applications and voice and video conferencing, require low/fixed latency. Still others, such as transaction processing may require high levels of security and are indifferent to latency levels. Traditional static network access technologies and backbone architectures cannot cost-effectively manage these varied requirements in a single network. The Concentric network has been designed to solve this problem by incorporating software intelligence in both its access and backbone technologies to adapt the network's connection setup, security and data transfer properties to the nature of the user's application requirements on a call-by-call or service-by-service basis.

  The Concentric network also offers its customers the security, reliability and management features that companies require in their own private networks. Varying layers of security and encryption are supported and tailored to specific customer requirements. The network design includes a standard security layer and is compatible with most types of custom security applications. Further, security is provided at both the edge of the network and internally based on embedded firewall and encryption techniques. The Concentric network features colocation of network access and switching equipment in "hardened" facilities, direct connections to carrier facilities, a resilient ATM/frame relay backbone, dual data processing centers, and redundancy within data centers to substantially enhance its uptime performance.

  Network managers, customer service, and technical support staff require near real-time access to information about the performance and quality of their networks. In traditional private networks, this information is provided by network management, trouble reporting/tracking, and management information systems. Customers usually sacrifice a great deal of control and have access to less information when using a public network instead of a private network. It has been difficult for public network providers to provide their major customers with information regarding network performance that relates to that customer's usage without either compromising other customers' proprietary information or compromising the integrity of the network itself. Concentric has developed a set of non-intrusive software tools and reporting mechanisms, distributed to enterprise customers to allow a customer's network manager to monitor network performance and quality and to adequately support inquiries for help from their users. Web browsers and file transfer tools are used to provide access to much of this information. In some cases, custom integration of Concentric's network management and trouble tracking/reporting systems will be provided to customers.

RELATIONSHIP WITH WILLIAMS COMMUNICATIONS, INC.

  Concurrent with the closing of the Company's initial public offering of common stock in August 1997 (the "IPO"), the Company entered into a strategic relationship with Williams Communications Group, Inc., a subsidiary of the Williams Companies, Inc. (together, "Williams"). Williams provides a full range of enterprise network solutions, communications services and advanced applications to businesses, including equipment and services for data, voice and video; international satellite and fiber-optic transmission services; telemarketing services; and, multipoint video- and audio-conferencing. The relationship with Williams includes an equity investment in the Company by Williams of approximately $15.0 million which closed in August 1997, and the execution of a number of strategic business agreements. In exchange for the approximately $15.0 million investment by Williams, the Company issued and sold 1,249,236 shares of common stock to Williams at the initial per share price of $12.00 in the Company's IPO.

  As part of the strategic business relationship, Williams has made available, and the Company has agreed to purchase from Williams, a total of $21.2 million in telecommunications equipment and services through the five year period ending in 2002. At the election of Williams, $2.0 million of the minimum purchase commitment may be paid by the issuance of Common Stock by the Company at the then-current fair market value. Additionally, Williams and the Company have entered into a reseller agreement and an agency agreement through which Williams is able to sell the Company's products and services for an initial term of two years. The agreements with Williams provide that, in the event of a change of control of the Company, Williams will have a right to purchase a nonexclusive, perpetual license to use, distribute and modify all of the intellectual property of the Company, including any copyright, patent, license, trademark or trade secret which the Company has or obtains the right to transfer. Finally, the parties also agreed to amend and restate the Employee Services and Staffing Agreement between the Company and CTI, a wholly-owned subsidiary of Williams, and to amend the Co-location Services Agreement between the Company and CTI, to among other things, extend the terms of such agreements to December 31, 2000 and to forego a $1.1 million acquisition fee to be paid by CTI to the Company as a result of the acquisition of CTI by Williams in 1996. In exchange for the waiver of the acquisition fee, Williams agreed to issue $1.1 million in telecommunications services credits to the Company.

SALES AND MARKETING

  The Company focuses on marketing its services to two distinct market segments: enterprise and consumer. By attracting enterprise customers who use the network primarily during the daytime, and consumer customers who use the network primarily at night, the Company is able to more fully utilize its network infrastructure by having some customers online during the day and the others, using the same modem pools, online during the evening. The Company has developed a multi-tiered sales strategy consisting of leveraged third party distribution channels, inbound and outbound telesales, value-added resellers and direct sales. As of February 23, 1998, the Company employed 111 persons in sales and marketing.

  Leveraged Third Party Distribution. The Company has positioned itself as a key network services provider for companies that bundle network access in their products or services. For example, the Company's network service is bundled with Intuit's Quicken, TurboTax and Quickbooks products, Microsoft Office 97 and with WebTV and Sega Saturn Internet access devices. Additionally, the Company is one of the Internet services providers listed on the Netscape Navigator and Microsoft Internet Explorer browser registration servers.

  Telesales. The Company uses an inbound telesales group to answer calls from potential consumers/ subscribers and to sign up customers. Inbound telesales representatives also proactively upsell premium products and services. The Company also uses an outbound telesales group to sell DAFs and high-end hosting products to small and medium-sized businesses. Both the inbound and outbound telesales groups forward leads to the direct sales force when appropriate.

  Value-Added Resellers. The Company has also begun to establish sales channels through value-added resellers. These resellers are companies that sell equipment or other components for full-service network solutions to medium and large businesses. Value-added resellers such as Racal, which employs more than 500 direct sales, sales-support and network services people, are compensated for selling Concentric's enterprise service offerings in conjunction with their other products. These relationships enable the VARs to provide more comprehensive solutions to their customers while affording the Company the benefit of the VAR's large sales force without incurring the costs of maintaining a large sales force of its own.

  Direct Sales Force. For large and complex enterprise solutions and to acquire, support and retain distribution channel partners, the Company employs 22 direct sales people located in Cupertino and Orange County, California, Dallas, Texas, Washington, D.C., the New York metropolitan area, Atlanta, Georgia, Chicago, Illinois and Boston, Massachusetts to provide national direct sales coverage. The Company's direct sales force is supported by inside sales/account managers and systems engineers.

  Concentric markets its enterprise services to information service ("IS") professionals. In addition, the Company uses print advertising in targeted industry publications to build awareness and acquire leads for its VARs and its direct sales team.

  In the consumer market, the Company focuses on direct mail to targeted audiences; establishment of customer referral programs; and co-marketing such as packaging literature with MasterCard mailers and Intuit software. In addition, the Company has implemented on-line programs, such as a Website "home" where they can learn how to use the service, how to use the Internet, and how to find information quickly, designed to increase customer retention. The Company is also implementing programs to sell additional products and services to its consumer customers. Additionally, the Company is generating advertising revenue on its growing Website traffic in direct ad banner placements as well as in shared revenue relationships with content partners such as Excite, Inc., Lycos, Inc., and Classifieds 2000, Inc.

  The Company employs public relations personnel in-house and works with an outside public relations agency to provide broad coverage in network computer and vertical industry publications. The Company participates in industry trade shows based on the size and vertical makeup of the trade show audience. Shows attended in 1997 include E3 and NetWorld + InterOp. The Company also participates in trade shows with its strategic marketing partners to promote the sale of Concentric products and services.

CUSTOMER SUPPORT

  Concentric believes that a high level of customer support is critical to attracting and retaining its enterprise and consumer customers. The Company maintains a customer support call center at its Saginaw, Michigan facility. Concentric offers several levels of customer support all of which are available 24 hours per day, seven days per week. The basic level of customer support includes support for customers on installing and using their software, customer communications and customer training. Premier level service programs guarantee an exceptional performance standard, offer supplemental support training, and provide monthly reports on operations. Private label support gives businesses a premier level of support provided by their own customer service team who answer calls with that customer's company name. Customer support is provided by e-mail, telephone, Website and online chat. As of February 23, 1998, the Company employed 163 persons in customer support.

COMPETITION

  The market for tailored value-added network services is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability, low latency and security of network infrastructure; technical expertise and functionality, performance and quality of services; customization; ease of access to and navigation of the Internet; the pricing policies of its competitors; the variety of services; the timing of introductions of new services by the Company and its competitors; customer support; the Company's ability to support industry standards; and industry and general economic trends.

  The Company's current and prospective competitors generally may be divided into the following five groups: (i) telecommunications companies, such as AT&T, Sprint, Inc., WorldCom, MCI, RBOCs and various cable companies; (ii) online services providers, such as America Online, CompuServe, Microsoft's MSN, and Prodigy; (iii) ISPs, such as BBN, which has been acquired by GTE, NETCOM, which is being acquired by ICG Communications, Inc., PSI Net, and other national and regional providers; (iv) nonprofit or education Internet connectivity providers; and (v) Web server farms such as Internet Direct and Exodus. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to the Company. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can the Company. In addition, various organizations, including certain of those identified above, have entered into or are forming joint ventures or consortiums to provide services similar to those of the Company.

  The Company believes that new competitors, including large computer hardware, software, media and other technology and telecommunications companies will enter the value added network services markets, resulting in even greater competition for the Company. Certain of such telecommunications companies and online services providers are currently offering or have announced plans to offer Internet or online services or to expand their Internet access services. Certain companies, including America Online, BBN and PSI, have also obtained or expanded their Internet access products and services as a result of acquisitions. Such acquisitions may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services. In addition, the ability of some of the Company's competitors to bundle other services and products with VPN and consumer network services could place the Company at a competitive disadvantage. Certain companies are also exploring the possibility of providing high-speed data services using alternative delivery methods such as over the cable television infrastructure, through direct broadcast satellite technology and by wireless cable.

  As a result of increased competition in the industry and vertical and horizontal integration in the industry, the Company could encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of the Company's services. For example, certain of the Company's competitors that are telecommunications companies may be able to provide customers with reduced communications costs in connection with their Internet access services or private network services, reducing the overall cost of their solutions and significantly increasing price pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, the Company believes that the Internet access and online services businesses are likely to encounter consolidation in the near future, which could result in increased price and other competition in these industries and, potentially, the virtual private networks industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully. See "Factors Affecting Operating Results--Competition," "--Risks of Growth and Expansion," "--Future Capital Needs; Uncertainty of Additional Financing" and "Business--Competition."

GOVERNMENT REGULATION

  The Federal Communications Commission ("FCC") currently does not regulate value-added network software or computer equipment related services that transport data or voice messages over telecommunication facilities. The Company provides value-added IP-based network services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wireline communications. Operators of these types of value-added networks that provide access to regulated transmission facilities only as part of a data services package are currently excluded from regulations that apply to "telecommunications carrier" and as such the Company is not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunications services.

  Currently, the FCC is reviewing its regulatory positions and could seek to impose common carrier regulation on the network transport and communications facilities aspects of an enhanced or information service package. Further, the FCC could conclude that the Company's protocol conversions, computer processing, and interaction with customer-supplied information are insufficient to afford the Company the benefits of the enhanced or information service classification, and thereby may seek to regulate some segments of the Company's activities as basic telecommunications services. While state public utility commissions generally have declined to regulate enhanced or information services, some states have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by LECs. Moreover, the public service commissions of certain states continue to review potential regulation of such services. There can be no assurance that regulatory authorities of states within which Concentric makes its Internet access, Intranet and VPN services available will not seek to regulate aspects of these activities as telecommunications services. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from the RBOCs or other telecommunications companies, could affect the prices at which the Company may sell its services. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its business and there can be no assurance that such future regulation or regulatory changes will not have a material adverse effect on the Company's business, results of operations and financial condition.

PROPRIETARY RIGHTS

  The Company's success and ability to compete is dependent in part upon its technology, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company principally relies upon a combination of copyright, trademark and trade secret laws and contractual restrictions to protect its proprietary technology. It may be possible for a third party to copy or otherwise obtain and use the Company's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures have been, or will be, adequate to protect the Company's proprietary technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company operates a material portion of its business over the Internet, which is subject to a variety of risks. Such risks include but are not limited to the substantial uncertainties that exist regarding the system for assigning domain names and the status of private rules for resolution of disputes regarding rights to domain names. There can be no assurance that the Company will continue to be able to employ its current domain names in the future or that the loss of rights to one or more domain names will not have a material adverse effect on the Company's business and results of operations.

  Although the Company does not believe that it infringes the proprietary rights of any third parties, there can be no assurance that third parties will not assert such claims against the Company in the future or that such claims will not be successful. In addition, participants in the Company's industry also rely upon trade secret law. The Company could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block the Company's ability to license its products in the United States or abroad. Such a judgment would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company is obligated under certain agreements to indemnify the other party in connection with infringement by the Company of the proprietary rights of third parties. In the event a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of February 23, 1998, Concentric had 387 employees and 75 independent contractors, including 111 persons in sales and marketing, 142 persons in network operations and development, 163 in customer support and 46 in finance and administrative functions. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract, and retain such personnel in the future. None of the Company's employees is represented by a labor union, and management believes its employee relations are good.




PROPERTIES

  The Company's executive offices are located in Cupertino, California, under a lease that expires in April 1998. The Company is currently negotiating for an extension of the lease. The Company also leases network operations and customer support facilities in Bay City, Michigan, and Santa Clara, California, under leases expiring in December 1998 and May 2000, respectively, and a customer support facility in Saginaw, Michigan, under a lease that expires in December 2001.

LEGAL PROCEEDINGS

  In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana, the parent corporation of Sattel, alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors. Concentric was named as a defendant in the complaint in connection with certain statements made by Diana and officers of Diana related to Concentric's purchase of network switching equipment from Diana's Sattel subsidiary. The plaintiffs seek unspecified compensatory damages. A trial date has not yet been determined.

  While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct a vigorous defense. An unfavorable outcome in this matter could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcome is resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either or which could have a material adverse effect on the Company's results of operations. See "Risk Factors--Legal Proceedings" and
Note 11 of Notes to Financial Statements.

                                  MANAGEMENT


EXECUTIVE OFFICERS, DIRECTORS AND SENIOR MANAGEMENT

  The following table sets forth certain information as of February 28, 1998, with respect to the executive officers and directors of the Company, as well as certain members of its senior management.

             NAME           AGE                         POSITION
             ----           --- ---------------------------------------------------------
   Henry R. Nothhaft.......  53 Chairman, President, Chief Executive Officer and Director
   John K. Peters..........  50 Executive Vice President and General Manager, Network
                                Services Division
   Michael F. Anthofer.....  45 Senior Vice President and Chief Financial Officer
   Mark W. Fisher..........  37 Vice President of Corporate Marketing
   William C. Etheredge....  51 Senior Vice President of Sales
   Eileen A. Curtis........  49 Vice President of Customer Relations
   George D. Carr..........  53 Vice President of Field Sales
   James L. Isaacs.........  37 Vice President of Business Development
   Warren A. Smith.........  47 Vice President of Software Engineering
   Scott G. Eagle..........  39 Vice President of Consumer Marketing
   Donald C. Schutt........  52 Vice President of International Services
   Louis P. Bender,          50 Director
    III(1).................
   Vinod Khosla(2).........  43 Director
   Gordon Martin...........  37 Director
   Franco Regis(1).........  41 Director
   Gary E. Rieschel(2).....  41 Director

--------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

  Henry R. Nothhaft joined the Company as President and Chief Executive Officer in May 1995 and became a Director of the Company in August 1995 and Chairman in February 1998. From 1989 to August 1994, Mr. Nothhaft was President, Chief Executive Officer and a Director of David Systems, Inc. ("David Systems"), a networking company. From 1983 to 1989, Mr. Nothhaft held various positions with DSC Communications Corporation ("DSC"), including Senior Vice President of Marketing, President of the Digital Switch Corporation subsidiary, President of the Business Network Systems Group and a Corporate Director of DSC. From 1979 to 1983, Mr. Nothhaft was Vice President of Domestic Marketing and Vice President of Sales for GTE Telenet Communications Corporation (now Sprint). Mr. Nothhaft has an M.B.A. in Information Systems Technology from George Washington University and a B.S. degree from the U.S. Naval Academy.

  John K. Peters joined the Company in May 1995 as an independent consultant. Mr. Peters was named Executive Vice President and General Manager, Network Services Division of the Company in June 1995. From 1993 to August 1995, Mr. Peters served as President of Venture Development Consulting, a consulting firm specializing in new communications, information services and software businesses. From 1988 to 1993, Mr. Peters was Vice President and Chief Operating Officer of Pacific Bell Information Services, Inc. Prior to that, Mr. Peters spent three years as Vice President of Application Services for Telestream Corporation. In 1981, Mr. Peters co-founded Integrated Office Systems, Inc., a communications and information systems company. From 1976 to 1980, Mr. Peters was Vice President of Advanced Network Services for GTE Telenet Communications Corporation. Mr. Peters has an M.B.A. from Stanford Graduate School of Business and a B.S. degree in Statistics from Stanford University.

  Michael F. Anthofer joined the Company in January 1996 as Vice President and Chief Financial Officer and became a Senior Vice President in November 1996. From January 1991 to December 1995, Mr. Anthofer served as an Executive Vice President and Chief Financial Officer of Shared Resource Exchange, Inc., a privately held digital switching platform and PBX supplier. Prior to 1991, Mr. Anthofer held various executive positions, including Vice President, Corporate Business Planning, Vice President, Business Network Group and Vice President, Network Products Group, at DSC. Mr. Anthofer has an M.B.A. and a B.S. degree from the University of California, Berkeley.

  Mark W. Fisher joined the Company in June 1997 as Vice President of Corporate Marketing. From July 1996 to June 1997, Mr. Fisher was General Manager and Vice President, Marketing of Pacific Bell Internet Services, a wholly owned subsidiary of Pacific Bell. From June 1995 to August 1996, Mr. Fisher was Vice President, Marketing of Pacific Bell Internet Services. From 1989 to May 1995, Mr. Fisher held various data product marketing and data center operations positions at Pacific Bell. Mr. Fisher has an M.B.A. from the University of California at Berkeley and a B.S. in mechanical engineering from the U.S. Naval Academy.

  William C. Etheredge joined the Company in March 1997 as the Senior Vice President of Sales. From May 1991 to March 1997, Mr. Etheredge served first as Vice President of Sales and Marketing and then as Vice President of Sales for Meridian Data, Inc., a provider of networked CD-ROM database creation and retrieval software and network servers. From July 1990 to May 1991, he served as Vice President of Strategic Accounts for Maxtor Corporation. From June 1985 to June 1990, he served first as Vice President US Sales and Marketing and then Vice President Western Region for Memorex-Telex Corporation. Mr. Etheredge has an M.B.A. degree from Bowling Green University and a B.A. degree from Westminster College.

  Eileen A. Curtis joined the Company in November 1994 as an independent consultant. She became Customer Relations Manager in January 1995, Director of Customer Relations in September 1995 and Vice President, Customer Relations in November 1996. From August 1987 to July 1993, Ms. Curtis was employed by Cox Communications Saginaw, Inc. and served in various positions including Marketing and Public Relations Manager, Administrative Manager and Customer Service Manager. Ms. Curtis has a B.S. degree from Central Michigan University.

  George D. Carr joined the Company in June 1995 as an independent consultant. In September 1995 Mr. Carr became Vice President of Sales. From June 1993 to June 1995, Mr. Carr was Vice President of Sales and Marketing of David Systems/ChipCom. From June 1989 to June 1993, Mr. Carr was VP of Operations and International Sales of David Systems. From December 1983 to June 1989, Mr. Carr was VP of Operations and Service of David Systems. Mr. Carr has a B.A. degree from Loyola Marymount.

  James L. Isaacs joined the Company in October 1995 as the Director of Product Management. In March 1997, he became Vice President of Product Management and in November 1997 he was appointed Vice President of Business Development. From July 1988 to October 1995, Mr. Isaacs held various positions at Apple Computer, including Group Manager Product Marketing, Apple On Line Services Division and Business Development Manager of Apple On Line Services Division. Mr. Isaacs has an M.B.A. degree from the University of California, Berkeley and an A.B. degree from Stanford University.

  Warren A. Smith joined the Company in April 1996 as Vice President, Software Engineering. From October 1992 to April 1996, Mr. Smith was the Director of Engineering at NetManage, Inc., a software company. From July 1987 to July 1992, Mr. Smith was the Director of Distributed Computing Technology for Sun Microsystems, Inc. From March 1983 to July 1987, Mr. Smith was the Western Regional Manager of SEI Information Technology an engineering consulting firm. Mr. Smith has a B.S. degree from California State University, Sacramento.

  Scott G. Eagle joined the Company in March 1996 as Vice President of Consumer Marketing. From November 1993 to February 1996, Mr. Eagle was the Vice President, Strategic Marketing Development for MFS Intelenet, Inc., a start-up division of MFS Communications Company, Inc. From February 1989 to November 1993, Mr. Eagle was the Vice President of Marketing for the Woodbridge Group, a marketer of consumer package goods. Prior to February 1989, Mr. Eagle served in various marketing management positions with The

Procter & Gamble Company. Mr. Eagle has a B.S. degree from the University of Pennsylvania, Wharton School of Business.

  Donald C. Schutt joined the Company in February 1994 as Vice President of Sales and Marketing and was appointed Chief Operations Officer later that year. Mr. Schutt was named Vice President and General Manager, Bay City Operations in August 1995. His title was changed to Vice President of Michigan Operations in March 1996 and to Vice President of International Services in November 1997. From 1964 to 1985, Mr. Schutt held various management positions with General Motors, after which Mr. Schutt served until 1989 as Vice President for Sales and Marketing for Gentex Corporation. From 1989 to 1993, Mr. Schutt was President and Chief Executive Officer of AMPM, Inc., a full-service advertising agency, and retains a 54 percent interest in such entity. Mr. Schutt has a B.S. degree in Marketing from Ferris University.



  Louis P. Bender, III has been a Director of the Company since June, 1997. Since November 1996 he has been President, Americas Region of Racal Data Group. Prior to such time, Mr. Bender served as Vice President, Business Development at Bull Electronics, a business unit of Group Bull in Angers, France. Prior to Bull Electronics, Mr. Bender held the position of Vice President, Worldwide Sales at AVEX Electronics. Mr. Bender has bachelor's degrees in Electrical Engineering and Business Administration from the State University of New York and Monroe College, respectively.

  Vinod Khosla has been a Director of the Company since April 1995. Mr. Khosla has been a General Partner with the venture capital firm of Kleiner Perkins Caufield & Byers from February 1986 to the present. Mr. Khosla was a co-founder of Daisy Systems and the founding Chief Executive Officer of Sun Microsystems, Inc. Mr. Khosla also serves on the boards of Excite, Inc. and Spectrum Holobyte. He has a B.S.E. from the Indian Institute of Technology in New Delhi, an M.S.E. from Carnegie Mellon University, and an M.B.A. from the Stanford Graduate School of Business.

  Gordon Martin has been a director of the Company since October 1997. Mr. Martin is vice president of strategic marketing for Williams Communications Group, Inc., a subsidiary of the Williams Companies, Inc. Mr. Martin joined Williams Communications Group, Inc. in October 1987 as manager of interexchange carrier sales for the network division. He was promoted to director of product marketing in January 1993. From February 1995 to May 1995, he served as General Manager of Digital Frontiers LLC, a division of Williams. In June 1995, he returned to Williams as Vice President, Marketing until he was promoted to his current position in January 1997. Mr. Martin has a bachelor's degree in accounting and an M.B.A. from Oral Roberts University.

  Franco Regis has been a Director of the Company since October 1996. Since 1994, Mr. Regis has been a Director of Business Development and Strategic Planning at Telecom Italia, SpA, the telephone operating company of Italy. From 1992 to 1994, Mr. Regis was a Director of Budget and Control for the business division of Telecom Italia. Mr. Regis has an engineering degree from the Rome State University.

  Gary E. Rieschel has been a Director of the Company since October 1996. Mr. Rieschel is a Senior Vice President at SOFTBANK Holdings, having joined that company in January 1996. Mr. Rieschel was Vice President for N-Cube Corporation from August 1994 through December 1995. He was Sales Director at Cisco Systems, Inc. from July 1993 through October 1994. Prior to this, Mr. Rieschel was a General Manager and Sales Director at Sequent Computer for over nine years. Mr. Rieschel has an M.B.A. from Harvard Graduate School of Business and a B.A. in biology from Reed College.


 Classified Board of Directors

  The Company's Certificate of Incorporation provides that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year.

 Director Compensation

  Directors are reimbursed for certain reasonable expenses incurred in attending Board or committee meetings. Officers of the Company are elected annually by the Board of Directors and serve at its discretion. The Company has entered into indemnification agreements with each member of the Board of Directors and certain of its officers providing for the indemnification of such person to the fullest extent authorized, permitted or allowed by law.

 Compensation Committee

  The Company's Board of Directors currently has a Compensation Committee that reviews and approves the compensation and benefits to be provided to the officers, directors, employees, and consultants of the Company, administers the Company's 1993 Incentive Stock Option Plan, 1995 Stock Incentive Plan for Employees and Consultants, and Amended and Restated 1996 Stock Plan, and the 1997 Stock Plan and 1997 Employee Stock Purchase Plan. The Compensation Committee currently consists of Messrs. Khosla and Rieschel.

 Audit Committee

  The Company's Board of Directors currently has an Audit Committee that monitors the corporate financial reporting and the external audits of the Company, reviews and approves material accounting policy changes, monitors internal accounting controls, recommends engagement of independent auditors, reviews related-party transactions and performs other duties as prescribed by the Board of Directors. The Audit Committee currently consists of Messrs. Bender and Regis.

 Governance Agreement

  Pursuant to a Governance Agreement entered into among GSCP, the Kleiner Entities, Intuit, Mr. Marc Collins-Rector, Chad Shackley and the Company (the "Government Agreement"), Mr. Collins-Rector and Mr. Shackley are jointly enabled to designate one member of the Company's Board of Directors. The Governance Agreement also obligates the Company to use reasonable efforts to maintain such designee on the Board of Directors until the earlier to occur of
(i) one year after the closing of the Company's IPO, (ii) the expiration or full release of Mr. Collins-Rector and Mr. Shackley from any lock-up restrictions granted to the underwriters in connection with such IPO, or (iii) the sale of all or substantially all of the assets of the Company or the merger, acquisition or other reorganization of the Company in which more than 50% of the voting power of the Company is disposed of. Currently, no person has been designated to serve on the Board pursuant to this Agreement.

EXECUTIVE COMPENSATION

  Summary Compensation. The following table sets forth in summary form the compensation earned by the Company's Chief Executive Officer, and the four most highly compensated executive officers (the "Named Officers") during 1997.

                                                                           LONG-TERM
                                        ANNUAL COMPENSATION               COMPENSATION
                             -------------------------------------------- ------------
                                                                           SECURITIES    ALL OTHER
                                                           OTHER ANNUAL    UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS ($)   COMPENSATION ($) OPTIONS (#)     ($) (3)
---------------------------  ---- ---------- ---------   ---------------- ------------  ------------
Henry R. Nothhaft........    1997  214,231       --              --         124,666(4)     2,162
 President and Chief         1996  184,808       --              --             --         3,105
  Executive Officer
John K. Peters...........    1997  201,346       --              --         103,466(4)       --
 Executive Vice President    1996  184,273       --              --             --         3,076
  and General Manager,
  Network Services
  Division
Michael F. Anthofer......    1997  185,500       --              --          73,333        1,027
 Senior Vice President       1996  136,336    20,000         155,212(2)      43,333(5)     1,545
  and Chief Financial
  Officer
George D. Carr...........    1997  117,115    41,904(1)          --          26,666        1,055
 Vice President of Field     1996  105,000    25,897(1)          --           6,666(5)     1,761
  Sales
Scott G. Eagle...........    1997  150,716       --              --           5,833          328
 Vice President of           1996  114,337       --           82,396(2)      30,000(5)     1,347
  Marketing

--------
(1) Reflects sales commissions.
(2) Reflects relocation expense payments.
(3) Reflects Company contributions to an employee 401(k) plan and term life insurance premiums paid by the Company.
(4) Includes certain options that were granted at higher fair market values earlier in February 1997 and repriced by amendment in July 1997 to reflect fair market values at that time.
(5) Includes certain options that were granted at higher fair market values earlier in 1996 and repriced by amendment in April 1996 to reflect lower fair market values at that time.

  Option Grants During 1997. The following table sets forth for each of the Named Officers certain information concerning stock options granted during 1997.

                                          INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                                                                    POTENTIAL
                                                                                   REALIZABLE
                                                            MARKET              VALUE OF ASSUMED
                                    PERCENT OF             PRICE OF              ANNUAL RATES OF
                         NUMBER OF    TOTAL               SECURITIES               STOCK PRICE
                         SECURITIES  OPTIONS   EXERCISE   UNDERLYING            APPRECIATION FOR
                         UNDERLYING GRANTED TO  PRICE     OPTIONS ON            OPTIONS TERM (2)
                          OPTIONS   EMPLOYEES    PER       DATE OF   EXPIRATION -----------------
NAME                     GRANTED(1)  IN 1997    SHARE       GRANT       DATE     5% ($)  10% ($)
----                     ---------- ---------- --------   ---------- ----------  ------  --------
Henry R. Nothhaft.......   74,666      5.07%    $ 6.00(3)   $ 6.00    07/07/07   282,238  712,375
                           50,000      3.40%    $11.25      $11.25    10/29/07   354,375  894,375
John K. Peters..........   63,466      4.31%    $ 6.00(3)   $ 6.00    07/07/07   239,902  605,466
                           40,000      2.72%    $11.25      $11.25    10/29/07   283,500  715,500
Michael F. Anthofer.....   43,333      2.94%    $ 6.00      $ 6.00    03/15/07   163,799  212,625
                           30,000      2.04%    $11.25      $11.25    10/29/07   413,397  536,625
George D. Carr..........   16,666      1.13%    $ 6.00      $ 6.00    03/15/07    62,998   95,400
                           10,000       .68%    $11.25      $11.25    10/29/07   118,120  178,875
Scott G. Eagle..........    3,333       .23%    $ 6.00      $ 6.00    03/15/07    12,599   23,850
                            2,500       .17%    $11.25      $11.25    10/29/07    23,623   44,688

--------
(1) Options vest with respect to 25% of the shares on the first anniversary date of grant and the remaining 75% vests monthly over the succeeding three years.
(2) Potential Realizable Value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(3) These options were granted at an exercise price determined by the Board of Directors to be equal to the fair market value of the Company's shares on the date of grant. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Officers. The options were granted at higher fair market values earlier in February 1997 and repriced by amendment in July 1997 to reflect fair market values at that time.

  Aggregate Option Exercises in 1997 and Year-End Option Values. The following table sets forth for each of the Named Officers certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1997. Also reported are values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding options and the fair market value of the Company's Common Stock as of December 31, 1997. No Named Officer exercised options during 1997.

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT
                              OPTIONS AT 12/31/97 (#)       12/31/97 ($)(1)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Henry R. Nothhaft...........   107,042      166,957     $548,592     $431,404
John K. Peters..............    88,590      141,809     $454,023     $378,972
Michael F. Anthofer.........    18,472       98,194     $ 94,669     $251,995
George D. Carr..............     7,778       35,554     $ 39,859     $ 93,468
Scott G. Eagle..............    17,125       22,708     $ 67,266     $ 96,067

--------
(1) Calculated by determining the difference between the fair market value of the securities underlying the option at December 31, 1997 ($8.875 per share) and the exercise price of the Named Officer's option.

EMPLOYEE STOCK PLANS

  1995 Stock Incentive Plan for Employees and Consultants. The Company's 1995 Stock Incentive Plan for Employees and Consultants (the "1995 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees and consultants of nonstatutory stock options, stock appreciation rights ("SARs") and restricted stock awards ("RSAs"). No SARs or RSAs have been granted under the 1995 Plan. The 1995 Plan was approved by the Board of Directors in September 1995 and Stockholders in September 1995, and an amendment decreasing the number of shares thereunder from 840,000 to 762,600 was approved by the Board of Directors in February 1996. The 1995 Plan was terminated effective October 4, 1996, and no further grants are being made thereunder. A total of 762,600 shares of Common Stock are reserved for issuance pursuant to the 1995 Plan. As of December 31, 1997, options to purchase 332,130 shares of Common Stock at a weighted exercise price of $3.75 per share were outstanding under the 1995 plan.

  The 1995 Plan is administered by a committee of the Board of Directors, which committee is required, once the Company's Common Stock becomes publicly traded, to be constituted to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and applicable laws. The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1995 Plan are not generally transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Incentive stock options granted under the 1995 Plan must generally be exercised within three months of the end of an optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term, which may not exceed ten years. The exercise price of all options granted under the 1995 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any option must equal at least 110% of the fair market value on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed 10 years.

  The 1995 Plan provides that in the event of a recapitalization, stock split, stock dividend, combination or reclassification or other increase or decrease in the number of issued shares of Common Stock without consideration, the number of shares subject to each outstanding stock option, as well as the exercise price are appropriately adjusted as determined by the Committee.

  Amended and Restated 1996 Stock Plan. The Company's Amended and Restated 1996 Stock Plan (the "Restated 1996 Plan") provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("Rights"). The 1996 Plan was initially approved by the Board of Directors effective as of December 1996. It was amended and restated in May 1997 and approved by the Stockholders at the 1997 annual meeting. Unless terminated sooner, the Restated 1996 Plan will terminate automatically in December 2006. A total of 1,100,000 shares of Common Stock are currently reserved for issuance pursuant to the Restated 1996 Plan. As of December 31, 1997, options to purchase 914,283 shares of Common Stock at a weighted average exercise price of $6.40 per share were outstanding, and 185,717 shares of Common Stock remained available for future grant under the Restated 1996 Stock Plan.

  The Restated 1996 Plan may be administered by a committee of the Board of Directors constituted to comply with applicable laws (the "Committee") or by the Board itself. The Board or Committee (the "Administrator") has the power to determine the terms of the options or Rights granted, including the exercise price, the number of shares subject to each option or Right, the exercisability thereof, or any vesting acceleration or waiver of forfeiture conditions. The Administrator may determine the form of payment upon exercise, including cash, check, promissory note, other shares, cashless exercise or a combination of the foregoing. The

Board has the authority to amend, suspend or terminate the Restated 1996 Plan, provided that no such action may impair the rights of any optionee or Right holder without that person's consent.

  Options and Rights granted under the Restated 1996 Plan are not generally transferable by the optionee or Right holder other than by will or the laws of descent and distribution, and each option and Right is exercisable during the lifetime of the optionee or Right holder only by such optionee or Right holder. The form of option agreement currently in use provides that options generally must be exercised within 90 days of the end of optionee's status as an employee, director or consultant of the Company. Under the Plan, options must be exercised within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of Rights, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator but in no case more slowly than 20% per year over five years. Generally, options vest 25% after one year and 1/36 per month thereafter. The exercise price of all incentive stock options granted under the Restated 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and Rights must at least be equal to 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The term of an incentive stock option granted to such a 10% Stockholder must not exceed five years. The term of other options granted under the Restated 1996 Plan may not exceed ten years.

  The Restated 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or Right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee or Right holder that the option or Right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or Right will terminate upon the expiration of such period. The forms of option agreement and restricted stock purchase agreement currently in use provide for a 180-day lockup of the optionee's or Right holder's shares in the event of the Company's initial public offering. The option exercise notice and the restricted stock purchase agreement also grant the Company a right of first refusal (prior to the initial public offering) on the sale or transfer of any shares purchased pursuant to an option or Right, other than transfers by gift, operation of law or certain family transfers.

  1997 Stock Plan. The Company's 1997 Stock Plan (the "1997 Plan") provides for the granting to employees of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights ("Rights"). The 1997 Plan was approved by the Board of Directors on June 6, 1997 and by the stockholders on June 30, 1997. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. A total of 1,500,000 shares of Common Stock are currently reserved for issuance pursuant to the 1997 Plan. As of December 31, 1997, options to purchase 511,271 shares of Common Stock at a weighted average exercise price of $11.25 per share were outstanding, and 988,729 shares of Common Stock remained available for future grants under the 1997 plan.

  The 1997 Plan may be administered by a committee of the Board of Directors (the "Committee") or by the Board itself. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Committee shall consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Board or Committee (the "Administrator") has the power to determine the terms of the options or Rights granted, including the exercise price, the number of shares subject to each option or Right, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may impair the rights of any optionee or Right holder without such person's consent under the 1997 Plan.

  Except in connection with his or her initial engagement with the Company, no employee, director or consultant may be granted options or Rights for more than 500,000 shares in any one fiscal year. Options and Rights granted under the 1997 Plan are not generally transferable by the optionee or Right holder, and each option and Right is exercisable during the lifetime of the optionee or Right holder only by such optionee or Right holder. Options granted under the 1997 Plan must generally be exercised within three months of the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of Rights, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and Rights granted under the 1997 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of other incentive stock options granted under the 1997 Plan may not exceed ten years.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or Right exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee or Right holder that the option or Right shall be fully exercisable for a period of fifteen days from the date of such notice, and the option or Right will terminate upon the expiration of such period.

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was approved by the Board of Directors on June 6, 1997 and by the stockholders on June 30, 1997. A total of 500,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, consists of 24-month offering periods beginning on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period, which commenced on August 4, 1997 and ends on February 13, 1998. Each offering period contains four six-month purchase periods. The 1997 Purchase Plan is administered by the Board of Directors or by a committee appointed by the Board. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. The 1997 Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions of up to 10% of an employee's compensation (excluding overtime, shift premium, and other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. No employee may purchase more than 25,000 shares in any purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the current purchase period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  Rights granted under the 1997 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option shall be assumed or an equivalent option shall be substituted for it, or the Board of Directors or its committee shall shorten the purchase and offering periods then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The 1997 Purchase Plan will terminate in 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1997 Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the current members of the Compensation Committee is an executive officer of the Company.

                             CERTAIN TRANSACTIONS

PREFERRED STOCK ISSUANCES

  The Company has sold shares of its Preferred Stock in private financings from April 1995 through June 1997 as follows (which does not reflect the conversion of the shares of Preferred Stock into shares of Common Stock that occurred automatically immediately prior to the closing of the Company's IPO):
906,454 shares of Series A Preferred Stock at an effective price of $11.00 per share; 433,634 shares of Series B Preferred Stock at an effective price of $11.00 per share; 928,243 shares of Series C Preferred Stock at an effective price of $27.30 per share; and 2,933,248 shares of Series D Preferred Stock at an effective price of $20.40 per share.

  DIRECTORS, EXECUTIVE    SHARES OF SHARES OF SHARES OF SHARES OF SHARES OF
      OFFICERS AND         COMMON   SERIES A  SERIES B  SERIES C  SERIES D
    5% STOCKHOLDERS         STOCK   PREFERRED PREFERRED PREFERRED PREFERRED WARRANTS
  --------------------    --------- --------- --------- --------- --------- --------
The Goldman Sachs Group,
 L.P.(1)................   167,246   453,227   216,817   123,297     14,706  57,595
Kleiner Perkins Caufield
 & Byers entities(2)....   167,246   453,227   216,817       --      14,706 148,504
TMI Telemedia Interna-
 tional, Ltd.(3)........       --        --        --        --   1,184,642 325,786
SOFTBANK Holdings
 Inc.(4)................       --        --        --        --     980,393     --
Racal Data Group(5).....       --        --        --        --     490,197 491,631
Henry R. Nothhaft(6)....       --        --        --        --         --    4,902
John K. Peters(7).......       --        --        --        --         --    2,451

--------
(1) Consists of securities held of record by GS Capital Partners, L.P. See "Principal Stockholders." Includes 90,938 shares of Common Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share, 33,344 shares of Series B Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share, and 14,706 shares of Series D Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $12.24 per share. GS Capital Partners L.P. exercised such warrants at a discounted exercise price in consideration of its early exercise. See "Principal Stockholders."
(2) Vinod Khosla, a director of the Company, is a general partner of KPCB VII Associates, the general partner of Kleiner Perkins Caufield & Byers VII and KPCB VII Information Sciences Zaibatsu Fund II. Includes 90,938 shares of Common Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share 33,344 shares of Series B Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $6.60 per share, and 14,706 shares of Series D Preferred Stock issued upon exercise of warrants in April 1997 at an exercise price of $12.24 per share. The Kleiner Entities exercised such warrants at a discounted exercise price in consideration of their early exercise.
(3) Franco Regis, a director of the Company, is Director of Business Development and Strategic Planning of Telecom Italia, SpA, the parent of TMI Telemedia International, Ltd. Includes 204,248 shares of Series D Preferred issued upon exercise of a warrant in April 1997 at an exercise price of $12.24 per share. TMI exercised such warrants at a discounted exercise price in consideration of its early exercise.
(4) Gary Rieschel, a director of the Company, is Senior Vice President of SOFTBANK Holdings Inc. As of October 31, 1996, the shares were transferred by SOFTBANK Holdings Inc. to its affiliate SOFTBANK Ventures, Inc.
(5) Louis P. Bender III, a director of the Company, is the President, Americas Region of Racal Data Group of Racal.
(6) Henry R. Nothhaft is the President of the Company. Represents 4,902 shares of Series D Preferred Stock issuable upon exercise of a warrant at an exercise price of $20.40 per share. The warrant was granted to Mr. Nothhaft in July 1996 in consideration of a bridge loan in the amount of $100,000. The principal and interest on such bridge loan was repaid in full.
(7) John Peters is the Executive Vice President and General Manager Network Operations of the Company. Represents 2,451 shares of Series D Preferred Stock issuable upon exercise of a warrant at an exercise price of $20.40 per share. The warrant was granted to Mr. Peters in July 1996 in consideration of a bridge loan in the amount of $50,000. The principal and interest on such bridge loan was repaid in full.

  The Preferred Stock described above converted into Common Stock upon the closing of IPO. Holders of the Preferred Stock are entitled to certain registration rights with respect to the Common Stock issued upon conversion thereof. In addition, GSCP, the Kleiner Entities and Marc Collins-Rector are entitled to certain registration rights with respect to shares of Common Stock held by them, and employees of Critical Technologies, Inc. have certain piggyback registration rights with respect to shares issuable upon exercise of certain options issued to them, a portion of which registration rights were amended in connection with the Existing Notes Offering. See "Description of Capital Stock--Registration Rights."

SERIES A AGREEMENT

  The Preferred Stock and Warrant Purchase Agreement, dated April 20, 1995, as amended (the "Series A Agreement") by which the Company sold Series A Preferred Stock and warrants to purchase Common Stock to GSCP, Kleiner Perkins Caufield & Byers VII and KPCB VII Founders Fund for an aggregate consideration of approximately $10.0 million, provides that as long as GSCP and its affiliates beneficially own five percent or more of the outstanding Common Stock of the Company, Goldman, Sachs & Co. or any of its affiliates have the right to perform all investment banking services for the Company on customary terms consistent with an arms'-length transaction. The Series A Agreement, further obligated the Company to complete by June 30, 1997, a rescission offer with respect to all Common Stock and Common Stock equivalents issued prior to April 20, 1995, and to indemnify the GSCP and the Kleiner Entities against "rescission losses," in excess of the estimated amount of rescission losses described in the Series A Agreement. The recision offer was completed on November 15, 1997.

BRIDGE LOANS

  In connection with the alliance between Intuit and the Company, GSCP and the Kleiner Entities made bridge loans totaling $2 million to the Company on October 16, 1995, which were rolled over into bridge loans totaling $4 million on November 6, 1995. On November 29, 1995, GSCP made a further bridge loan of $3 million. In consideration of these loans, GSCP and the Kleiner Entities received warrants to purchase 181,876 shares of Series B Preferred Stock at an exercise price of $11.00 per share. Effective as of December 20, 1995, GSCP and the Kleiner Entities converted the principal and interest due under their $2 million promissory notes into a total of 366,947 shares of Series B Preferred Stock at a price of $11.00 per share. In addition, effective as of February 1996, GSCP converted the entire amount of principal and interest on its $3 million bridge note into 123,297 Series C Shares at an exercise price of $24.57 per share.

  On July 31, 1996, the Company closed bridge loans from GSCP and KPCB for $300,000 each, evidenced by convertible promissory notes dated July 29, 1996. The Company issued GSCP and KPCB each a warrant dated July 31, 1996, to purchase 14,706 shares of Series D Preferred Stock at an exercise price of $20.40 per share. The loans were repaid on August 21, 1996. On April 4, 1997, the Company and GSCP and KPCB entered warrant amendment agreements reducing the exercise price of the warrants to $12.24 per share, and the warrants were exercised.

  On July 31, 1996, the Company closed bridge loans from Henry Nothhaft, the Company's President, Chief Executive Officer and a director, and John Peters, the Company's Executive Vice President and President, Network Services Division, for $100,000 and $50,000, respectively. The loans were evidenced by promissory notes dated July 29, 1996. The Company issued Mr. Nothhaft and Mr. Peters warrants dated July 31, 1996, to purchase 4,902 shares and 2,451 shares, respectively, of Series D Preferred Stock at an exercise price of $20.40 per share. The loans were repaid on August 21, 1996.

  On June 19, 1997, The Company closed a bridge loan with Williams evidenced by a promissory note for $3,000,000 dated June 19, 1997. The Company issued a warrant to Williams exercisable for an aggregate of 63,351 shares of Common Stock. The exercise price per share of the warrant is $6.00.

  On June 27, 1997, the Company closed a bridge loan with Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund VII for $1,950,000 and $50,000, respectively, evidenced by promissory notes dated June 27, 1997. The Company issued the noteholders a warrant exercisable for an aggregate of 83,333 shares of Common Stock. The exercise price per share for each of the warrants is $6.00. The proceeds from the bridge loan were used to finance a down-payment payable to Netscape under agreements entered into between the Company and Netscape on June 23, 1997. See "Business--Services."

COMMISSIONS

  The Company paid commissions totaling $350,000 to Goldman, Sachs & Co. in August 1996 in connection with the sale of shares of Series D Preferred Stock.

WARRANT EXERCISES

  Effective as of April 4, 1997, the Company entered into warrant amendment agreements with TMI, GSCP, and the Kleiner Entities to reduce the exercise price of certain of their warrants in return for the immediate exercise of such warrants. The exercise price of warrants for 181,876 shares of Class A Common Stock and 66,688 shares of Series B Preferred Stock held by GSCP and the Kleiner Entities was reduced from $11.00 to $6.60 per share. The exercise price of warrants for 233,660 shares of Series D Preferred Stock held by GSCP, KPCB and TMI was reduced from $20.40 per share to $12.24 per share. Also, in connection with the reduction of the exercise price of the GSCP and Kleiner Entities' Common Stock warrants, the exercise price of Intuit's $1.5 million warrant was similarly reduced to $6.60 per share, and the expiration date was extended to December 31, 2000. On August 5, 1997, Intuit purchased 127,041 shares of Common Stock through a net exercise of its warrants at a per share price equal to $14.44.

RACAL TRANSACTION

  Pursuant to a master lease agreement between the Company and Racal, effective March 31, 1995, the Company has installed networking equipment under lease financing. The terms of the leases under the master agreement are 48 months or 60 months, depending on the equipment. In 1996, the Company paid Racal approximately $8.3 million in lease payments and related charges. As of December 31, 1997, the current portion of the Company's capital lease obligations to Racal totaled $13.6 million, and the noncurrent portion totaled $32.4 million. As security for the lease financing, Racal has a security interest in all leased equipment.

AMPM TRANSACTIONS

  Donald C. Schutt, Vice President of International Services for the Company, is a majority stockholder of AMPM, Inc., an advertising agency. The Company incurred marketing fees payable to AMPM, Inc. totaling $2.6 million in 1997. The Company believes that the fees charged by AMPM for such services are competitive with those of similar advertising agencies.

EMPLOYMENT AND TERMINATION AGREEMENTS

  In February 1996, the Company entered into a termination of services and indemnification agreement with Marc Collins-Rector and Chad Shackley (the "Founders"). Pursuant to such agreement Mr.Collins-Rector agreed to resign from the Board of Directors of the Company and the Founders agreed to resign as Company employees and to enter into lock-up agreements in the event of the Company's initial public offering. If asked to do so by the Founders, the Company agreed it will file a registration statement on Form S-8 or Form S-3 by certain deadlines after it becomes eligible to do so, with respect to certain shares issuable upon exercise of the Founders' options.

  Also in February 1996, the Company entered into an agreement with Randy Maslow wherein Mr. Maslow agreed to serve as an advisor to the Board of Directors through October 31, 1996. Mr.Maslow has since resigned from the Board effective upon the effectiveness of an initial public offering. Mr. Maslow will be invited to all meetings of the Company's Board of Directors and committee meetings of the Board for six months after the effective date of the Company's initial public offering. If asked to do so by Mr. Maslow, the Company agreed it will file a registration statement on Form S-8 or Form S-3 as soon as practicable after it becomes eligible to do so, with respect to certain shares issuable upon exercise of Mr. Maslow's options.

OPTIONS OF MANAGEMENT AND DIRECTORS

  In July 1996, the Company amended the terms of options to purchase 53,341 shares of Common Stock previously issued to Donald C. Schutt, an executive officer of the Company to decrease the exercise price to $3.75 per share and remove certain conditions precedent to vesting of such options.

  In August 1996, the Board of Directors amended the vesting provisions of options to purchase 14,000 shares issued to Henry Nothhaft, President, Chief Executive Officer and a director of the Company, on October 31, 1995, and an option to purchase 11,900 shares issued to John Peters, Executive Vice President and General Manager, Network Services Division, on October 31, 1995, so the options would fully vest as of the closing date of the sale of at least $29 million of Series D Preferred Stock of the Company, which occurred on August 21, 1996.

  In August 1996, the Company exchanged four options previously issued to Randy Maslow, a director of the Company, for new options exercisable for an aggregate of 46,673 shares of Class A Common Stock at $3.75 per share. The four-year vesting schedule accelerated so that all shares vested immediately upon the Company's IPO. The options may be exercised through their expiration date regardless of when Mr. Maslow ceases being an employee or consultant. Mr. Maslow's employment with the Company ended on October 31, 1996.

  In May 1997, the Company amended options to purchase 26,666 shares of Common Stock previously issued to Marc Collins-Rector, a founder, to remove vesting conditions.

  All future transactions among the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of February 28, 1998, by: (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each director and Named Officer of the Company; and (iii) all directors and executive officers of the Company as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

NAMES AND ADDRESSES                             SHARES BENEFICIALLY OWNED PERCENT BENEFICIALLY OWNED(1)
-------------------                             ------------------------- -----------------------------
Williams Communications, Inc.(2).............           1,604,254                     11.0%
 One Williams Center
 Tulsa, OK 74172
TMI Telemedia International, Ltd.(3).........           1,580,966                     10.9
 Viale del Campo, Boario, 56D
 00153 Rome, Italy
The Goldman Sachs Group, L.P.(4).............           1,089,642                      7.7
 85 Broad Street
 New York, NY 10004
Racal-Datacom, Inc.(5).......................           1,025,347                      7.0
 1601 North Harrison Parkway
 Sunrise, FL 333233-2899
SOFTBANK Ventures, Inc. .....................           1,026,179                      7.2
 c/o SOFTBANK Holdings Inc.
 10 Langley Road, Suite 403
 Newton Center, MA 02159
Kleiner Perkins Caufield & Byers
 Entities(6).................................           1,006,873                      7.0
 2750 Sand Hill Road
 Menlo Park, CA 94025
Henry R. Nothhaft(7).........................             141,653                      1.0
John K. Peters(8)............................             118,009                        *
Michael F. Anthofer(9).......................              35,625                        *
Scott G. Eagle(10)...........................              16,667                        *
George D. Carr(11)...........................              14,375                        *
Louis P. Bender III(12)......................                 --                       --
Vinod Khosla(13).............................           1,006,873                      7.0
Gordon Martin................................                 --                       --
Franco Regis(14).............................           1,580,966                     10.9
Gary E. Rieschel(15).........................                 --                       --
All current executive officers and directors
 as a group (17 persons)(16).................           6,651,454                     46.8

--------
*  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, based on factors including voting and investment power with respect to shares, subject to the applicable community property laws. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days of February 28, 1998, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.
 (2) Includes warrants to purchase 355,018 shares of Common Stock.
 (3) Includes warrants to purchase 341,000 shares of Common Stock.
 (4) Consists of securities held of record by GS Capital Partners, L.P., an investment partnership, of which affiliates of The Goldman Sachs Group, L.P. ("GS Group") are the general partner or investment manager. GS Group disclaims beneficial ownership of the shares owned by GS Capital Partners, L.P. to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. GS Capital Partners, L.P. shares voting and investment power with certain of its affiliates. Includes warrants to purchase 58,522 shares of Common Stock.
 (5) Includes warrants to purchase 512,258 shares of Common Stock.
 (6) Includes shares held by Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II (collectively, the "KPCB Entities"). Also includes warrants to purchase 141,854 shares of Common Stock held by the KPCB Entities.

 (7) Includes 141,653 shares of Common Stock issuable upon exercise of outstanding stock options and warrants.

 (8) Includes 118,009 shares of Common Stock issuable upon exercise of outstanding stock options and warrants.

 (9) Includes 35,625 shares of Common Stock issuable upon exercise of outstanding stock options.

(10) Includes 16,667 shares of Common Stock issuable upon exercise of outstanding stock options.

(11) Includes 14,375 shares of Common Stock issuable upon exercise of outstanding stock options.
(12) Excludes 1,025,347 shares and exercisable warrants held by Racal-Datacom, Inc. See note (5). Mr. Bender is the President of Racal-Datacom, Inc. Mr.Bender disclaims beneficial ownership of such shares.
(13) Represents shares beneficially owned by the KPCB Entities. Mr. Khosla is an affiliate of such entities. See note (6). Mr. Khosla disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(14) Includes 1,580,966 shares and exercisable warrants held by TMI Telemedia International, Ltd. Mr. Regis is the Director of Business Development and Strategic Planning of Telecom Italia, S.p.A., the parent of TMI Telemedia International, Ltd. See note (3). Mr. Regis disclaims beneficial ownership of such shares.
(15) Excludes 1,026,179 shares held by SOFTBANK Ventures Inc. Mr. Rieschel, a director of the Company, is a Senior Vice President at SOFTBANK Holdings Inc., an affiliate of SOFTBANK Ventures Inc. Mr. Rieschel disclaims beneficial ownership of such shares.
(16) Includes shares of Common Stock issuable upon exercise of outstanding options and warrants, and shares beneficially owned by entities associated with Messrs. Regis and Khosla, as to which they disclaim beneficial ownership. See Notes (8)-(15).

                         DESCRIPTION OF CAPITAL STOCK

  The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of applicable Delaware law. At February 28, 1998, there were 14,171,847 shares of Common Stock held by 435 holders of record.

  The Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.

COMMON STOCK

  The Company has authorized a total of 100,000,000 shares of Common Stock. Holders of Common Stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

  Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the terms of any existing or future agreements between the Company and its debtholders. See "Dividend Policy." The Company has never declared or paid cash dividends on its capital stock, expects to retain future earnings, if any, for use in the operation and expansion of its business, and does not anticipate paying any cash dividends in the foreseeable future. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. The Common Stock has no preemptive, redemption or subscription rights.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the Stockholders, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by the Stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. There are no shares of Preferred Stock outstanding. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

  As of February 28, 1998, the following warrants were outstanding:

    (i) Warrants to purchase 44,935 shares of Common Stock at an exercise price of $15.00 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on September 1, 1998.

    (ii) Warrants to purchase 5,000 shares of Common Stock exercisable through February 15, 2000, at a nominal exercise price.

    (iii) Warrants to purchase 25,536 shares of Common Stock at an exercise price of $7.40 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on July 20, 1998.

    (iv) Warrants to purchase 117,046 shares of Common Stock at an exercise price of $10.82 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on December 11, 1998.

    (v) Warrants to purchase 130,273 shares of Common Stock at an exercise price of $26.87 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on December 31, 2000.

    (vi) Warrants to purchase 38,482 shares of Common Stock at an exercise price of $19.49 per share (subject to adjustment for stock splits, stock dividends and the like), which expires on June 6, 1999. Warrants to purchase 35,915 shares of Common Stock at an exercise price of $19.49 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on July 31, 1999. Warrant to purchase 156,072 shares of Common Stock at an exercise price of $19.49 per share (subject to adjustment for stock splits, stock dividends and the like), which expires on August 21, 1999. Warrants to purchase 462,324 shares of Common Stock at an exercise price of $19.49 per share (subject to adjustment for stock splits, stock dividends and the like), which expire on October 31, 1999. Warrant to purchase 184,930 shares of Common Stock at an exercise price of $19.49 per share (subject to adjustment for stock splits, stock dividends and the like), which expires on March 5, 2000.

    (vii) Warrants to purchase 63,351 shares of Common Stock at an exercise price per share equal to $6.00, which expire on June 19, 2002.

    (viii) Warrants to purchase 83,333 shares of Common Stock at an exercise price per share equal to $6.00, which expire on June 27, 2002.

    (ix) Warrants to purchase 291,667 shares of Common Stock at an exercise price per share equal to $6.00, which expire on August 6, 2002.

    (x) Warrants to purchase 951,108 shares of Common Stock at an exercise price per share equal to $10.86, which expire on December 15, 2007.

REGISTRATION RIGHTS

  Common Stock. Pursuant to the agreement between the Company and holders of approximately 7,296,253 shares of Common Stock (the "Equity Holders"), the Equity Holders are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security Equity Holders exercising registration rights (excluding the Exchange Offer but including any Resale Registrations (as defined) filed on behalf of the holders of the Warrants), such Equity Holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. Additionally, Equity Holders of the Registrable Securities are also entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration. Additionally, a majority of the Equity Holders have agreed not to request registration of their registrable securities until the expiration of certain lock-up restrictions on such Equity Holders in August of 1998.

  Additionally, pursuant to an agreement with CTI, certain employees of CTI who have been granted options to purchase an aggregate of up to 60,000 shares of the Company's Common Stock are entitled to certain piggyback registration rights with respect to such shares. Such rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration.

  Warrants/Warrant Shares. Pursuant to the Registration Rights Agreement and the Warrant Registration Rights Agreement, the holders of Existing Notes and Warrants have certain rights to have the Existing Notes and shares of Common Stock issued upon conversion of the Warrants registered under the Securities Act. See "Description of Notes--Registration Rights" and "Description of Warrants--Registration Rights." Following consummation of the Exchange Offer, the Company will have no further obligation to the Existing Holders (except for limited instances involving Existing Holders that are not eligible to participate in the Exchange Offer) to provide for registration under the Securities Act of the Existing Notes held by them.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

 Limitation of Director and Officer Liability

  The Company's Certificate of Incorporation and Bylaws contain certain provisions relating to the limitation of liability and indemnification of directors and officers. The Company's Certificate of Incorporation provides that directors of the Company may not be held personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends, distributions and repurchases or redemptions of stock, or (iv) for any transaction from which the director derives an improper personal benefit. However, such limitation does not limit the availability of non-monetary relief in any action or proceeding against a director. In addition, the Company's Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent authorized by Delaware law.

 Classified Board of Directors

  The Company's Certificate of Incorporation provides that, so long as the Board of Directors consists of more than two directors, the Board of Directors will be divided into three classes of directors serving staggered three-year terms. As a result, one-third of the Company's Board of Directors will be elected each year.

 No Stockholder Action by Written Consent

  The Company's Certificate of Incorporation provides that the stockholders can take action only at a duly called annual or special meeting of Stockholders. Stockholders of the Company are not able to take action by written consent in lieu of a meeting. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

  ChaseMellon Shareholder Services LLC has been appointed as the transfer agent and registrar for the Company's Common Stock. Its telephone number for such purposes is (800) 851-9677.

                             DESCRIPTION OF UNITS

  Each Unit issued in the Existing Notes Offering consists of $1,000 principal amount at maturity of Existing Notes and one Warrant, each Warrant representing the right to purchase 6.34 shares of Common Stock. The Existing Notes and the Warrants will not be separable until the earliest to occur of
(i) June 15, 1998, (ii) a Change in Control, (iii) the occurrence of an Event of Default, (iv) the effective date of the Exchange Offer Registration Statement, or (v) such earlier date as may be determined by UBS Securities (the "Separation Date"). The Warrants issued in connection with the issuance of Existing Notes shall not be subject to the terms of the Exchange Offer. The exchange of an Existing Note for an Exchange Note pursuant to the terms of the Exchange Offer and the Indenture shall not include the exchange of an unregistered Warrant for a registered Warrant under the Act. The Warrants issued in connection with the Existing Notes Offering shall remain as restricted securities and will continue to be subject to certain transfer restrictions.

                             DESCRIPTION OF NOTES

  The Existing Notes were issued and the Exchange Notes will be issued under an Indenture dated as of December 18, 1997 (the "Indenture") between the Company and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "Trustee"), a copy of the form of which will be made available to prospective purchasers of the Exchange Notes upon request to the Company. References to "(Section )" mean the applicable Section of the Indenture.

  The following summaries of the material provisions of the Indenture, the Escrow Agreement, and the Registration Rights Agreement do not purport to be complete, and where reference is made to particular provisions of the Indenture, the Escrow Agreement, and the Registration Rights Agreement such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture, the Escrow Agreement, and the Registration Rights Agreement by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Existing Notes have not been registered under the Securities Act and are subject to certain transfer restrictions. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions" or "--Registration Rights."

GENERAL

  The Notes will mature on December 15, 2007, will be limited to $150.0 million aggregate principal amount, and will be unsecured senior obligations of the Company. Each Note will bear interest at the rate set forth on the cover page hereof from December 18, 1997 or from the most recent interest payment date to which interest has been paid, payable semiannually on June 15 and December 15 in each year, commencing June 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the June 1 or December 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. (Sections 202, 301, 309 and 313)

  Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. (Sections 301, 305 and 1002) The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. (Section 302) No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. (Section 305)

  All payments of principal and interest will be made by the Company in same day funds. The Notes will trade in the Same-Day Funds Settlement System of The Depositary Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the Notes will therefore settle in same day funds.

  When issued, the Exchange Notes will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the Notes. See "Risk Factors--Restrictions on Resale; Absence of Public Market for the Securities."

ESCROW ACCOUNT

  Concurrently with the consummation of the Existing Notes Offering, pursuant to the Indenture, the Company placed approximately $52.5 million of the net proceeds of the Existing Notes Offering in an escrow account (the "Escrow Account") held by the Trustee for the benefit of the Holders in accordance with an escrow agreement to be entered into between the Company and the Trustee (the "Escrow Agreement"). The Escrow Agreement provides, among other things, that funds may be disbursed from the Escrow Account for interest payments the Company makes on the Notes. The Trustee will be instructed to cause all funds in the Escrow Account to be invested, pending disbursement, in U.S. Government Securities.

  Under the Escrow Agreement, the Company granted to the Trustee, for the benefit of the holders, a first priority and exclusive security interest in the Escrow Account and the proceeds thereof (the "Escrow Collateral"). The Escrow Agreement provides that the Trustee may foreclose on the Escrow Collateral upon acceleration of the maturity of the Notes. Under the terms of the Indenture, the proceeds of the Escrow Collateral will be applied, first, to amounts owing to the Trustee in respect of fees and expenses of the Trustee, and second, to the Indenture Obligations of the Company to the holders under the Notes and the Indenture. The ability of holders to realize upon the Escrow Collateral may be subject to certain bankruptcy law limitations in the event of the bankruptcy of the Company.

  Upon payment in full of the first six scheduled interest payments (including any Additional Interest), if no Default has occurred and is continuing, the Escrow Collateral will be released to the Company.

OPTIONAL REDEMPTION

  The Notes will be subject to redemption at any time on or after December 15, 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or an integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning of the years indicated below:

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2002...........................................................  106.375%
      2003...........................................................  104.250%
      2004...........................................................  102.125%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

  In addition, at any time prior to December 15, 2000, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings or the sale of Common Stock (other than Disqualified Stock) of the Company to a Strategic Investor in a single transaction or a series of related transactions, to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued under the Indenture at a redemption price equal to 112.750% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least 65% of the initial aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 45 days after the related Public Equity Offering and must consummate such redemption within 60 days of the closing of the Public Equity Offering.

  If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable. (Sections 203, 1101 and
1104)

SINKING FUND

  The Notes will not be entitled to the benefit of any sinking fund.

CHANGE OF CONTROL

  If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require that the Company purchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash, in an amount equal to 101% of the principal amount of such Notes or portion thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

  Within 30 days of any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register, stating that a Change of Control has occurred and the date of such event, the circumstances and relevant facts regarding such Change of Control; the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance. (Section 1014)

  If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. See "Risk Factors--Change of Control." The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "Events of Default."

  The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

  The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

  The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

RANKING

  The Notes will be unsecured senior obligations of the Company, and the Indebtedness represented by the Notes and the payment of principal of, premium, if any, and interest on the Notes will rank pari passu in right of payment with all other existing and future senior indebtedness of the Company and senior in right of payment to all existing and future Subordinated Indebtedness of the Company. The Notes will be effectively subordinated to secured Indebtedness of the Company as to the assets securing such Indebtedness. As of December 31, 1997, there was approximately $194.5 million of indebtedness of the Company outstanding of which $33.6 million was secured long-term indebtedness to which holders of the Notes would have been effectively subordinated in right of payment.

  The Notes will not be entitled to any security, except as described under "--Escrow Account" and will not be entitled to the benefit of any guarantees except under the circumstances described under "--Certain Covenants-- Limitation on Issuances of Guarantees by Restricted Subsidiaries."

CERTAIN COVENANTS

  The Indenture contains, among others, the following covenants:

  Limitation on Indebtedness. (a) The Company shall not, and shall not cause or permit any Subsidiary to, directly or indirectly, incur any Indebtedness (other than the Notes); provided, however, that the Company may incur Indebtedness, and the Company or any Subsidiary may Incur Acquired Indebtedness, if, at the time of such Incurrence, the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 5.5 to 1.0 prior to December 15, 2000, or less than or equal to 5.0 to 1.0 after December 15, 2000.

  (b) The foregoing limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:

    (i) the Incurrence by the Company or any of its Subsidiaries of Indebtedness (other than Acquired Indebtedness) consisting of Capital Lease Obligations, Purchase Money Obligations, mortgage financings or other obligations incurred for the purpose of financing all or any part of the purchase price, cost of construction or improvement of property, plant or equipment used in connection with the Telecommunications Business or a credit facility or a master lease arrangement entered into for the purpose of providing such financing, provided that such Indebtedness does not exceed the lesser of Fair Market Value or the purchase price of such property, plant or equipment at the time of such Incurrence.

    (ii) Indebtedness of the Company or any of its Subsidiaries, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of such Indebtedness shall not exceed $35 million outstanding at any one time in the aggregate;

    (iii) the Incurrence by the Company of Indebtedness (other than secured Acquired Indebtedness) in an aggregate principal amount not to exceed 2.0 times the sum of the Net Cash Proceeds received by the Company after the date of the Indenture (other than from the issuance of Disqualified Stock) in connection with any Public Equity Offerings; provided that such Indebtedness does not mature prior to the Stated Maturity of the Notes or has an Average Life to Stated Maturity at least equal to the Notes;

    (iv) Indebtedness of the Company or any Subsidiary entered into in the ordinary course of business (a) pursuant to Interest Rate Agreements designed to protect the Company or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Subsidiary as long as the notional principal amount of such Interest Rate Agreements do not exceed the aggregate principal amount of such Indebtedness then outstanding, (b) under any Currency Hedging Arrangements designed to protect the Company or any Subsidiary against fluctuations in the value of any currency or (c) under any Commodity Price Protection Agreements designed to protect the Company or any Subsidiary against fluctuations in the price of any commodity;

    (v) the Incurrence by the Company or any of its Subsidiaries of Indebtedness in respect of bid, performance or advance payment bonds and appeal or surety bonds;

    (vi) Indebtedness existing on the date of the Indenture;

    (vii) the Incurrence of (a) Indebtedness of any Subsidiary owed to and held by the Company or another Subsidiary and (b) Indebtedness of the Company owed to and held by any Subsidiary; and

    (viii) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (i), (ii), (iii), (vi) and (vii) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and, in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Subordinated Indebtedness.

  (c) For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "--Limitations on Issuances of Guarantees of Indebtedness."

  (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through the first paragraph of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in the second paragraph of this covenant (or the definitions of the terms used therein), the Company, in its sole discretion,
(i) may classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable, (ii) may classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable, and (iii) may elect to comply with such paragraphs (or definitions), as applicable, in any order. (Section 1008)

  Limitation on Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

    (i) declare or pay any dividend on, or make any distribution on any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

    (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

    (iii) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

    (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Subsidiaries or (b) to all holders of Capital Stock of such Subsidiary on a pro rata basis); or

    (v) make any Investment in any Person (other than any Permitted
  Investments)

(any of the foregoing actions described in clauses (i) through (v), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, as determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), unless
(1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under "--Limitation on Indebtedness;" and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture, does not exceed the sum of the following (the "Basket"):

    (A) (i) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment less (ii) 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on the date of the original issue of the Notes and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of the Company is required to be available;

    (B) (i) capital contributions to the Company after the date of the Indenture or (ii) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (ii) or (iii) of paragraph (b) below);

    (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company;

    (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance; and

    (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment, an amount equal to the return of capital with respect to such Investment and the initial amount of such Investment.

  (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vi) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses
(i) through (vi) being referred to as a "Permitted Payment"):

    (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a Permitted Payment for purposes of the calculation required by paragraph (a) of this Section;

    (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
  (II) the amount of premium or other payment actually paid at such time to refinance the

  Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

    (v) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of the Company, provided that any such new Redeemable Capital Stock (1) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; and (3) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the Notes; and

    (vi) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed $1 million and $5 million in the aggregate. (Section 1009)

  Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Wholly Owned Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be reasonably expected to be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $3 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $7 million, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions is fair to the Company or such Subsidiary from a financial point of view; provided, however, that this provision shall not apply to: (a) compensation and employee benefit arrangements with any officer, director or employee of the Company, including under any stock option or stock incentive plans, in the ordinary course of business; (b) any transaction solely between or among the Company and/or any Subsidiaries, if such transaction is otherwise in compliance with the Indenture and is on fair and reasonable terms; (c) any transaction otherwise permitted by the terms of the section of the Indenture described under "Certain Covenants--Limitations on Restricted Payments;" (d) the execution and delivery of or payments made under any tax sharing agreement between or among any of the Company and any Subsidiary; (e) licensing or sublicensing of use of any intellectual property by the Company or any Subsidiary to any Subsidiary of the Company; provided that the licensor shall continue to have access to such intellectual property to the extent necessary for the conduct of its respective business; (f) arrangements between the Company and any Subsidiary of the Company for the purpose of providing services or employees to such Subsidiary; (g) any transaction entered into for the purpose of granting or altering registration rights with respect to the Capital Stock of the Company; and (h) any transaction or series of related transactions entered into prior to the date of the Indenture. (Section 1010)

  Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligation or liability secured by such Lien except for any Permitted Liens. (Section 1011)

  Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash or other comparable consideration (as described below), and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution). The following types of consideration shall be deemed "comparable consideration" for the purposes of this covenant: (A) Cash Equivalents, (B) liabilities (contingent or otherwise) of the Company or a Subsidiary assumed by the transferee (or its designee) such that the Company or such Subsidiary has no further liability therefor, and (C) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into cash.

  (b) The Company or a Subsidiary may, within 365 days of the Asset Sale invest the Net Cash Proceeds in properties and other assets that will be used in Telecommunications Businesses or to repay any Pari Passu Indebtedness of the Company or any Subsidiary (including the repurchase of the Notes). The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."

  (c) When the aggregate amount of Excess Proceeds exceeds $10 million or more, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

  (d) The Indenture provides that, if the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

  (e) The Indenture provides that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer. (Section 1012)

  Limitation on Issuances of Guarantees of Indebtedness. (a) The Company will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of the Company unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the Notes on the same terms as the guarantee of such Indebtedness except that (A) such guarantee need not be secured unless required pursuant to "--Limitation on Liens" and (B) if such Indebtedness is by its terms expressly subordinated to the Notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's Guarantee of the Notes at least to the same extent as such Indebtedness is subordinated to the Notes; provided that this paragraph shall not apply to any guarantee or assumption of liability of Indebtedness permitted under Indenture described in clauses (i),
(ii), (iv), (v), (vii) and (viii) of paragraph (b) of "Certain Covenants-- Limitation on Indebtedness."

  (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the Notes shall provide by its terms that it (and all Liens securing the same) shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its guarantees of other Indebtedness of the Company or any Subsidiaries. (Section 1013)

  Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, enter into any sale and leaseback transaction with respect to any property or assets (whether now owned or hereafter acquired) unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and complies with the "--Limitation on Sale of Assets" covenant and (ii) the Company or such Subsidiary would be entitled under the "Limitation on Indebtedness" covenant to incur any Indebtedness (with the lease obligations being treated as Indebtedness for purposes of ascertaining compliance with this covenant unless such lease is properly classified as an operating lease under GAAP) in respect of such sale and leaseback transaction. (Section 1015)

  The foregoing restriction does not apply to any sale-leaseback transaction if: (i) the lease is for a period, including renewal rights, not in excess of three years; (ii) the transaction is solely between the Company and any Wholly Owned Subsidiary or any Wholly Owned Subsidiary and any other Wholly Owned Subsidiary; and (iii) the transaction is consummated within 180 days of the acquisition by the Company or its Subsidiary of the property or assets subject to such sale-leaseback or entered into within 180 days after the purchase or substantial completion of the construction of such property or assets.

  Limitation on Subsidiary Capital Stock. The Company will not permit (a) any Subsidiary of the Company to issue any Capital Stock, except for (i) Capital Stock issued or sold to, held by or transferred to the Company or a Wholly Owned Subsidiary, and (ii) Capital Stock issued by a Person prior to the time
(A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C) or (b) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire Capital Stock of any Subsidiary from the Company or any Subsidiary, except, in the case of clause (a) or (b), (1) upon the acquisition of all the outstanding Capital Stock of such

Subsidiary in accordance with the terms of the Indenture, (2) if, immediately after giving effect to such issuance or sale, such Subsidiary would no longer constitute a Subsidiary, and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the provisions of the Indenture described in "Certain Covenants-- Limitations on Restricted Payments" if made on the date of such issuance or sale, (3) issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Subsidiaries, to the extent required by applicable law, (4) issuances or sales of common stock of a Subsidiary, provided that the Company or such Subsidiary applies the Net Cash Proceeds, if any, in accordance with the provisions of the Indenture to the extent applicable, (5) issuances after which the Company maintains its direct or indirect percentage of beneficial and economic ownership of such Subsidiary, or (6) issuances in connection with Acquisitions for the primary purpose of minimizing tax liability to the Company, any of its Subsidiaries, the Acquired Person or any shareholders of the Acquired Person. (Section 1016)

  Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except for: (a) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (b) encumbrances or restrictions (I) by reason of applicable law, or (II) under the Indenture; (c) customary non-assignment provisions of any contract or lease of any Subsidiary entered into in the ordinary course of business; (d) encumbrances or restrictions imposed pursuant to contracts entered into in connection with Permitted Liens, but solely to the extent such encumbrances or restrictions affect property or assets subject to such Permitted Lien; (e) any encumbrance or restriction imposed pursuant to contracts for the sale of assets with respect to the assets to be sold pursuant to such contract; and (f) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a) through (e), or in this clause (f), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced. (Section 1017)

  Limitations on Unrestricted Subsidiaries. The Company will not make, and will not permit its Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "--Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company. (Section 1018)

  Provision of Financial Statements. After the earlier to occur of the consummation of the Exchange Offer and the 150th calendar day following the date of original issue of the Notes, whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) if the Company were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective

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holder at the Company's cost. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act. (Section 1019)

  Limitation on Business. The Company will not, and will not permit any of the Subsidiaries to, engage in a business which is not substantially a Telecommunications Business. (Section 1022)

  Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) arrangements regarding the handling of money held in trust; (iv) maintenance of corporate existence; (v) payment of taxes and other claims; (vi) maintenance of properties; and (vii) maintenance of insurance.

CONSOLIDATION, MERGER, SALE OF ASSETS

  The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation in the case of a consolidation or merger involving the Company or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes, the Indenture, the Escrow Agreement and the Registration Rights Agreement, as the case may be, and the Notes, the Indenture, the Escrow Agreement and the Registration Rights Agreement will remain in full force and effect as so supplemented; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "--Certain Covenants--Limitation on Indebtedness;" (iv) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes; (v) at the time of the transaction if any of the property or assets of the Company or any of its Subsidiaries would thereupon become subject to any Lien, the provisions of "-- Certain Covenants--Limitation on Liens" are complied with; and (vi) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture. Notwithstanding the foregoing, the Company (i) may merge or consolidate

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with any of its Subsidiaries, and (ii) the Company may merge or consolidate into any Person in a transaction designed solely for the purpose of effecting a change in the jurisdiction of incorporation of the Company within the United States of America. (Section 801)

  In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from all obligations and covenants under the Indenture, the Notes, the Escrow Agreement and the Registration Rights Agreement. (Section 802)

EVENTS OF DEFAULT

  An Event of Default will occur under the Indenture if:

    (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

    (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

    (iii)(a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor under the Indenture, the Escrow Agreement, the Registration Rights Agreement or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or in clause
  (b), (c) or (d) of this clause (iii)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger, Sale of Assets;" (c) the Company shall have failed to make or consummate an Offer in accordance with the provision described in "--Certain Covenants-- Limitation on Sale of Assets;" or (d) the Company shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Purchase of Notes Upon a Change of Control;"

    (iv)(a) any default by the Company or any Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $5 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or
  (b) any event of default as defined in any agreement, indenture or instrument of the Company evidencing Indebtedness in excess of $5 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

    (v) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

    (vi) one or more judgments or orders for the payment of money in excess of $5 million, either individually or in the aggregate, shall be rendered against the Company not paid or covered by financially sound third-party insurers, or any Subsidiary or any of their respective properties and there shall not be discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

    (vii) any holder or holders of at least $5 million in aggregate principal amount of Indebtedness of the Company or any Subsidiary after a default under such Indebtedness shall notify the Trustee of its commencement of proceedings to foreclose on any assets of the Company or any Subsidiary that have been

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

  pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action (including by way of set-off), to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of the Company or any Subsidiary (including funds on deposit or held pursuant to lock-box and other similar arrangements);

    (viii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days;

    (ix)(a) the Company or any Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Subsidiary or of any substantial part of the Company's Consolidated properties, (II) makes an assignment for the benefit of creditors or (III) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (ix); or

    (x) the Company shall challenge the Lien on the Escrow Collateral under the Escrow Agreement prior to such time the Escrow Collateral is to be released to the Company or the Escrow Collateral shall become subject to any Lien other than the Lien under the Escrow Agreements. (Section 501)

  If an Event of Default (other than as specified in clauses (viii) and (ix) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (viii) or (ix) of the prior paragraph occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

  After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes then outstanding, (iii) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the non-payment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon. (Section 502)

  The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment. (Section 513)

  The Company is also required to notify the Trustee within thirty business days of the occurrence of any Default unless such Default shall have been cured. (Section 602) The Company is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred that is not cured. (Section 1020)

  The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

  The Company may, at its option and at any time, elect to have the obligations of the Company, any Guarantor and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes. (Sections 401, 402 and 403)

  In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after December 15, 2002 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses
(viii) or (ix) under the first paragraph under--"Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit; (v) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities of the Company or any Guarantor;
(vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which it is bound; (vii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (viii) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, any Guarantor or others; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (xi) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with. (Section 404)


SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date; (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound. (Section 1301)

MODIFICATIONS AND AMENDMENTS

  Modifications and amendments of the Indenture may be made by the Company, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "Certain Covenants--Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "Purchase of Notes Upon a Change of Control," including, in each case, amending, changing or modifying any definitions relating thereto; (iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under "Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company or any Guarantor of any of its rights and obligations under the Indenture; (vi) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of the Company or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee; or (vii) modify the provisions of the Escrow Agreement or the Indenture relating to the Escrow Collateral in any manner adverse to the Holders or release any of the Escrow Collateral from the Lien under the Escrow Agreement or permit any other obligation to be secured by the Escrow Collateral. (Section 902)

  Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, any Guarantor and the Trustee may modify or amend the
Indenture: (a) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture, the Notes, the Registration Rights Agreement, the Escrow Agreement and in any Guarantee in accordance with "-- Consolidation, Merger, Sale of Assets"; (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise. (Section 901)

  The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. (Section 1021)

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

GOVERNING LAW

  The Indenture, the Notes and any Guarantee will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee. (Sections 608 and 610)

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture or the Escrow Agreement at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense. (Sections 601 and
603)

CERTAIN DEFINITIONS

  "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be, provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Subsidiary or such Asset Acquisition shall not constitute Acquired Indebtedness.

  "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

  "Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Company or any Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by the Company or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated, merged with or into the Company or any Subsidiary or (ii) any acquisition by the Company or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business of the Company or such Subsidiary.

  "Additional Interest" has the meaning provided in Section 5 of the Registration Rights Agreement.

  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all

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or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets (A) that is governed by the provisions described under "Consolidation, Merger, Sale of Assets," (B) that is by the Company to any Subsidiary or by any Subsidiary to the Company or any other Subsidiary in accordance with the terms of the Indenture, (C) that is of obsolete equipment in the ordinary course of business, (D) the Fair Market Value of which in the aggregate does not exceed $200,000 in any transaction or series of related transactions, (E) that is made in accordance with the provisions described under "Certain Covenants--Limitations on Restricted Payments," (F) which constitutes the granting of any Permitted Lien and (G) any transfer of assets that are transferred in exchange for one or more like-kind assets; provided that if the Fair Market Value of the assets to be transferred by the Company or such Subsidiary under this clause G, plus the Fair Market Value of any other consideration paid or credited by the Company or such Subsidiary exceeds $1 million, such transaction shall require approval of the Board of Directors of the Company.

  "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment; by
(ii) the sum of all such principal payments.

  "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

  "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capital lease obligation.

  "Capital Stock" of (i) with respect to any Person that is a corporation, and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

  "Cash Equivalents" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System and that has combined capital and surplus and undivided profits of not less than $500 million, whose short term debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard& Poor's Corporation ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (iv) any money market deposit accounts issued or offered by a domestic commercial bank having capital and surplus in excess of $500 million; provided that the short term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P.

  "Change of Control" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding

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Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company or where no "person" or "group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation); or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

  "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

  "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

  "Company" means Concentric Network Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

  "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated subsidiaries for such period as determined in accordance with GAAP.

  "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of (a) the interest expense of such Person and its subsidiaries for such period, on a Consolidated basis, including, without limitation, (i) amortization of debt discount, (ii) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b)(i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period and (ii) all capitalized interest of such Person and its subsidiaries plus (c) the interest expense actually paid by such Person under any Guaranteed Debt of such Person and any subsidiary to the extent not included under clause (a)(iv) above, plus (d) the aggregate amount for such period of cash or non-cash dividends on any Redeemable Capital Stock or Preferred Stock of the Company and its Subsidiaries, in each case as determined on a Consolidated basis in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any period, the net income of the Company and any Subsidiary for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) other than for purposes of calculating the Basket, all extraordinary gains or losses for such period, (b) other than for purposes of calculating the Basket, all gains or losses from the sales or other dispositions of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period: (c) that portion of such net income derived from or in respect of investments in Persons other than Subsidiaries, except to the extent actually received in cash by the Company or any Subsidiary (subject, in the case of any Subsidiary, to the

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provisions of clause (f) of this definition); (d) the portion of such net income (or loss) allocable to minority interests in any Person (other than a Subsidiary) for such period, except to the extent the Company's allocation portion of such Person's net income for such period is actually received in cash by the Company or any Subsidiary (subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition); (e) the net income (or loss) or any other Person combined with the Company or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and (f) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its Capital Stock holders.

  "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased (without duplication), to the extent deducted in calculating such Consolidated Net Income, by (a) Consolidated Income Tax Expense for such period; (b) Consolidated Interest Expense for such period; and (c) depreciation, amortization and any other non-cash items for such period (other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period) of the Company and any Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for such period, all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

  "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the original issue date of the Notes and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Company is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

  "Consolidated" means, consolidated in accordance with GAAP.

  "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

  "Debt to Annualized Operating Cash Flow Ratio" means the ratio of (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to (b) two times the Consolidated Operating Cash Flow for the latest two fiscal quarters for which financial information is available immediately preceding such Determination Date (the "Measurement Period"). For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date, (i) any Person that is a Subsidiary on the Determination Date (or would become a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed to have been a Subsidiary at all times during such Measurement Period,
(ii) any Person that is not a Subsidiary on such Determination Date (or would cease to be a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow) will be deemed not to have been a Subsidiary at any time during such Measurement Period, and (iii) if the Company or any Subsidiary shall have in any manner (x) acquired (through an Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (by of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Subsidiary).

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  "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

  "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

  "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes; provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the Notes; provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Sale of Assets" and "Change of Control" described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Sale of Assets" and "Change of Control" provisions described above.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

  "Exchange Notes" means Notes issued in exchange for Initial Notes pursuant to the Registration Rights Agreement.

  "Existing Notes" means the Notes issued in the Existing Notes Offering.

  "Fair Market Value" means, with respect to any asset or property, the sale value that would be reasonably expected to be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

  "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

  "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

  "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

  "Guarantor" means any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into the Company or any Subsidiary shall be deemed to be Incurred at such time.

  "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person, (v) all Capital Lease Obligations of such Person,
(vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (viii) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (i) through (vii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock. In no event shall "Indebtedness" include any trade payable or other current liabilities arising in the ordinary course of business. The amount of any item of Indebtedness shall be the amount of such Indebtedness properly classified as a liability on a balance sheet prepared in accordance with GAAP.

  "Indenture Obligations" means the obligations of the Company and any other obligor under the Indenture or under the Notes including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the Notes, according to the respective terms thereof.

  "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

  "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase,

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acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Lien" means any mortgage or deed of trust, pledge, lien (statutory or otherwise), security interest, easement, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, other than any lease properly classified as an operating lease under GAAP and intellectual property licensing arrangements.

  "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

  "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "B Certain Covenants B Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale (or conversion in the case of debt securities or Capital Stock that have been converted) and net of taxes paid or payable as a result thereof.

  "Notes" means the Existing Notes and the Exchange Notes issued from time to time under the Indenture.

  "Pari Passu Indebtedness" means (a) any Indebtedness of the Company that is pari passu in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

  "Permitted Investment" means (i) Investments in any Wholly Owned Subsidiary or any Person which, as a result of such Investment, (a) becomes a Wholly Owned Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or any Wholly Owned Subsidiary; (ii) Indebtedness of the Company or a Subsidiary described under clauses (iv) and (vii) of paragraph (b) under "--Certain Covenants--Limitation on Indebtedness"; (iii) Investments in any of the Notes; (iv) Investments in Cash Equivalents; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the date of the Indenture; (vii) guarantees of Indebtedness of a Wholly Owned Subsidiary given by the Company or another Wholly Owned Subsidiary and guarantees of Indebtedness of the Company given by any Subsidiary, in each case, in accordance with the terms of the Indenture; (viii) advances to employees or officers of the Company in the ordinary course of business so long as the aggregate amount of such advances shall not exceed $1 million outstanding at any one time; (ix) any Investment in the Company by any Subsidiary of the Company; provided, that any such Investment in the form of Indebtedness shall be Subordinated Indebtedness; (x) accounts receivable created or acquired in the ordinary course of business of the Company or any Subsidiary and Investments arising from transactions by the Company or any Subsidiary with trade creditors or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim); (xi) loans in the ordinary course of business to employees of the Company or a Subsidiary to purchase Capital Stock of the Company pursuant to the terms of employee stock benefit plans; (xii) Investments the consideration of which is Capital Stock of the Company; (xiii) stock obligations or securities received in satisfaction of judgments; (xiv) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits; and (xv) any other Investments in an aggregate amount not to exceed $20 million at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the Company's Board of Directors) at the time of such Investment.

  "Permitted Lien" means:

    (a) any Lien existing as of the date of the Indenture;

    (b) any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) security for payment of workers' compensation or other insurance or arising under worker's compensation laws or similar legislation; (4) good faith deposits in connection with bids, tenders, leases, contracts (other than contracts evidencing Indebtedness); (5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business; (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or (7) operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

    (c) any Lien to secure the performance bids, trade contracts, leases (including, without limitation, statutory and common law landlord's liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company or any Subsidiary;

    (d) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clause (i) of paragraph (b) of "--Limitation on Indebtedness" which are incurred or assumed in connection with the acquisition, development or construction of real or personal, moveable or immovable property within 180 days of such incurrence or assumption; provided that such Liens only extend to such acquired, developed or constructed property and any accessories, accessions, additions, replacements and proceeds thereof; and

    (e) any Lien arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

    (f) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clauses (ii) or
  (iii) of paragraph (b) of "--Limitation on Indebtedness;"

    (g) any Lien in favor of the Company or any Subsidiary;

    (h) any Lien securing obligations in connection with Acquired
  Indebtedness; provided that any such Lien does not extend to or cover any property or assets of the Company or any of its Subsidiaries other than the property or assets of the Acquired Person covered thereby or the property assets so acquired;

    (i) any Lien in favor of the Trustee for the benefit of the Holders or the Trustee arising under the provisions in the Indenture or the Escrow Agreement;

    (j) any Lien encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Subsidiary if and to the extent arising in the ordinary course of business, including rights of offset and set-off;

    (k) any Lien in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

    (l) leases or subleases granted to third Persons not interfering with the ordinary course of business of the Company or its Subsidiaries;

    (m) any Lien securing any extension, renewal, refinancing or replacement, in whole or in part, of any obligation or Indebtedness described in the foregoing clauses (a) through (d) and (f) through (h) so long as no additional collateral is granted as security thereby.

  "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

  "Public Equity Offering" means an underwritten offering of common stock of the Company with gross proceeds to the Company of at least $25 million pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

  "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and any additions and accessions thereto, which are purchased by at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and
(iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis is the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement in entered into exceed 100% of the purchase price to the Company of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

  "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

  "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity at the option of the holder thereof.

  "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

  "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

  "Strategic Investor" means any Person which is (or a controlled Affiliate of any Person which is or a controlled Affiliate of which is) engaged principally in the Telecommunications Business and which has a Total Market Capitalization of at least $1.0 billion.

  "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

  "subsidiary" means, with respect to any Person, an corporation, association or other business entity (i) of which outstanding Capital Stock having at least the majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or any one or more subsidiaries of such Person, or (ii) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and/or one or more subsidiaries of such Person.

  "Subsidiary" means any subsidiary of the Company other than an Unrestricted Subsidiary.

  "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in (i) the business of transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii)the business of creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunications Business or (iii) businesses reasonably related or incidental thereto.

  "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of the Company and any Subsidiary, on a Consolidated basis, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

  "Total Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the consolidated Indebtedness of such Person and any Subsidiaries on such day, plus (b) the product of (i) the aggregate number of outstanding shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person) and (ii) the average closing price of such common stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination, plus (c) the liquidation value of any outstanding shares of preferred stock of such Person on such day. If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee. Notwithstanding the foregoing, unless the Person's Common Stock is listed on any national securities exchange or on the Nasdaq National Market, the "Total Market Capitalization" of the Person shall mean, as of any day of determination, the enterprise value (without duplication) of the Person and any subsidiaries (including the fair market value of their debt and equity), as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form filed with the Trustee; provided that for purposes of any such determination, the enterprise value of the Person shall be calculated as if the Person were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

  "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

  "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

  "Unrestricted Subsidiary" means (i) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Subsidiaries provides credit support for Indebtedness of such subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness,
(c) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "--Certain Covenants--Limitation on Unrestricted Subsidiaries" covenant and such unrestricted subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and (v) such Unrestricted Subsidiary does not own any Capital Stock in any Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the fair market value of such Investment as determined in good faith by the Company's Board of Directors. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the restrictions under "--Certain Covenants--Limitation on Indebtedness" and (ii) all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Subsidiary becomes a Subsidiary.

  "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Subsidiary to any Affiliate, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

  "U.S. Government Securities" means securities that are direct obligations of the United States of America, the payment of which its full faith and credit is pledged.

  "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

  "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary. For the purposes of this definition, any director qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

REGISTRATION RIGHTS

  The Company and the Initial Purchasers entered into the Registration Rights Agreement on the Closing Date of the Existing Notes Offering. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement, of which this Prospectus is a part, on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined) pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any holder of Transfer Restricted Securities notifies the Company prior to the 20th day following consummation of the Exchange Offer that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Existing Note until (i) the date on which such Existing Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange
Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Existing Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Existing Note is distributed to the public pursuant to Rule 144 under the Securities Act.

  The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Issue Date, (ii) the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 105 days after the Issue Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Existing Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 105 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness

(the "Target Effectiveness Date"), or (c) the Company fails to consummate the Exchange Offer within 30 days of the Target Effectiveness Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), the interest rate borne by the Notes shall be increased by one-half of one percent per annum for the 90-day period following such Registration Default, which rate will increase by one-half of one percent per annum with respect to each subsequent 90-day period up to a maximum of one and one half percent (1.50%) per annum until cured ("Additional Interest"). Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to the original rate.

  Existing Holders will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the additional interest provisions set forth above.

                            DESCRIPTION OF WARRANTS

  The Warrants were issued pursuant to a warrant agreement (the "Warrant Agreement") between the Company and Chase Manhattan Bank and Trust Company, National Association, as warrant agent (the "Warrant Agent") in a private transaction that is not subject to the registration requirements of the Securities Act.

GENERAL

  Each Warrant, when exercised, will entitle the holder thereof to receive
6.34 fully paid and non-assessable shares of Common Stock of the Company, par value $0.001 per share ("Warrant Share"), at an exercise price of $10.8625 per share, subject to adjustment (the "Exercise Price"). The Exercise Price and the number of Warrant Shares are both subject to adjustment in certain cases referred to below. The Warrants will entitle the holders thereof to purchase in the aggregate 951,108 Warrant Shares, or approximately 5.0% of the Company's Common Stock on a fully diluted basis as of the closing of the Offering.

  The Warrants will become exercisable after the Separation Date. Unless exercised, the Warrants will automatically expire on December 15, 2007 (the "Expiration Date"). The Company will give notice of expiration not less than 90 and not more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will not expire until 90 days after the Company gives such notice. In no event will holders be entitled to any damages or other remedy for the Company's failure to give such notice other than any such extension.

  The Warrants may be exercised by surrendering to the Company the warrant certificates evidencing the Warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made (A) by tendering Senior Notes having an aggregate principal amount, plus accrued and unpaid interest, if any, thereon, to the date of exercise equal to the Exercise Price, (B) by tendering Warrants having a fair market value (as determined in good faith by the Company's Board of Directors) equal to the Exercise Price or (C) by a combination of Senior Notes and Warrants. Upon surrender of the warrant certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole shares of Common Stock to which the holder is entitled. If less than all of the Warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of Warrants.

  No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the current market value of any such fractional share of Common Stock less a corresponding fraction of the Exercise Price.

  Certificates for Warrants will be issued in registered form only, and no service charge will be made for registration or transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant certificates.

  The holders of the Warrants will have no right to vote on matters submitted to the stockholders of the Company and will have no right to receive dividends. The holders of the Warrants will not be entitled to share in the assets of the Company in the event of liquidation, dissolution or the winding up of the Company.

ADJUSTMENTS

  The number of Warrant Shares purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events including (i) the payment by the Company of dividends (or other distributions) on Common Stock of the Company payable in Common Stock of the Company or other shares of the Company's capital stock, (ii) subdivisions, combinations and reclassifications of Common Stock of the

Company, (iii) the issuance to all holders of Common Stock of the Company of rights, options or warrants entitling them to subscribe for Common Stock of the Company, or for securities convertible into or exchangeable for shares of Common Stock of the Company, in either case for a consideration per share of Common Stock which is less than the current market price per share (as defined in the Warrant Agreement) of Common Stock of the Company, and (iv) the distribution to all holders of Common Stock of the Company of any of the Company's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends or other cash distributions from current or retained earnings).

  No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price, provided, however, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

  In the case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another corporation, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

RESERVATION OF SHARES

  The Company has authorized and reserved for issuance and will at all times reserve and keep available such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

AMENDMENT

  From time to time, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Company or any of its Affiliates). The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REPORTS

  Whether or not required by the rules and regulation of the Commission, so long as any of the Warrants remain outstanding, the Company shall cause copies of the SEC Reports described under "Description of the Notes-Certain Covenants-Provision of Financial Statements" to be filed with the Warrant Agent and mailed to the holders at their addresses appearing in the register of Warrants maintained by the Warrant Agent.

REGISTRATION RIGHTS

  The holders of the Warrants and the Warrant Shares will be entitled to certain rights with respect to the registration of the Warrant Shares under the Securities Act as discussed below.

  Demand Registration Rights. The holders of the Warrants and the Warrant Shares may require the Company, after the first anniversary of the date of issuance of the Warrants, on three occasions, at the Company's sole expense (excluding underwriter discounts), to prepare and file a registration statement under the Securities

Act that provides for the public resale by the holders of Warrants and/or Warrant Shares of all or any portion of their Warrant Shares in an underwritten public offering or otherwise (the "Resale Registration"). The Company will be required to use its best efforts to have each such registration statement declared effective and to remain effective for a period of six months (or such shorter period as will terminate when all Warrant Shares covered thereby have been sold). Only holders of at least 25% in aggregate of the Warrants and the Warrant Shares (singly or collectively) will be permitted to initiate a demand registration. The Company shall be entitled to delay the filing of a demand registration statement under certain circumstances for up to 90 days. In the event the holders of the Warrants and the Warrant Shares require the Company to effect a Resale Registration, certain other security holders of the Company will be entitled to include shares of Common Stock of the Company held by them in such Resale Registration. All shares of Common Stock included in such Resale Registration shall, under certain circumstances, be subject to pro rata cut-back provisions.

  Piggyback Registration Rights. If, after the first anniversary of the date of issuance of the Warrants, the Company proposes to register any of its Common Stock under the Securities Act for its own account, the holders of the Warrants and the Warrant Shares will be entitled to notice of the registration and will be entitled to include, at the Company's sole expense (excluding underwriter discounts), all or any portion of their Warrant Shares therein, subject to pro rata cut-back provisions in the event that the managing underwriter in any underwritten offering determines that the inclusion of the Warrant Shares and any other securities entitled to piggyback registration rights would adversely affect the offering being registered. The Company shall be entitled to delay the filing of a shelf registration statement under certain circumstances for up to 90 days.

               PROVISIONS GENERALLY APPLICABLE TO ALL SECURITIES

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Existing Notes and the Warrants were issued in the form of one Global Note (the "Global Note") and one Global Warrant Certificate (the "Global Warrant Certificate"). Each Global Note and the Global Warrant Certificate are sometimes each referred to herein as a "Global Security." Each Global Security was deposited on the date of the closing of the sale of the Existing Notes (the "Closing Date") with, or on behalf of, The Depositary Trust Company ( the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder"). As used in this section, the term "Securities" shall refer to any of the Existing Notes, Exchange Notes or Warrants, in whatever form held.

  Existing Notes that were (i) transferred to institutional "accredited investors" who are not "qualified institutional buyers" (as such terms are defined under "Transfer Restrictions" elsewhere herein (the "Non-Global Purchasers")) or (ii) issued as described below under "Certificated Securities" were issued in registered, definitive, certificated form (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of any Certificated Security initially issued to a Non-Global Purchaser, such Certificated Security may, unless a Global Security has previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Security representing the principal amount of the Securities being transferred.

  The procedures listed in the prior two paragraphs will also be applicable to Exchange Notes issued in the Exchange offer.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of any Global Security, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of any Global Security and (ii) ownership of the Securities evidenced by each Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to own, transfer or pledge Securities evidenced by any Global Security will be limited to such extent. For certain other restrictions on the transferability of the Securities, see "Transfer Restrictions."

  So long as the Global Security Holder is the registered owner of any Securities, the Global Security Holder will be considered the sole holder under the Indenture of any Securities evidenced by any Global Security. Beneficial owners of Securities evidenced by any Global Security will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Securities.

  Payments in respect of the principal of, premium, if any, interest and Additional Interest, if any, on any Notes registered in the name of the Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Security Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the person in whose names Notes, including any Global Security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Securities. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

 Certificated Securities

  Transferees of Existing Notes who are not "qualified institutional buyers" as defined in Rule 144A under the Securities Act may hold Existing Notes only in the form of Certificated Securities. All such Certificated Securities would be subject to the legend requirements described in the Offering Memorandum relating to the Existing Notes Offering under "Transfer Restrictions." In addition, if (i)the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to change the issuance of Existing Notes in the form of Certificated Securities under the Indenture then, upon surrender by the Global Security Holder of any Global Security, Certificated Securities will be issued to each person that the Global Security Holder and the Depositary identify as being the beneficial owner of the related Securities.

  Neither the Company nor the Trustee will be liable for any delay by the Global Security Holder or the Depositary in identifying the beneficial owners of Existing Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

 Same-Day Settlement and Payment

  The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Existing Notes represented by the Global Note have been approved for trading in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Existing Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                             PLAN OF DISTRIBUTION

  This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Company has agreed that under certain circumstances, the Company shall use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Exchange Notes by Participating Broker-Dealers, and to ensure that the Exchange Offer Registration Statement conforms with the requirements of the Act and the policies, rules and regulations of the Commission as announced from time to time, for a period expiring approximately 180 days from the date on which the Exchange Offer Registration Statement is declared effective.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any Participating Broker-dealer that acquired Existing Notes as a result of market making activities or other trading activities and who resells Exchange Notes that were received by it pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters relating to the issuance of the Exchange Notes will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


  The financial statements of InterNex Information Services, Inc. as of June 30, 1997 and for the year then ended, included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, dated January 26, 1998, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                         CONCENTRIC NETWORK CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Concentric Network Corporation:
Report of Ernst & Young LLP, Independent Auditors........................  F-2
Balance Sheets...........................................................  F-3
Statements of Operations.................................................  F-4
Statements of Common Stock Subject to Rescission and Stockholders' Equity
 (Deficit)...............................................................  F-5
Statements of Cash Flows.................................................  F-7
Notes to Financial Statements............................................  F-9

Internex Information Services, Inc.:

Report of Arthur Andersen LLP, Independent Public Accountants.............. F-24
Balance Sheets............................................................. F-25
Statements of Operations................................................... F-26
Statements of Shareholders' Equity ........................................ F-27
Statements of Cash Flows................................................... F-28
Notes to Financial Statements.............................................. F-29

Selected Unaudited ProForma Condensed Combined Financial Information:

Introduction............................................................. F-34
Balance Sheet............................................................ F-35
Statements of Operations................................................. F-36
Notes to Selected Unaudited Pro Forma Condensed Combined Financial
 Information............................................................. F-37

            REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors Concentric Network Corporation.

  We have audited the accompanying balance sheets of Concentric Network Corporation as of December 31, 1996 and 1997, and the related statements of operations, common stock subject to rescission and stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concentric Network Corporation at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the financial information set forth therein.

                                          /s/ Ernst & Young LLP

San Jose, California

January 27, 1998, except for Note
12 as to which the date is
February 5, 1998

                      CONCENTRIC NETWORK CORPORATION

                              BALANCE SHEETS

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              DECEMBER 31,
                                                           -------------------
                                                             1996      1997
                                                           --------  ---------
                          ASSETS
Current assets:
 Cash and cash equivalents................................ $ 17,657  $ 119,959
 Current portion of restricted cash.......................      --      19,125
 Accounts receivable, net of allowances of $56 in 1996 and
  $80 in 1997.............................................    1,849      4,549
 Prepaid expenses and other current assets................    1,722      5,139
                                                           --------  ---------
  Total current assets....................................   21,228    148,772
Property and equipment:
 Computer and telecommunications equipment................   55,091     71,942
 Software.................................................      583      1,519
 Furniture and fixtures and leasehold improvements........    2,130      2,984
                                                           --------  ---------
                                                             57,804     76,445
 Accumulated depreciation and amortization................    9,877     22,735
                                                           --------  ---------
                                                             47,927     53,710
Restricted cash, net of current portion...................      --      33,400
Other assets..............................................    1,567      8,607
                                                           --------  ---------
    Total assets.......................................... $ 70,722  $ 244,489
                                                           ========  =========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................................... $ 16,723  $  10,144
 Accrued compensation and other employee benefits.........      714      1,577
 Other current liabilities................................    2,163      4,917
 Current portion of capital lease obligations, including
  $10,180 in 1996 and $13,600 in 1997 to a related party..   11,258     15,326
 Deferred revenue.........................................    1,238      1,435
                                                           --------  ---------
  Total current liabilities...............................   32,096     33,399
Capital lease obligations, including $29,167 in 1996 and
 $32,373 in 1997 to a related party, net of current
 portion..................................................   30,551     33,595
Notes payable.............................................      --     145,577
Commitments and contingencies
Class A common stock subject to rescission, $0.001 par
 value:
 Issued and outstanding shares--455 in 1996 and none in
  1997....................................................    5,150        --
Stockholders' equity:
 Preferred stock, $0.001 par value; issuable in series:
  Authorized shares--7,333 in 1996 and 10,000 in 1997
  Issued and outstanding shares--4,901 in 1996 and none in
   1997...................................................   95,215        --
 Common stock, $0.001 par value; issuable in classes:
  Authorized shares--13,343 in 1996 and 100,000 in 1997
  Issued and outstanding shares--1,393 in 1996 and 14,139
   in 1997................................................    1,850    182,721
Accumulated deficit.......................................  (93,952)  (149,534)
Deferred compensation.....................................     (188)    (1,269)
                                                           --------  ---------
  Total stockholders' equity..............................    2,925     31,918
                                                           --------  ---------
    Total liabilities and stockholders' equity............ $ 70,722  $ 244,489
                                                           ========  =========

                         See accompanying notes.

                      CONCENTRIC NETWORK CORPORATION

                         STATEMENTS OF OPERATIONS

                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
Revenue.......................................... $  2,483  $ 15,648  $ 45,457
Costs and expenses:
  Cost of revenue................................   16,168    47,945    61,439
  Network equipment write-off....................      --      8,321       --
  Development....................................      837     2,449     4,850
  Marketing and sales, including $920, $2,448 and
   $2,600 to a related party for the years ended
   December 31, 1995, 1996 and 1997,
   respectively..................................    3,899    16,609    24,622
  General and administrative.....................    2,866     3,445     4,790
                                                  --------  --------  --------
    Total costs and expenses.....................   23,770    78,769    95,701
                                                  --------  --------  --------
Loss from operations.............................  (21,287)  (63,121)  (50,244)
Other income.....................................      --        --      1,233
Interest income..................................      137       614     1,217
Interest expense, including $797, $3,065 and
 $6,197 to related parties for the years ended
 December 31, 1995, 1996 and 1997, respectively..     (858)   (3,874)   (7,788)
                                                  --------  --------  --------
Net loss......................................... $(22,008) $(66,381) $(55,582)
                                                  ========  ========  ========
Pro forma net loss per share.....................           $ (13.46) $  (5.63)
                                                            ========  ========
Shares used in computing pro forma net loss per
 share...........................................              4,937     9,872
                                                            ========  ========

                          See accompanying notes.

                      CONCENTRIC NETWORK CORPORATION

           STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION AND

                      STOCKHOLDERS' EQUITY (DEFICIT)

                              (IN THOUSANDS)

                         COMMON STOCK        STOCKHOLDERS' EQUITY (DEFICIT)
                          SUBJECT TO   ------------------------------------------                TOTAL
                          RESCISSION   PREFERRED STOCK   COMMON STOCK    ACCUMU-   DEFERRED  STOCKHOLDERS'
                         ------------- ---------------- ---------------   LATED    COMPEN-      EQUITY
                         SHARES AMOUNT SHARES   AMOUNT  SHARES  AMOUNT   DEFICIT    SATION     (DEFICIT)
                         ------ ------ ------- -------- ------ -------- ---------  --------  -------------
Balance at December 31,
 1994...................  248    2,812    --        --  1,317     1,361    (5,563)     --        (4,202)
 Issuance of Series A
  preferred stock and
  common stock (net of
  issuance costs).......  --       --     906    10,147    62       117       --       --        10,264
 Issuance of Series C
  preferred stock (net
  of issuance costs)....  --       --     805    20,691   --        --        --       --        20,691
 Conversion of note to
  Series B preferred
  stock.................  --       --     367     4,035   --        --        --       --         4,035
 Warrants issued to
  purchase Series B
  preferred stock.......  --       --     --        822   --        --        --       --           822
 Issuance of Class A
  common stock..........   23      690    --        --    --          1       --       --             1
 Issuance of Class A
  common stock for
  services..............  --       --     --        --      2        19       --       --            19
 Conversion of officer's
  note payable for Class
  B common stock........  --       --     --        --      7        80       --       --            80
 Warrants issued to
  purchase Class A
  common stock..........  --       --     --        --    --         61       --       --            61
 Conversion of
  debentures to Class A
  common stock..........  174    1,578    --        --    --        --        --       --           --
 Net loss...............  --       --     --        --    --        --    (22,008)     --       (22,008)
                          ---   ------ ------  -------- -----  -------- ---------  -------     --------
Balance at December 31,
 1995...................  445    5,080  2,078    35,695 1,388     1,639   (27,571)     --         9,763
 Issuance of Class A
  common stock..........  --       --     --        --    --          1       --       --             1
 Conversion of
  debentures to Class A
  common stock..........   10       70    --        --    --        --        --       --           --
 Exercise of options....  --       --     --        --      5        22       --       --            22
 Conversion of note to
  Series C preferred
  stock (net of issuance
  costs)................  --       --     123     2,960   --        --        --       --         2,960
 Issuance of Series D
  preferred stock (net
  of issuance costs)....  --       --   2,451    48,533   --        --        --       --        48,533
 Conversion of note to
  Series D preferred
  stock.................  --       --     249     5,072   --        --        --       --         5,072
 Warrants issued to
  purchase Series D
  preferred stock.......  --       --     --      2,955   --        --        --       --         2,955
 Deferred compensation
  resulting from grant
  of options............  --       --     --        --    --        188       --      (188)         --
 Net loss...............  --       --     --        --    --        --    (66,381)     --       (66,381)
                          ---   ------ ------  -------- -----  -------- ---------  -------     --------
Balance at December 31,
 1996...................  455    5,150  4,901    95,215 1,393     1,850   (93,952)    (188)       2,925

                          See accompanying notes.

                      CONCENTRIC NETWORK CORPORATION

           STATEMENTS OF COMMON STOCK SUBJECT TO RESCISSION AND

                STOCKHOLDERS' EQUITY (DEFICIT)--(CONTINUED)

                              (IN THOUSANDS)

                                                     COMMON STOCK         STOCKHOLDERS' EQUITY (DEFICIT)
                                                      SUBJECT TO    ----------------------------------------------
                                                      RESCISSION    PREFERRED STOCK     COMMON STOCK      ACCUMU-   DEFERRED
                                                    --------------  -----------------  ----------------    LATED    COMPEN-
                                                    SHARES AMOUNT   SHARES    AMOUNT   SHARES   AMOUNT    DEFICIT    SATION
                                                    ------ -------  -------  --------  ------  --------  ---------  --------
 Issuance of Class A common stock for
  services ..........................                 --   $   --       --   $    --        5  $     17  $     --   $   --
 Conversion of Class B common to
  Series A preferred stock ..........                 --       --         7       --       (7)      --         --       --
 Conversion of Series A, B, C and D
  preferred to Class A common stock..                 --       --    (5,693)  (99,604)  5,693    99,604        --       --
 Shares issued upon the initial
  public offering (net of issuance
  costs) ............................                 --       --       --        --    4,945    52,757        --       --
 Shares issued in a private
  placement..........................                 --       --       --        --    1,246    14,950        --       --
 Conversion of note to Class A common
  stock .............................                 --       --       --        --      253     3,041        --       --
 Repurchase of Class A common stock
  in connection with the initial
  public offering ...................                 --       --       --        --     (185)   (2,217)       --       --
 Shares issued subject to dilution
  ratios.............................                 --       --       484       --      --        --         --       --
 Exercise of options to purchase
  stock .............................                 --       --       --        --       65       243        --       --
 Exercise of warrants to purchase
  stock .............................                 --       --       301     3,281     309     1,201        --       --
 Warrants issued to purchase stock ..                 --       --       --      1,108     --      5,370        --       --
 Deferred compensation resulting from
  grant of options ..................                 --       --       --        --      --      1,303        --    (1,303)
 Amortization of deferred
  compensation ......................                 --       --       --        --      --        --         --       222
 Expiration of statutes of
  limitations on common stock subject
  to rescission......................                (422)  (4,602)     --        --      422     4,602        --       --
 Repurchase of shares for
  cancellation in connection with
  Recission Offer....................                 (33)    (548)     --        --      --        --         --       --
 Net loss ...........................                 --       --       --        --      --        --     (55,582)     --
                                                     ----  -------  -------  --------  ------  --------  ---------  -------
Balance at December 31, 1997 ........                 --   $   --       --   $    --   14,139  $182,721  $(149,534) $(1,269)
--------------------------------------------------
                                                     ====  =======  =======  ========  ======  ========  =========  =======
                                                        TOTAL
                                                    STOCKHOLDERS'
                                                       EQUITY
                                                      (DEFICIT)
                                                    -------------
 Issuance of Class A common stock for
  services ..........................                 $     17
 Conversion of Class B common to
  Series A preferred stock ..........                      --
 Conversion of Series A, B, C and D
  preferred to Class A common stock..                      --
 Shares issued upon the initial
  public offering (net of issuance
  costs) ............................                   52,757
 Shares issued in a private
  placement..........................                   14,950
 Conversion of note to Class A common
  stock .............................                    3,041
 Repurchase of Class A common stock
  in connection with the initial
  public offering ...................                   (2,217)
 Shares issued subject to dilution
  ratios.............................                      --
 Exercise of options to purchase
  stock .............................                      243
 Exercise of warrants to purchase
  stock .............................                    4,482
 Warrants issued to purchase stock ..                    6,478
 Deferred compensation resulting from
  grant of options ..................                      --
 Amortization of deferred
  compensation ......................                      222
 Expiration of statutes of
  limitations on common stock subject
  to rescission......................                    4,602
 Repurchase of shares for
  cancellation in connection with
  Recission Offer....................                      --
 Net loss ...........................                  (55,582)
                                                    -------------
Balance at December 31, 1997 ........                 $ 31,918
--------------------------------------------------
                                                    =============

                          See accompanying notes.

                      CONCENTRIC NETWORK CORPORATION

                         STATEMENTS OF CASH FLOWS

                              (IN THOUSANDS)

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1995      1996      1997
                                                  --------  --------  --------
OPERATING ACTIVITIES
Net loss......................................... $(22,008) $(66,381) $(55,582)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization................    2,196     7,528    16,852
    Amortization of deferred interest and
     marketing and sales related to issuance of
     warrants....................................      --      1,942     1,720
    Amortization of deferred compensation and
     other.......................................      --        --        658
    Loss on disposal of equipment................       29       --        162
    Network equipment write-off..................      --      8,321       --
    Compensation related to stock and option
     grants......................................      883       --        --
    Changes in current assets and liabilities:
      Prepaid expenses and other current assets..     (818)      (57)   (3,581)
      Accounts receivable........................      (14)   (1,734)   (2,700)
      Accounts payable...........................    3,051     5,129    (7,287)
      Accrued compensation and other employee
       benefits..................................      173       484       863
      Deferred revenue...........................      141     1,097       197
      Other current liabilities..................      539     1,546     2,795
                                                  --------  --------  --------
Net cash used in operating activities............  (15,828)  (42,125)  (45,903)
INVESTING ACTIVITIES
Additions of property and equipment..............   (1,427)   (6,889)   (6,130)
Increase in refundable deposits..................      --       (442)      --
Decrease (increase) in note receivable...........      255       --       (370)
                                                  --------  --------  --------
Net cash used in investing activities............   (1,172)   (7,331)   (6,500)
FINANCING ACTIVITIES
Proceeds from notes payable......................    7,000     6,300   155,000
Increase in restricted cash......................      --        --    (52,525)
Repayment of lease obligations to a related
 party...........................................   (1,609)   (4,561)  (10,039)
Repayment of lease obligations...................      --       (886)   (1,517)
Repayment of notes payable.......................     (218)   (1,300)   (2,000)
Repurchase of common stock.......................      --        --     (2,765)
Deferred financing costs.........................      --        --     (5,006)
Proceeds from issuances of stock.................   30,818    48,506    73,557
                                                  --------  --------  --------
Net cash provided by financing activities........   35,991    48,059   154,705
                                                  --------  --------  --------
Increase (decrease) in cash and cash
 equivalents.....................................   18,991    (1,397)  102,302
Cash and cash equivalents at beginning of
 period..........................................       63    19,054    17,657
                                                  --------  --------  --------
Cash and cash equivalents at end of period....... $ 19,054  $ 17,657  $119,959
                                                  ========  ========  ========

                          See accompanying notes.

                      CONCENTRIC NETWORK CORPORATION

                              (IN THOUSANDS)

                                                      YEARS ENDED DECEMBER 31,
                                                     --------------------------
                                                       1995     1996     1997
                                                     -------- -------- --------
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
Stock exchanged for notes payable, including
 accrued interest..................................  $  4,115 $  8,082 $  3,041
Capital lease obligations incurred with a related
 party.............................................  $ 14,578 $ 30,945 $ 23,042
Capital lease obligations incurred.................  $  1,207 $  2,136 $    --
Reduction of accounts payable through capital lease
 obligations incurred..............................  $    --  $    --  $  2,000
Convertible debentures exchanged for stock.........  $  1,578 $     70 $    --
Issuance of warrants...............................  $    883 $  2,955 $  5,370
Purchase of property and equipment through accounts
 payable...........................................  $    --  $  6,344 $    --
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid......................................  $    850 $  2,807 $  5,728

                          See accompanying notes.

                      CONCENTRIC NETWORK CORPORATION

                      NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

  Concentric Network Corporation (the Company or Concentric) was incorporated in the state of Florida in 1991 and reincorporated into Delaware in 1997. Concentric provides tailored, value-added Internet Protocol (IP) based network services for businesses and consumers. To provide these services, the Company utilizes its low/fixed latency, high-throughput network, employing its advanced network architecture and the Internet. Concentric's service offerings for enterprises include virtual private networks (VPNs), dedicated access facilities (DAFs), remote access services and Web hosting services. These services enable enterprises to take advantage of standard Internet tools such as browsers and high-performance servers for customized data communications within an enterprise and between an enterprise and its suppliers, partners and customers. These services combine the cost advantages, nationwide access and standard protocols of public networks with the customization, high performance, reliability and security of private networks.

  Cash and Cash Equivalents

  The Company considers all highly liquid investments with an original maturity (at date of purchase) of three months or less to be the equivalent of cash for the purpose of balance sheet and statement of cash flows presentation. Cash and cash equivalents consist primarily of money market funds and United States Government Obligations which are carried at cost which approximates market value. Cash and cash equivalents are held primarily with two banks.

  Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets as follows: computer and telecommunications equipment: three to five years; purchased software: three to five years; furniture and fixtures: eight to ten years; and leasehold improvements: the shorter of the remaining term of the related leases or the estimated economic useful lives of the improvements. Equipment under capital leases is amortized over the shorter of the expected useful life or the related lease term (see Note 3).

  Revenue and Customer Receivables

  Revenue is recognized over the period in which services are provided, generally monthly. Payments received in advance of services being provided are included in deferred revenues. Substantially all end-user subscribers pay for services with major credit cards for which the Company receives daily remittances from the credit card carriers.

  Commissions and other obligations to strategic partners through marketing and distribution arrangements are expensed as incurred, at the time the associated revenue is recognized.

  Concentration of Credit Risk

  The Company typically offers its enterprise customers credit terms. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have historically been insignificant.

  Advertising Costs

  The Company expenses the costs of advertising as incurred except for direct-response advertising costs meeting certain specific criteria. To date, no direct-response advertising costs have been capitalized.

                      CONCENTRIC NETWORK CORPORATION

  Income Taxes

  The Company accounts for income taxes using the liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes" (FAS 109).

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Basic and Diluted Net Loss Per Share (Historical)

  In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" (FAS 128). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been restated to conform to the FAS 128 requirements.

  Except as noted below, net loss per share is computed using the weighted average number of shares of common stock outstanding excluding common stock subject to rescission. Common stock equivalent shares from convertible preferred stock and from stock options and warrants are not included as the effect is antidilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB No. 98) which was issued in February 1998, common and common equivalent shares issued by the Company for nominal consideration during any of the periods for which a statement of operations was presented in the Company's initial public offering registration statement have been included in the calculation of basic and diluted net loss per share for all such periods in a manner similar to a stock split. The net loss per share calculations have been restated for all periods presented in accordance with SAB No. 98 which replaced SAB No. 83. The following table shows basic net loss per share:

                                                      YEAR ENDED DECEMBER
                                                              31,
                                                     ------------------------
                                                      1995     1996     1997
                                                     -------  -------  ------
   Basic Net Loss Per Share......................... $(16.53) $(47.72) $(8.34)
                                                     =======  =======  ======
   Shares Used in Computing Basic Net Loss Per
    Share...........................................   1,331    1,391   6,665
                                                     =======  =======  ======

  Pro Forma Net Loss Per Share

  Pro forma net loss per share has been computed as described above and also gives effect, even if antidilutive, to common equivalent shares from convertible preferred shares that were automatically converted to common shares upon the closing of the Company's initial public offering (using the as-if-converted method).

  Stock-Based Compensation

  The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB Opinion No. 25), and has adopted the "disclosure only" alternative described in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

                      CONCENTRIC NETWORK CORPORATION

  Long-Lived Assets

  The Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective January 1, 1996. The Company continually reviews long-lived assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are recognized in operating results in the period in which a permanent diminution in value is determined (see Note 2).

  Customer Concentrations

  The Company currently derives a substantial portion of its total revenue from a single customer. For the years ended December 31, 1996 and 1997, revenue from WebTV Networks, Inc. represented approximately 10.1% and 33.4%, respectively, of the Company's total revenue.

  Effect of New Accounting Standards

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" (FAS 130), and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS
131). The Company is required to adopt these Statements in fiscal 1998. FAS 130 establishes new standards for reporting and displaying comprehensive income and its components. FAS 131 requires disclosure of certain information regarding operating segments, products and services, geographic areas of operation and major customers. Adoption of these Statements is expected to have no material impact on the Company's financial position, results of operations or cash flows.

2. NETWORK EQUIPMENT WRITE-OFF

  In December 1996, the Company wrote off approximately $8,321,000 representing the net book value and future commitments for certain network equipment purchased from Sattel Communications LLC (Sattel), a stockholder of the Company. The Company decided not to deploy the equipment in the network because of concerns that the equipment would not provide the functionality and reliability required by the Company and concerns that the equipment provider would be unable to provide timely maintenance and support. Included in accounts payable in the accompanying balance sheet at December 31, 1996 and 1997 was $7,517,000 and $0, respectively, related to this equipment (see Note
11).

3. COMMITMENTS

  Operating Leases

  The Company has an agreement with a related party through which such related party makes available the premises at which the Company's POP sites throughout the United States are located. POP sites are locations where certain telecommunications switching and related equipment are installed. This agreement expires in December 2000, and the amount of the payments is based, among other things, on the number of POP sites maintained by the Company, subject to certain minimums. Expenses of approximately $1,155,000, $1,622,000 and $1,326,000 were incurred during the years ended December 31, 1995, 1996 and 1997, respectively, for these facilities. Additionally, the Company has agreements with three telecommunications companies to locate POP sites and certain of such equipment at their facilities. The expiration dates associated with these agreements range from December 1998 to January 2000.

                      CONCENTRIC NETWORK CORPORATION

  The Company leases its facilities and certain office equipment under non-cancelable operating leases which expires at various dates through December 2001. Total rent expense for all operating leases was approximately $1,291,000, $2,060,000 and $2,418,000 for the years ended December 31, 1995,
1996 and 1997, respectively.

  Future minimum lease commitments for all noncancelable operating leases at December 31, 1997 are as follows (in thousands):

   1998.................................................................. $1,710
   1999..................................................................    829
   2000..................................................................    226
   2001..................................................................    216
                                                                          ------
   Total................................................................. $2,981
                                                                          ======

  Capital Leases

  In August 1994, the Company entered into a master lease agreement under which a related party began installing networking equipment at the Company's POP sites and data center. This agreement became effective upon installation and acceptance by the Company on March 31, 1995. The lease provides for monthly payments for terms of 48 or 60 months, depending upon the type of equipment. The Company has continued to install equipment under the terms of this agreement, resulting in a monthly payment of approximately $896,000 and $1,443,000 at December 31, 1996 and 1997, respectively.

  In September 1995, the Company entered into a master lease agreement with a third party for an equipment lease line against which the Company has leased approximately $3,342,000 as of December 31, 1997. The term of the lease is 36 months and provides for monthly payments of approximately $114,000 as of December 31, 1997. The Company has granted to the third party a security interest in all equipment leased under this agreement.

  Assets capitalized under capital leases totaled approximately $48,856,000, and $61,927,000 at December 31, 1996 and 1997, respectively, and are included in computer and telecommunications equipment. Accumulated amortization for assets capitalized under capital leases totaled approximately $8,306,000 and $18,542,000 at December 31, 1996 and 1997, respectively. Amortization of leased assets is included in depreciation and amortization expense. Future minimum lease payments under capital lease obligations at December 31, 1997 are as follows (in thousands):

   1998................................................................ $20,516
   1999................................................................  16,077
   2000................................................................  12,498
   2001................................................................   8,444
   Thereafter..........................................................   1,587
                                                                        -------
   Total minimum lease payments........................................  59,121
   Less amount representing interest...................................  10,200
                                                                        -------
   Present value of net minimum lease payments.........................  48,921
   Less current portion of capital leases..............................  15,326
                                                                        -------
   Long-term portion of capital leases................................. $33,595
                                                                        =======

                      CONCENTRIC NETWORK CORPORATION

  Other

  The Company has a noncancelable service agreement with AT&T for the utilization of its frame relay telecommunications network. The agreement provides for minimum payments to AT&T of approximately $300,000 per month over its three-year term, expiring in June 1999.

  The Company has a noncancelable service agreement with MCI for the utilization of its ATM telecommunications network. The agreement provides for minimum payments to MCI of approximately $1,200,000 per year over its term, expiring three years after the end of an initial ramp up period but no later than June 2000. The Company also has a noncancelable telecommunications service agreement with MCI for other services, including dedicated access and 800 service, that provides for minimum payments of approximately $8,500,000 over the term of the agreement, expiring in June 1998. The Company had incurred expenses of approximately $3,700,000 and $8,100,000 for the years ended December 31, 1996 and 1997, respectively, related to these other services.

  In November 1995, the Company entered into a two-year service agreement under which a third party provided substantially all of the network analysis and deployment and maintenance of POP sites. In 1997, the third party was purchased by Williams Communication, Group Inc. (Williams), a stockholder of the Company and whom also has a seat on the Board of Directors of the Company, and the agreement was extended to December 31, 2000. The Company will reimburse the related party for its employee compensation and direct costs for services provided. At the end of the agreement, Williams is obligated to transfer to the Company those personnel, resources, and facilities used to support the Company's network analysis, POP site deployment, and maintenance. Additionally, as part of the agreement, the Company granted 60,000 options for its common stock to employees of Williams at an exercise price of $3.75. At December 31, 1997, all of these options were vested.

  In August 1997, the Company entered into a five-year service and equipment agreement under which Williams, a related party, will provide telecommunication services and equipment. The agreement provides for minimum payments as follows: $1.2 million in 1998, $2.5 million in 1999, $7.0 million in 2000, $6.5 million in 2001 and $4.0 million in 2002. At the election of the third party, $2.0 million of the minimum payments may be paid by the issuance of common stock of the Company at the then-current fair market value.

4. CONVERTIBLE DEBENTURES AND NOTES PAYABLE

  Bridge Loans

  At December 31, 1995, convertible debentures in the amount of $70,000, representing 9,802 shares of common stock, were outstanding. The conversion of these debentures into shares of common stock subject to rescission was completed in March 1996.

  In 1995, the Company issued convertible notes totaling $7,000,000 to shareholders of which $4,000,000, plus accrued interest, was converted into Series B convertible preferred stock in December 1995. The remaining $3,000,000 outstanding at December 31, 1995 was converted into Series C convertible preferred stock in February 1996.

  In June 1997, the Company borrowed $3 million from a related party in the form of a 10% convertible secured promissory note (the Secured Note). The Secured Note automatically converted into 253,403 shares of common stock upon the closing of the Public Offering at a per share conversion price equal to the Public Offering price of $12.00. In connection with the Secured Note, the Company issued a warrant to purchase 63,351 shares of common stock at an exercise price of $6.00 per share (see Note 7).

                      CONCENTRIC NETWORK CORPORATION

  In June 1997, the Company borrowed $2 million from a stockholder in the form of a 10% unsecured promissory note (the Unsecured Note). The Unsecured Note was repaid in August 1997. In connection with the Unsecured Note, the Company issued a warrant to purchase 83,333 shares of common stock at an exercise price of $6.00 per share (see Note 7).

  Senior Notes

  In December 1997, the Company issued 150,000 units (collectively, the Units), each consisting of $1,000 principal amount of 12 3/4% Senior Notes (the Senior Notes) due 2007 and one warrant (a Warrant), each Warrant entitling the holder thereof to purchase 6.34 shares of common stock at $10.86 per share and such Warrants expire on December 15, 2007 (see Note 7) for aggregate cash proceeds of $150.0 million. Approximately $52.5 million of the cash proceeds was placed in a escrow account to fund the first six interest payments in accordance with the Senior Note agreement.

  The Warrants resulted in the right of the holders to purchase 951,108 shares of the Company's common stock. The Company deemed the fair value of the warrants, using the Black-Scholes method to be approximately $4,440,000 which was recorded as a discount on the Senior Notes. The discount is being amortized as interest expense over the term of the Senior Notes. Amortization expense was nominal for the year ended December 31, 1997.

  The Senior Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after December 15, 2002, at the redemption prices set forth within the Senior Note agreement, plus accrued interest to the date of redemption. In addition, on or prior to December 15, 2000, the Company may redeem up to 35% of the original aggregate principal amount of Senior Notes at a redemption price of 112.75% of the principal amount, together with accrued and unpaid interest to the date of redemption with the net cash proceeds of one or more public equity offerings or the sale of common stock to a strategic investor, provided that at least 65% of the original aggregate principal amount of the Senior Notes remain outstanding.

  In connection with the issuance of Senior Notes, the Company incurred approximately $5,000,000 of debt issuance costs which are classified as other assets. These costs are being amortized as interest expense over the term of the Senior Notes. Amortization expense was nominal for the year ended December 31, 1997.

5. COMMON STOCK SUBJECT TO RESCISSION

  In August 1993, the Company commenced sales of convertible debentures and certain additional shares of its common stock. Through March 31, 1995, sales of convertible debentures aggregated $4,260,000, and issuance of common stock aggregated $890,000. The sale of common stock and sale of and/or conversion of debentures into common stock was not made pursuant to a registration statement filed under the Securities Act of 1933 (the Act) or any filings pursuant to the laws of any of the states in which such sales occurred (State Blue Sky
Laws). Although at the time the Company believed the sale and conversion, if applicable, of these securities was exempt from the provisions of the Act and applicable State Blue Sky Laws, it appears that the appropriate exemptions may not have been available. As a result, on September 30, 1997, the Company made rescission offers (the "Rescission Offer") to certain purchasers of these securities who are entitled to a return of the consideration paid for their stock or debentures. As such, these shares have been classified as common stock subject to rescission in the accompanying financial statements. Additionally, options issued pursuant to the Company's 1995 Stock Incentive Plan to Employees and Consultants and non-plan options were issued in various states for which the Company may not have had an available exemption under state laws. Such options are potentially subject to rescission and the Company has included them in the Rescission Offer. As of December 31, 1997, statutes of limitations under federal and state securities laws applicable to the shares which may have been issued

                      CONCENTRIC NETWORK CORPORATION
without securities laws exemptions have lapsed and the Rescission Offer had expired. Pursuant to the Rescission Offer, the Company offered to rescind the issuance of shares and options as to which the applicable statute of limitations had not run. There can be no assurances that the Company will not otherwise be subject to additional liabilities with respect to such issuances. The Company repurchased 32,423 shares of Common Stock subject to the Rescission Offer for $548,000 and paid related interest charges of $125,000. Based upon the above, the Company has reclassified the remaining rescission liability and shares into stockholders' equity.

6. STOCKHOLDERS' EQUITY

  On August 5, 1996, the Company amended its Articles of Incorporation to increase the number of authorized shares of Class A common stock and preferred stock to 13,333,333 and 7,333,333, respectively. Of the 7,333,333 authorized shares of preferred stock, 1,000,000, 866,667, 933,333, and 4,533,333 are designated as Series A, B, C, and D, respectively.

  Initial Public Offering and Direct Placements

  Effective July 30, 1997, the Company reincorporated under the laws of the state of Delaware, at which time a one for 15 reverse stock split took effect. In addition, the Company authorized 100,000,000 shares of its common stock. Upon closing of the initial public offering (the Public Offering), all outstanding shares of Series A, B, C, and D convertible preferred stock and Class B common stock were converted into common stock. All share and per share data in these financial statements have been retroactively restated to reflect the reverse stock split.

  On August 1, 1997, the Company effected its Public Offering of common stock. The offering consisted of 4,300,000 shares of common stock issued to the public at $12.00 per share. Concurrent with the closing of the Public Offering, certain strategic investors, including Williams, purchased directly from the Company 1,499,236 shares of common stock having an aggregate purchase price of approximately $18 million (including the cancellation of approximately $3 million in indebtedness). Such shares are unregistered shares and were purchased at the Public Offering price of $12.00 per share.

  In connection with the direct purchase, the Company issued warrants to one of the strategic investors to purchase 291,667 shares of the Company's common stock at $6.00 per share (see Note 7). In September, the underwriters exercised an option to purchase an additional 645,000 shares of common stock at the Public Offering price of $12.00 per share to cover over-allotments in connection with the Public Offering.

  Preferred Stock

  Preferred stock at December 31, 1996 is as follows:

                                         SHARES
                                       ISSUED AND   PAR               LIQUIDATION
                            AUTHORIZED OUTSTANDING VALUE    AMOUNT    PREFERENCE
                            ---------- ----------- ------ ----------- -----------
   Series A convertible.... 1,000,000     906,454  $0.001 $10,146,987 $10,000,000
   Series B convertible....   866,667     366,946  $0.001   4,857,130   4,035,130
   Series C convertible....   933,333     928,243  $0.001  23,651,008  20,690,804
   Series D convertible.... 4,533,333   2,699,588  $0.001  56,559,871  55,071,586
                                        ---------         ----------- -----------
                                        4,901,231         $95,214,996 $89,797,520
                                        =========         =========== ===========

  In connection with the Public Offering, all shares of Series A, B, C and D preferred stock were converted into common stock of the Company.

                      CONCENTRIC NETWORK CORPORATION

  Common Stock

  Common stock at December 31, 1996 is as follows:

                                                SHARES ISSUED   PAR
                                    AUTHORIZED AND OUTSTANDING VALUE    AMOUNT
                                    ---------- --------------- ------ ----------
   Class A......................... 13,333,333    1,385,790    $0.001 $1,769,819
   Class B.........................     10,024        7,117    $0.001     80,065
                                    ----------    ---------    ------ ----------
                                    13,343,357    1,392,907           $1,849,884
                                    ==========    =========           ==========

  In connection with the Public Offering, all shares of Class A and Class B common stock were converted into common stock of the Company.

  Stock Option Plans

  1995 Stock Incentive Plan for Employees and Consultants. The Company's 1995 Stock Incentive Plan for Employees and Consultants (the 1995 Plan) provides for the granting to employees of incentive stock options and for the granting to employees and consultants of nonstatutory stock options, stock appreciation rights (SARs) and restricted stock awards (RSAs). No SARs or RSAs have been granted under the 1995 Plan. The 1995 Plan was approved by the Board of Directors in September 1995 and Stockholders in September 1995, and an amendment decreasing the number of shares thereunder from 840,000 to 762,600 was approved by the Board of Directors in February 1996. Incentive stock options granted under the 1995 Plan must generally be exercised within three months of the end of an optionee's status as an employee or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term, which may not exceed ten years. The exercise price of all options granted under the 1995 Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any option must equal at least 110% of the fair market value on the grant date and the term of the option must not exceed five years. The term of all other options granted under the 1995 Plan may not exceed 10 years. The 1995 Plan was terminated effective October 4, 1996, and no further grants are being made thereunder. A total of 762,600 shares of common stock are reserved for issuance pursuant to the 1995 Plan. As of December 31, 1997, options to purchase 332,130 shares of common stock at a weighted exercise price of $3.75 per share were outstanding under the 1995 plan.

  Amended and Restated 1996 Stock Plan. The Company's Amended and Restated 1996 Stock Plan (the Restated 1996 Plan) provides for the granting to employees of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (Rights). The 1996 Plan was initially approved by the Board of Directors effective as of December 1996. It was amended and restated in May 1997 and approved by the Stockholders at the 1997 annual meeting. Unless terminated sooner, the Restated 1996 Plan will terminate automatically in December 2006. The form of option agreement currently in use provides that options generally must be exercised within 90 days of the end of optionee's status as an employee, director or consultant of the Company. Under the Restated 1996 Plan, options must be exercised within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. In the case of Rights, the Restricted Stock Purchase Agreement issued in connection with the Right shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company. The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall

                      CONCENTRIC NETWORK CORPORATION
generally lapse at a rate of 20% per year over five years. Generally, options vest 25% after one year and 1/36 per month thereafter. The exercise price of all incentive stock options granted under the Restated 1996 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and Rights must at least be equal to 85% of the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date. The term of an incentive stock option granted to such a 10% stockholder must not exceed five years. The term of other options granted under the Restated 1996 Plan may not exceed ten years. A total of 1,100,000 shares of common stock are currently reserved for issuance pursuant to the Restated 1996 Plan. As of December 31, 1997, options to purchase 914,283 shares of common stock at a weighted average exercise price of $6.40 per share were outstanding, and 185,717 shares of common stock remained available for future grant under the Restated 1996 Stock Plan.

  The Restated 1996 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Restated 1996 Plan provides the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

  1997 Stock Plan. The Company's 1997 Stock Plan (the 1997 Plan) provides for the granting to employees of incentive stock options and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (Rights). The 1997 Plan was approved by the Board of Directors on June 6, 1997 and by the stockholders on June 30, 1997. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. Options granted under the 1997 Plan must generally be exercised within three months of the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and Rights granted under the 1997 Plan is determined by the 1997 Plan's Compensation Committee, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation," the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of other incentive stock options granted under the 1997 Plan may not exceed ten years. A total of 1,500,000 shares of common stock are currently reserved for issuance pursuant to the 1997 Plan. As of December 31, 1997, options to purchase 511,271 shares of common stock at a weighted average exercise price of $11.25 per share were outstanding, and 988,729 shares of common stock remained available for future grants under the 1997 plan.

  The 1997 Plan provides that in the event of a merger of the Company with or into another corporation, a sale of substantially all of the Company's assets or a like transaction involving the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the 1997 Plan provides for the optionee or Right holder to have the right to exercise the option or Right as to all of the optioned stock, including shares as to which it would not otherwise be exercisable.

                      CONCENTRIC NETWORK CORPORATION

  1997 Employee Stock Purchase Plan. The Company's 1997 Employee Stock Purchase Plan (the 1997 Purchase Plan) was approved by the Board of Directors on June 6, 1997 and by the stockholders on June 30, 1997. A total of 500,000 shares of common stock has been reserved for issuance under the 1997 Purchase Plan. The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, consists of 24-month offering periods beginning on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period, which commenced on August 4, 1997 and ends on February 13, 1998. Each offering period contains four six-month purchase periods. Employees are eligible to participate if they are customarily employed by the Company or any designated subsidiary for at least 20 hours per week and more than five months in any calendar year. The 1997 Purchase Plan permits eligible employees to purchase common stock through payroll deductions of up to 10% of an employee's compensation (excluding overtime, shift premium, and other bonuses and incentive compensation), up to a maximum of $25,000 for all offering periods ending within the same calendar year. No employee may purchase more than 25,000 shares in any purchase period. The price of stock purchased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the current purchase period. Employees may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

  The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option shall be assumed or an equivalent option shall be substituted for it, or the Board of Directors or its committee shall shorten the purchase and offering periods then in progress (so that employees' rights to purchase stock under the Plan are exercised prior to the merger or sale of assets). The 1997 Purchase Plan will terminate in 2007.

  In April 1995, an additional 53,333 options to purchase common stock for $30.00 per share were issued to two of the Company's executives in connection with their employment by the Company. These options were fully vested upon issuance and are exercisable over five years.

  In October 1995 and August 1996, the exercise price of options to purchase 182,375 shares and 46,673 shares of common stock, respectively, were repriced to $3.75 per share, the then fair value of the common stock, as determined by the Company's Board of Directors.

  The Company issued options to purchase 179,300 shares of common stock in December 1996, 40,267 shares of common stock in January 1997, 216,733 shares of common stock in June 1997, and repriced 181,473 options in July 1997. The Company recorded deferred compensation, for financial reporting purposes, of approximately $188,000 in 1996 and $1,303,000 for the year ended December 31, 1997, with respect to such option grants to reflect the difference between the exercise price and the deemed fair value for financial reporting purposes of these shares. Amortization of this deferred compensation was $0 in 1996 and $222,000 in the year ended December 31, 1997. The amortization of this deferred compensation will continue over the four year vesting period of the associated stock options.

                      CONCENTRIC NETWORK CORPORATION

  The following table summarizes stock option activity under all of the Plans:

                                                        NUMBER        PRICE
                                                       OF SHARES    PER SHARE
                                                       ---------  --------------
Balance at December 31, 1994..........................   352,456   $3.75--$33.00
 Granted..............................................   642,075   $3.75--$33.00
 Exercised............................................      (133)     $9.00
 Canceled.............................................  (187,315) $11.25--$12.45
                                                       ---------
Balance at December 31, 1995..........................   807,083   $3.75--$33.00
 Granted..............................................   421,620      $3.75
 Exercised............................................    (4,483)  $3.75--$ 9.00
 Canceled.............................................   (95,218)  $3.75--$30.00
                                                       ---------
Balance at December 31, 1996.......................... 1,129,002   $3.75--$33.00
 Granted.............................................. 1,472,338   $3.75--$11.25
 Exercised............................................   (64,544)     $3.75
 Canceled.............................................  (244,630)  $3.75--$11.25
                                                       ---------
Balance at December 31, 1997.......................... 2,292,166   $3.75--$30.00
                                                       =========

  At December 31, 1997, vested options totaled 710,495.

  The following table summarizes information concerning currently outstanding and exercisable options:

                                      OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                         --------------------------------------------- ----------------------------
                                     WEIGHTED AVERAGE                    NUMBER
                           NUMBER       REMAINING     WEIGHTED AVERAGE EXERCISABLE WEIGHTED AVERAGE
    EXERCISE PRICES      OUTSTANDING CONTRACTUAL LIFE  EXERCISE PRICE  AND VESTED   EXERCISE PRICE
    ---------------      ----------- ---------------- ---------------- ----------- ----------------
$3.75...................  1,029,579        8.20            $ 3.75        612,161        $ 3.75
$6.00...................    394,638        9.04            $ 6.00         43,336        $ 6.00
$8.85--$9.30............    301,784        9.46            $ 9.11            --            --
$11.25..................    511,171        9.83            $11.25            --            --
$12.45--$30.00..........     54,998        6.80            $12.98         54,998        $12.98
                          ---------                                      -------
Total...................  2,292,166                                      710,495
                          =========                                      =======

  Stock-Based Compensation

  Pro forma information regarding results of operations and loss per share is required by FAS 123 for awards granted after December 31, 1994 as if the Company had accounted for its stock-based awards to employees under a valuation method permitted by FAS 123. The value of the Company's stock-based awards to employees in 1995 and 1996 was estimated using the minimum value method. Options granted after the Public Offering have been valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with FAS 123, in arriving at an option valuation. The minimum value method does not consider stock price volatility. Further, certain other assumptions necessary to apply the Black-Scholes model may differ significantly from assumptions used in calculating the value of options granted in 1995 and 1996 under the minimum value method.

                      CONCENTRIC NETWORK CORPORATION

  The fair value of the Company's stock-based awards to employees was estimated assuming no expected dividends and the following weighted average assumptions:

                                                               1995  1996  1997
                                                               ----  ----  ----
   Expected volatility........................................  N/A   N/A  .250
   Expected life of options in years..........................  4.4   4.0   3.3
   Risk-free interest rate.................................... 6.2%  6.3%  6.0%
   Expected dividend yield.................................... 0.00% 0.00% 0.00%

  The weighted average minimum value of stock options granted during 1997 was $1.87. For pro forma purposes, the estimated minimum value of the Company's stock-based awards to employees is amortized over the options' vesting period. The results of applying FAS 123 to the Company's option grants in 1995, 1996 and 1997 was not material to the results of operations or loss per share for those years reported in the accompanying statements of operations. Because FAS 123 is applicable only to awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until approximately 1998.

7. WARRANTS TO PURCHASE COMMON STOCK

  In connection with the Company's Public Offering, all of the outstanding warrants to purchase preferred stock were converted to warrants to purchase common stock. The following warrants to purchase shares of the Company's common stock were outstanding at December 31, 1997:

                                                     WARRANTS OUTSTANDING
                                              ----------------------------------
                                               NUMBER   WEIGHTED AVERAGE  YEAR
   EXERCISE PRICES                            OF SHARES  EXERCISE PRICE  EXPIRES
   ---------------                            --------- ---------------- -------
   $ 7.40-$15.00.............................   187,517      $11.36       1998
   $19.49....................................   692,793      $19.49       1999
   $ 3.75-$26.87.............................   320,203      $22.25       2000
   $ 6.00....................................   438,351      $ 6.00       2002
   $10.86....................................   951,108      $10.86       2007
                                              ---------
                                              2,589,972
                                              =========

  The above warrants were issued at various times during the three year period ended December 31, 1997 in connection with a service agreement, a capital lease agreement, and several debt and equity financings. The Company has deemed the fair market value of such warrants, using the Black-Scholes method, to be $822,000, $61,000, $5,700,000 and $2,623,000, respectively. The Company is amortizing the value of the warrants over the term of the related agreements which range from one to ten years. Amortization expense for the years ended December 31, 1995, 1996 and 1997 was $0, $1,942,000 and
$1,720,000, respectively. The Company has reserved the amount of shares necessary to meet the exercise of these warrants.

8. EMPLOYEE BENEFIT PLANS

  Retirement Savings Plan

  The Company maintains a contributory 401(k) plan that covers substantially all employees. The Company contributes $0.30 for every $1.00 contributed by the participant up to a maximum of 1.5% of the participants' compensation. The Company contributed $6,000, $45,000 and $158,000 to the plan during the years ended December 31, 1995, 1996 and 1997, respectively.

                      CONCENTRIC NETWORK CORPORATION

9. INCOME TAXES

  As of December 31, 1997, the Company had federal and state net operating loss carryforwards of approximately $141,000,000 and $109,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in the years 2003 through 2012, if not utilized.

  Significant components of the Company's deferred tax assets and liabilities for federal and state income taxes of December 31, 1996 and 1997 are as follows:

                                                         1996          1997
                                                     ------------  ------------
   Deferred tax assets:
     Net operating loss carryforwards............... $ 32,000,000  $ 55,000,000
     Write-off of network equipment                     5,000,000     4,000,000
     Other, net.....................................    1,000,000     1,000,000
                                                     ------------  ------------
   Total deferred tax assets........................   38,000,000    60,000,000
                                                     ------------  ------------
   Deferred tax liabilities:
     Other, net                                         1,000,000     2,000,000
                                                     ------------  ------------
   Net deferred tax assets..........................   37,000,000    58,000,000
   Valuation allowance..............................  (37,000,000)  (58,000,000)
                                                     ------------  ------------
                                                     $        --   $        --
                                                     ============  ============

  The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since inception and the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology. The Company believes that, based on the currently available evidence, it is more likely than not that the Company will not generate taxable income through 1999, and possibly beyond, and accordingly will not realize the Company's deferred tax assets through 1999 and possibly beyond. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. In addition, the utilization of net operating losses may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

  The net valuation allowance increased by approximately $28,000,000 in 1996 and $21,000,000 in 1997.

10. RELATED PARTY TRANSACTIONS--OTHER

  An officer of the Company is a majority shareholder of a vendor of the Company. The Company incurred marketing fees to the vendor totaling $920,000, $2,448,000 and $2,600,000 in the years ended December 31, 1995, 1996, and
1997, respectively.

                      CONCENTRIC NETWORK CORPORATION

11. CONTINGENCIES

  In late April and early May, 1997, three putative securities class action complaints were filed in the United States District Court, Central District by certain stockholders of Diana Corporation (Diana), the parent corporation of Sattel Communications LLC (Sattel), alleging securities fraud related to plaintiffs' purchase of shares of Diana Common Stock in reliance upon allegedly misleading statements made by defendants, Diana, Sattel and certain of their respective affiliates, officers and directors. The Company was named as a defendant in the complaint in connection with certain statements made by Diana and officers of Diana related to the Company's purchase of network switching equipment from Diana's Sattel subsidiary. The plaintiffs seek unspecified compensatory damages. A trial date has not yet been determined.

  While the ultimate outcome of such litigation is uncertain, the Company believes it has meritorious defenses to the claims and intends to conduct a vigorous defense. An unfavorable outcome in this matters could have a material adverse effect on the Company's financial condition. In addition, even if the ultimate outcomes is resolved in favor of the Company, the defense of such litigation could entail considerable cost and the diversion of efforts of management, either or which could have a material adverse effect on the Company's results of operations.

  Sattel Settlement

  On April 22, 1997, a complaint was filed in the Los Angeles County, California Superior Court against the Company and other unnamed defendants by Sattel Communications LLC (Sattel). Sattel's complaint alleged that the Company was in breach of an agreement to pay for up to $4.3 million of DSS Switches from Sattel for use in the Company's network and also sought unspecified consequential and punitive damages. On July 11, 1997, the Company settled the complaint with Sattel in the amount of $4.4 million. The Company also purchased 32,986 shares of the Company's common stock held by Sattel on the day after the closing of the offering at the Public Offering price. In August, 1997 the Company made cash payments to Sattel totaling approximately $4.8 million, to satisfy its obligations pursuant to the settlement agreement and the repurchase of common stock. Upon the settlement of the Sattel complaint, the Company recorded $970,000 of other income related to the reversal of previously established reserves.

12. SUBSEQUENT EVENTS

  On February 5, 1998, the Company acquired all of the outstanding stock of Internex Information Services, Inc. (Internex). The transaction was accounted for using the purchase method of accounting. The total purchase price of approximately $23.9 million consisted of a $15.5 million cash payment upon closing and the assumption of approximately $8.4 million of Internex's liabilities (including acquisition costs).

  A summary of the purchase price allocation is as follows (in thousands):

   Current and other assets............................................ $ 1,348
   Computer and telecommunications equipment...........................   4,784
   Goodwill............................................................  12,576
   Write-off of in process technology..................................   5,200
                                                                        -------
    Total purchase price allocation.................................... $23,908
                                                                        =======

                      CONCENTRIC NETWORK CORPORATION

  The purchase price allocation has been recorded on a tentative basis, and any adjustments to the purchase price allocation will be made within one year of the purchase in accordance with generally accepted accounting principles. Goodwill arising from the acquisition will be amortized on a straight-line basis over 5 years.

  The following unaudited pro forma information represents the combined results of operations as if the acquisition of Internex had occurred as of the beginning of the periods presented and does not purport to be indicative of what would have occurred had the acquisitions been made as of that date or the results which may occur in the future.

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1997
                                                               -----------------
                                                                (IN THOUSANDS,
                                                                  EXCEPT PER
                                                                SHARE AMOUNTS)
                                                                --------------
   Pro forma net revenues.....................................     $ 55,411
   Pro forma net loss.........................................     $(83,354)
   Pro forma net loss per share...............................     $  (8.44)

  The pro forma results include the historical operations of the Company and the historical operations of the acquired business adjusted to reflect certain pro forma adjustments, including the amortization of intangible assets, totaling $2.5 million. In addition, the pro forma results reflect the interest expense that would have been incurred had the Senior Notes been offered on January 1, 1997. Finally, interest expense and related charges of bridge financings have been excluded since such bridge financings would not have occurred if the Senior Notes been offered on January 1, 1997. The pro forma results do not include the write-off of purchased research and development of $5.2 million since it is considered a non-recurring adjustment.

                 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Internex Information Services, Inc.:

  We have audited the accompanying balance sheet of Internex Information Services, Inc. (a California corporation and a wholly owned subsidiary of Internex Communications, Inc.) as of June 30, 1997 and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internex Information Services, Inc. as of June 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had an accumulated deficit of approximately $11.2 million and negative working capital of approximately $2.7 million. In addition, for the year ended June 30, 1997, the Company had a negative cash flow from operations and incurred a significant net operating loss. Management's current projections indicate that the cash flow from operations will be insufficient to enable the Company to continue to meet its obligations and fund operating expenses during fiscal 1998. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Arthur Andersen LLP

San Jose, California

January 26, 1998

                    INTERNEX INFORMATION SERVICES, INC.

                              BALANCE SHEETS

                    (IN THOUSANDS EXCEPT SHARE AMOUNT)

                                                         JUNE 30,  DECEMBER 31,
                                                           1997        1997
                                                         --------  ------------
                                                                   (UNAUDITED)
                         ASSETS
Current Assets:
 Cash................................................... $     68    $    11
 Accounts receivable, net of allowance for doubtful
  accounts of $339 and $207, respectively...............    1,002      1,403
 Inventories............................................      162         40
 Other current assets...................................      113        124
                                                         --------    -------
  Total current assets..................................    1,345      1,578
                                                         --------    -------
Property And Equipment:
 Network and computer equipment.........................    6,310      6,618
 Furniture and office equipment.........................      557        565
 Leasehold improvements.................................      773        992
                                                         --------    -------
                                                            7,640      8,175
 Less--Accumulated depreciation and amortization........   (1,872)    (2,877)
                                                         --------    -------
Property and equipment, net.............................    5,768      5,298
                                                         --------    -------
    Other Assets........................................      145        144
                                                         --------    -------
                                                         $  7,258    $ 7,020
                                                         ========    =======
          LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
 Current portion of capital lease obligations........... $    523    $   523
 Notes payable to bank..................................      --       1,228
 Accounts payable.......................................    2,373      2,285
 Accrued compensation and other employee benefits.......      165        216
 Other current liabilities..............................      994      1,052
                                                         --------    -------
  Total current liabilities.............................    4,055      5,304
                                                         --------    -------
Capital lease obligations, net of current portion.......    1,115        852
                                                         --------    -------
Redeemable Convertible Preferred Stock..................      --         --
                                                         --------    -------
Commitments (Note 5)
Shareholder's Equity:
 Preferred stock, no par value
  Authorized--2,000,000 shares at June 30, 1997
  Outstanding--None outstanding.........................      --         --
 Common stock, no par value
  Authorized--30,000,000 shares
  Issued and outstanding--7,000,000 at June 30, 1997....   13,239     15,141
 Accumulated deficit....................................  (11,151)   (14,277)
                                                         --------    -------
  Total shareholder's equity............................    2,088        864
                                                         --------    -------
                                                         $  7,258    $ 7,020
                                                         ========    =======

   The accompanying notes are an integral part of these balance sheets.

                    INTERNEX INFORMATION SERVICES, INC.

                         STATEMENTS OF OPERATIONS

                              (IN THOUSANDS)

                                                            FOR THE SIX MONTHS
                                                 YEAR ENDED ENDED DECEMBER 31,
                                                  JUNE 30,  -------------------
                                                    1997      1996      1997
                                                 ---------- --------- ---------
                                                               (UNAUDITED)
Revenues:
  Service revenue...............................  $ 8,486   $  3,801     $4,823
  Equipment revenue.............................    1,696      1,397        147
                                                  -------   --------  ---------
    Total revenues..............................   10,182      5,198      4,970
                                                  -------   --------  ---------
Operating Costs And Expenses:
  Data communications and operations............    7,563      3,024      4,304
  Equipment cost................................    1,415      1,170        108
  Sales and marketing...........................    3,687      1,503      1,807
  General and administrative....................    2,730      1,175      1,308
  Research and development......................      569        258        504
                                                  -------   --------  ---------
    Total operating expenses....................   15,964      7,130      8,031
                                                  -------   --------  ---------
Loss from operations............................   (5,782)    (1,932)    (3,061)
Other income (expense):
  Interest expense..............................      (84)       (39)      (110)
  Other income, net.............................      --         --          45
                                                  -------   --------  ---------
                                                      (84)       (39)       (65)
                                                  -------   --------  ---------
Net loss........................................  $(5,866)  $ (1,971)  $ (3,126)
                                                  =======   ========  =========

The accompanying notes are an integral part of these financial statements.

                    INTERNEX INFORMATION SERVICES, INC.

                    STATEMENTS OF SHAREHOLDER'S EQUITY

                              (IN THOUSANDS)

                                        COMMON STOCK                  TOTAL
                                       -------------- ACCUMULATED SHAREHOLDER'S
                                       SHARES AMOUNT    DEFICIT      EQUITY
                                       ------ ------- ----------- -------------
Balance At June 30, 1996.............. 4,048  $ 6,609  $ (5,285)     $ 1,324
  Contributed capital received from
   Internex Communications, Inc.......   --     6,330       --         6,330
  Conversion of redeemable convertible
   preferred stock into common stock.. 2,952      300       --           300
  Net loss............................   --       --     (5,866)      (5,866)
                                       -----  -------  --------      -------
Balance At June 30, 1997.............. 7,000   13,239   (11,151)       2,088
  Contributed capital received from
   Internex Communications, Inc.
   (unaudited)........................   --     1,902       --         1,902
  Net loss (unaudited)................   --       --     (3,126)      (3,126)
                                       -----  -------  --------      -------
Balance At December 31, 1997
 (unaudited).......................... 7,000  $15,141  $(14,277)     $   864
                                       =====  =======  ========      =======

The accompanying notes are an integral part of these financial statements.

                    INTERNEX INFORMATION SERVICES, INC.

                         STATEMENTS OF CASH FLOWS

                              (IN THOUSANDS)

                                               YEAR ENDED FOR THE SIX MONTHS
                                                JUNE 30,  ENDED DECEMBER 31,
                                               ---------- --------------------
                                                  1997      1996       1997
                                               ---------- ---------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss......................................  $(5,866)  $  (1,971) $  (3,126)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization.............    1,380         506      1,005
    Provision for doubtful accounts...........      563         140        --
    Changes in operating assets and
     liabilities:
      Accounts receivable.....................      (30)        304       (401)
      Inventories.............................      (29)        (6)        122
      Other assets............................     (190)       (317)       (10)
      Accounts payable........................      769        (217)       (88)
      Other current liabilities...............      385         414        109
                                                -------   ---------  ---------
Net cash used in operating activities.........   (3,018)     (1,147)    (2,389)
                                                -------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment...........   (3,140)     (2,819)      (535)
                                                -------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash received from Internex Communications,
 Inc..........................................    6,330       3,947      1,902
Proceeds from bank line of credit.............      --          --       1,228
Principal payments on capital lease
 obligations..................................     (268)        (28)      (263)
                                                -------   ---------  ---------
Net cash provided by financing activities.....    6,062       3,919      2,867
                                                -------   ---------  ---------
Net decrease in cash..........................      (96)        (47)       (57)
Cash, beginning of period.....................      164         164         68
                                                -------   ---------  ---------
Cash, end of period...........................  $    68   $     117  $      11
                                                =======   =========  =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 AND FINANCING ACTIVITIES:
Equipment acquired under capital leases.......  $ 1,316   $     --   $     --
                                                =======   =========  =========
Conversion of preferred stock into common
 stock........................................  $   300   $     --   $     --
                                                =======   =========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid for interest expense................  $    84   $      39  $     110
                                                =======   =========  =========

The accompanying notes are an integral part of these financial statements.

                   INTERNEX INFORMATION SERVICES, INC.

                      NOTES TO FINANCIAL STATEMENTS

                              JUNE 30, 1997

1. NATURE OF OPERATIONS, ORGANIZATION AND LIQUIDITY:

  Internex Information Services, Inc. ("Internex" or the "Company"), a California corporation, is a wholly owned subsidiary of Internex Communications, Inc., a California corporation ("Communications Inc." or the "Parent Company"). The Company provides Internet access services and products to both organizations and individuals throughout the United States. The Company offers a broad spectrum of internet access services ranging from dial-up services to continuous access services using dedicated high speed telephone circuits. In addition, the Company offers Web hosting services, training and consulting services.

  The Company was incorporated in August 1993, and commenced commercial operations in May 1995. On March 17, 1995, the shareholders of Internex entered into an organization and financing agreement with Communications Inc., a California corporation formed for the purpose of acquiring Internex, whereby the shareholders of Internex converted 4,048,000 shares of common stock, 2,024,000 shares of Series A preferred stock and an $83,000 debenture into 4,275,720 shares of Communications Inc. common stock (see Note 6).

  The Company is subject to certain risks and uncertainties including, among others, the need for additional financing, dependence on key personnel, actual and prospective competition by entities with greater financial and other resources, risks associated with the development of the Internet market, risks associated with consolidation in the industry, acquisitions and international expansion, limited experience in the market for individual customers and the software industry, technology and regulatory risks and dependence upon sole and limited suppliers.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As of June 30, 1997, the Company had an accumulated deficit of approximately $11.2 million and negative working capital of approximately $2.7 million. In addition, for the year ended June 30, 1997, the Company had a negative cash flow from operations and incurred a significant net operating loss. Management's current projections indicate that the cash flow from operations will be insufficient to enable the Company to continue to meet its obligations and fund operating expenses during fiscal 1998. The Company has been engaged in several efforts to raise the necessary working capital through an equity offering to enable the Company to continue to meet its debt obligations and monthly operating expense requirements, however, there can be no assurances that the efforts to raise the necessary working capital will be successful. These conditions, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates in Preparation of Financial Statements

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition

  Revenues from services consist primarily of fixed monthly service fees and hourly amounts based on usage and are recognized as the service is provided. Payments received in advance of providing services are deferred until the period such services are provided. Deferred revenue, which was approximately $354,000 at June 30, 1997, is included in other current liabilities in the accompanying balance sheet. Revenues from the sale of

                   INTERNEX INFORMATION SERVICES, INC.

equipment, which is provided by third-party equipment manufacturers, is recognized at the time the installation of the equipment is complete.

  Significant Customer

  No single customer accounted for more than 10% of the Company's total revenues during the year ended June 30, 1997.

  Concentration of Credit Risk

  Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends related to past losses and other information. As of June 30, 1997, approximately 47% of accounts receivable were concentrated with fifteen customers.

  Inventories

  Inventory consists of equipment purchased from third-party equipment manufacturers and is stated at the lower of cost or market, using the first-in, first-out method.

  Property and Equipment

  Property and equipment are stated at cost. Depreciation, including depreciation of assets acquired under capital leases, is provided using the straight-line method over the estimated useful lives of the assets (or over the lease term, if shorter, for capital leases and leasehold improvements), which range from three to five years.

  The Company leases certain network and computer equipment under non-cancelable capital leasing arrangements. Total cost of equipment capitalized under capital leases as of June 30, 1997 was approximately $1.9 million and related accumulated depreciation was approximately $325,000.

3. RELATED PARTY TRANSACTIONS:

  The Company shares its corporate facilities with Internex Communications Inc., and Tiara Computer Systems, Inc., ("Tiara") a non-operating wholly owned subsidiary of Internex Communications Inc. that filed Chapter 7 liquidation bankruptcy in 1996. Reimbursement of general operating expenses from Internex Communications Inc. and Tiara was not significant during fiscal 1997. As of June 30, 1997, amounts due to or from either Communications Inc., or Tiara were not significant, and the total payments received from Tiara during 1997 were not significant.

4. BANK DEBT:

  On July 21, 1997, the Company entered into a $200,000 promissory note payable agreement with a bank which bears interest at the prime rate plus 1.5% (10% as of January 26, 1998). Principal borrowings and accrued interest under the promissory note are due by January 31, 1998. As of January 26, 1998, $200,000 was outstanding under the promissory note.

                   INTERNEX INFORMATION SERVICES, INC.

  On July 26, 1997 the Company entered into a line of credit agreement (the "Agreement") with a bank which allows for borrowings of up to $3 million. Advances under the Agreement will be limited to 80% of eligible accounts receivable and bears interest at the prime rate plus 2.25% (10.5% as of July 26, 1997). Borrowings outstanding under the Agreement will be secured by substantially all of the assets of the Company. The Agreement, which expires on July 26, 1999, requires that the Company maintain a minimum tangible net worth, including any subordinated debt, of $1.5 million at all times. As of January 26, 1998, approximately $1.0 million was outstanding under the Agreement.

5. COMMITMENTS, CONTINGENCIES AND CAPITAL LEASES:

  The Company leases its facilities and certain office equipment under non-cancelable operating leases which expire at various dates through 2005. Total rental expense for all operating leases was approximately $311,000 for the year ended June 30, 1997. The Company also leases certain equipment under non-cancelable capital leasing arrangements with a leasing company. The obligations under the capital leasing arrangements are at fixed annual interest rates at approximately 7% and 15% and are collateralized by the related equipment.

  The Company also has certain non-cancelable operating lease agreements with several telephone companies (the "Connectivity Agreements"). Under the Connectivity Agreements, the Company leases access to various high-speed telephone lines and other telecommunication-related services. Total rental expense for all Connectivity Agreements was approximately $710,000 for the year ended June 30, 1997.

  As of June 30, 1997, future minimum lease payments under all non-cancelable operating leases, capital leases and Connectivity Agreements were as follows (in thousands):

                                                CONNECTIVITY OPERATING CAPITAL
   YEAR ENDING JUNE 30,                  TOTAL   AGREEMENTS   LEASES   LEASES
   --------------------                  ------ ------------ --------- -------
   1998................................. $1,969    $  899     $  360   $  711
   1999.................................  2,078     1,030        362      685
   2000.................................  1,732       902        343      486
   2001.................................    537       381         35      122
   2002.................................    136       105         31      --
   Thereafter...........................    101       --         101      --
                                         ------    ------     ------   ------
   Total minimum lease payments......... $6,553    $3,317     $1,232    2,004
                                         ======    ======     ======
   Less: Amounts representing interest
    on capital leases...................                                 (366)
                                                                       ------
   Present value of net minimum capital
    lease payments......................                                1,638
   Less: Current portion................                                 (523)
                                                                       ------
   Long-term portion....................                               $1,115
                                                                       ======

  From time to time, the Company is involved in various disputes which arise in the ordinary course of business. Management believes that the ultimate resolution of these disputes will not have a material adverse impact on the Company's financial position or results of operation.

6. CONVERTIBLE PREFERRED STOCK:

  As of June 30, 1996, the Company has authorized the issuance of up to 3,000,000 shares of redeemable convertible preferred stock, of which it has designated 2,024,000 shares as Series A preferred stock, which were held by the Parent Company. On May 12, 1997, the Parent Company converted the outstanding 2,024,000 shares

                   INTERNEX INFORMATION SERVICES, INC.

of redeemable convertible Series A preferred stock it held in the Company into 2,952,000 shares of Internex common stock.

  As of June 30, 1997, there were no shares of preferred stock outstanding. In August 1997, the Company increased the number of authorized preferred shares to 5,000,000 and designated 2,000,000 shares as Series A preferred stock.

7. COMMON STOCK:

  The Company has authorized the issuance of up to 30,000,000 shares of common stock, of which 7,000,000 are issued and held by the Parent Company as of June 30, 1997.

  Stock Plans

  In April 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"), whereby 1,500,000 shares of common stock have been reserved for future issuance to employees, consultants and directors of the Company. As of January 26, 1998, no options have been issued under the 1997 Plan.

  Effective March 17, 1995, the Parent Company adopted the 1995 Stock Option Plan (the "1995 Plan"). Under the 1995 Plan, the Board of Directors of the Parent Company may grant incentive and nonqualified stock options to employees, consultants and directors of the Company to purchase common stock of the Parent Company. The exercise price per share for an incentive stock option cannot be less than the fair market value of a share of common stock, as determined by the Board of Directors, on the date of grant. The exercise price per share for nonqualified stock options cannot be less than 85% of the fair market value, as determined by the Board of Directors of the Parent Company, on the date of grant. Options generally expire ten years after the date of grant and generally vest over a four-year period, not to exceed five years.

  In addition, effective March 17, 1995, the Parent Company adopted the 1995 Stock Purchase Plan (the "Purchase Plan"). Under the Purchase Plan, the Board of Directors of the Parent Company may grant stock purchase rights to employees and consultants of the Company to purchase common stock of the Parent Company. The sale price per share for a stock purchase right cannot be less than the fair market value of a share of common stock, as determined by the Board of Directors of the Parent Company, on the date of grant. Stock purchase rights are subject to repurchase as determined by the Board of Directors of Communications Inc. As of June 30, 1997, rights to purchase 93,000 shares of common stock of the Parent Company have been granted to consultants of the Company. The Company has recognized compensation expense of approximately $25,000 related to these stock purchase rights for the years ended June 30, 1997.

  The following table summarizes option activity under the Option Plans:

                                                           OPTIONS    EXERCISE
                                                         OUTSTANDING    PRICE
                                                         -----------  ---------
   Outstanding at June 30, 1996.........................  3,223,500   $0.08-.60
     Granted............................................  1,547,500     0.50
     Exercised..........................................   (157,708)  0.08-.60
     Cancelled.......................................... (2,121,042)  0.08-.60
                                                         ----------   ---------
   Outstanding at June 30, 1997.........................  2,492,250   0.08-.60
   Exercisable at June 30, 1996.........................    528,000   0.08-.60
                                                         ==========   =========
   Exercisable at June 30, 1997.........................  1,046,000   $ .08-.60
                                                         ==========   =========

                   INTERNEX INFORMATION SERVICES, INC.

  The Company accounts for the Option Plan and Purchase Plan (the "Plans") under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense is generally not recognized. Had Compensation expense for the Plans been determined consistent with Statement of Financial Accounting standards (SFAS) No. 123, "Accounting for Stock Based Compensation," the Company's net loss would not had been materially different.

  The weighted average fair values of options granted during fiscal 1997 was $0.11 per share. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in fiscal 1997: risk-free interest rates of 6.2%; expected dividend yield of zero percent; expected life of 4 years; expected volatility of zero percent.

8. INCOME TAXES:

  The Parent Company accounts for income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". This statement requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Payables and deferrals of income taxes are allocated to Internex through intercompany accounts from the Parent Company, as the Parent Company reports income taxes on a consolidated basis. As of June 30, 1997, the portion of the consolidated deferred tax asset allocated to Internex was approximately $3.5 million and consisted of net operating loss carryforwards and cumulative book to tax temporary differences. The Company believes sufficient uncertainty exists regarding the realizability of these items, and accordingly, a valuation allowance for the entire amount has been established.

  As of June 30, 1997, the portion of the consolidated net operating loss carryforwards for Federal and state purposes allocated to Internex was approximately $10.1 million and $5.5 million, respectively. The net operating loss carryforwards expire at various dates through 2012. Under current tax law, utilization of the net operating loss in any given year will be limited upon the occurrence of certain events, including significant changes in ownership interests.

9. SUBSEQUENT EVENT (UNAUDITED):

  On February 5, 1998, Concentric Network Corporation ("Concentric"), a Delaware corporation, acquired all of the outstanding capital stock of the Company from Communications Inc., pursuant to a Share Acquisition Agreement, dated February 1, 1998, by and among Concentric, the Company and Communications Inc. Concentric paid approximately $15.5 million in cash to Communications Inc. as consideration for all of the issued and outstanding shares of capital stock of the Company. The amount of consideration for the transaction was determined by arms-length negotiations between the parties.

             SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

                          FINANCIAL INFORMATION

  The selected unaudited pro forma condensed combined financial information for the Company set forth below gives effect to the acquisition of Internex Information Services, Inc. ("Internex"). Under the purchase method of accounting, the following unaudited pro forma combined financial information presents the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1997, giving effect to the acquisition of Internex as if it had been consummated on that date. Also presented is the Unaudited Pro Forma Condensed Combined Statement of Operations for the fiscal year ended December 31, 1997, giving effect to the acquisition of Internex as if such acquisition had been consummated as of the beginning of the period presented. The Company's fiscal year ends on December 31 and Internex's fiscal year ends on June 30. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the respective balance sheets of the Company and Internex as of December 31, 1997. The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 combines the results of the Company for such year with the results of Internex for the calendar year ended December 31, 1997. The historical financial information set forth below has been derived from, and is qualified by reference to, the financial statements of the Company and Internex and should be read in conjunction with those financial statements and the notes thereto included elsewhere herein. The selected unaudited pro forma condensed combined financial information set forth below reflects certain adjustments, including, among others, adjustments to reflect the amortization of the excess purchase price in connection with the acquisition of Internex and the interest expense which would have been incurred had the debt offering occurred on January 1, 1997.

  The pro forma data is based on the historical combined statements of the Company and Internex giving effect to the Internex acquisition under the purchase method of accounting, and to the assumptions and adjustments (which the Company believes to be reasonable) described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the actual adjustments when they become known; however, no material differences are anticipated by the Company.

  The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements--the Company and Internex Information Services, Inc." The selected unaudited pro forma condensed combined financial information set forth below does not purport to represent what the combined results of operations or financial condition of the Company would actually have been if the Internex acquisition and Offering had in fact occurred on such dates or to project the future combined results of operations or financial condition of the Company.

                  UNAUDITED PRO FORMA CONDENSED COMBINED

                   BALANCE SHEET AS OF DECEMBER 31, 1997

                              (IN THOUSANDS)

                                                                       PROFORMA
                         COMPANY AS OF                                 BUSINESS
                         DECEMBER 31,   INTERNEX AS OF                COMBINATION    PROFORMA
                             1997      DECEMBER 31, 1997 COMBINED  ADJUSTMENTS(A)(1) COMBINED
                         ------------- ----------------- --------  ----------------- --------
ASSETS
 Current assets:
 Cash and cash
  equivalents...........   $ 119,959        $    11      $119,970      $(15,490)     $104,480
 Current portion of
  restricted cash.......      19,125            --         19,125           --         19,125
 Accounts receivable....       4,549          1,403         5,952          (130)        5,822
 Prepaid expenses and
  other current
  assets................       5,139            164         5,303          (100)        5,203
                           ---------        -------      --------      --------      --------
  Total current
   assets...............     148,772          1,578       150,350       (15,720)      134,630
 Property and equipment:
 Computer and
  telecommunications
  equipment.............      71,942          6,618        78,560          (558)       78,002
 Software...............       1,519            --          1,519           --          1,519
 Furniture, fixtures, &
  leasehold
  improvements..........       2,984          1,557         4,541           --          4,541
                           ---------        -------      --------      --------      --------
                              76,445          8,175        84,620          (558)       84,062
 Accumulated
  depreciation and
  amortization..........      22,735          2,877        25,612           --         25,612
                           ---------        -------      --------      --------      --------
                              53,710          5,298        59,008          (558)       58,450
 Restricted cash, net of
  current portion.......      33,400            --         33,400           --         33,400
 Other assets...........       8,607            144         8,751          (100)        8,651
 Goodwill...............         --             --            --         12,576        12,576
 Customer Lists.........         --             --            --            --            --
                           ---------        -------      --------      --------      --------
   Total assets.........   $ 244,489        $ 7,020      $251,509      $ (3,802)     $247,707
                           =========        =======      ========      ========      ========
LIABILITIES &
 STOCKHOLDERS' EQUITY
 Current liabilities:
 Accounts payable.......   $  10,144        $ 2,285      $ 12,429      $    --       $ 12,429
 Accrued compensation
  and other employee
  benefits..............       1,577            216         1,793           --          1,793
 Other current
  liabilities...........       4,917          1,052         5,969         2,262         8,231
 Notes payable to
  bank..................         --           1,228         1,228                       1,228
 Current portion of
  capital lease
  obligations...........      15,326            523        15,849           --         15,849
 Deferred revenue.......       1,435            --          1,435           --          1,435
                           ---------        -------      --------      --------      --------
  Total current
   liabilities..........      33,399          5,304        38,703         2,262        40,965
 Capital lease
  obligations...........      33,595            852        34,447                      34,447
 Notes payable..........     145,577            --        145,577                     145,577
 Commitments and
  contingencies                                                                           --
 Stockholders' Equity:                                                                    --
 Preferred stock........         --             --            --            --            --
 Common stock...........     182,721         15,141       197,862       (15,141)      182,721
 Accumulated deficit....    (149,534)       (14,277)     (163,811)       14,277      (154,734)
                                                                         (5,200)
 Deferred compensation..      (1,269)           --         (1,269)          --         (1,269)
                           ---------        -------      --------      --------      --------
  Total stockholders'
   equity...............      31,918            864        32,782        (6,064)       26,718
                           ---------        -------      --------      --------      --------
   Total liabilities and
    stockholders'
    equity..............   $ 244,489        $ 7,020      $251,509      $ (3,802)     $247,707
                           =========        =======      ========      ========      ========

                          See accompanying notes.

      UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                   FOR THE YEAR ENDED DECEMBER 31, 1997

                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                         INTERNEX FOR                                         PRO FORMA
                           COMPANY FOR     THE YEAR              PRO FORMA                   COMBINED FOR
                          THE YEAR ENDED    ENDED                BUSINESS      PRO FORMA    THE YEAR ENDED
                           DECEMBER 31,  DECEMBER 31,           COMBINATION  DEBT OFFERING   DECEMBER 31,
                               1997          1997     COMBINED  ADJUSTMENTS   ADJUSTMENTS        1997
                          -------------- ------------ --------  -----------  -------------  --------------
Revenue.................     $ 45,457       $9,954    $55,411     $  --         $   --         $55,411
Cost and expenses:
 Cost of revenue........       61,439        9,196     70,635        --             --          70,635
 Development............        4,850          815      5,665        --             --           5,665
 Marketing and sales....       24,622        3,991     28,613        --             --          28,613
 General and
  administrative........        4,790        2,863      7,653        --             --           7,653
 Amortization of
  goodwill..............          --           --         --       2,515(1)         --           2,515
                             --------       ------    -------     ------        -------        -------
 Total cost and
  expenses..............       95,701       16,865    112,566      2,515            --         115,081
                             --------       ------    -------     ------        -------        -------
Loss from operations....      (50,244)      (6,911)   (57,155)    (2,515)           --         (59,670)
Other income............        1,233           45      1,278        --             --           1,278
Interest income.........        1,217          --       1,217        --             --           1,217
Interest expense........       (7,788)        (155)    (7,943)       --         (18,236)(2)    (26,179)
                             --------       ------    -------     ------        -------        -------
Net Loss................     $(55,582)      (7,021)   (62,603)    (2,515)       (18,236)       (83,354)
                             ========       ======    =======     ======        =======        =======
Pro forma net loss per
 share(3)...............                                                                         (8.44)
                                                                                               =======
Shares used in computing
 pro forma loss per
 share..................                                                                         9,872
                                                                                               =======

                          See accompanying notes.

           NOTES TO THE SELECTED UNAUDITED PRO FORMA CONDENSED

                      COMBINED FINANCIAL INFORMATION

  Pro forma business combination adjustments for the balance sheet as of December 31, 1997 are as follows:

    (A) Adjustment to record the acquisition of Internex under the purchase method of accounting as if the acquisition occurred on December 31, 1997. The approximate purchase price of $23.9 million consists of a cash payment $15.5 million, assumed liabilities of approximately $6.6 million and transaction costs of approximately $1.8 million. See Note 12 of the Concentric Network Corporation Financial Statements.

    Pro forma business and Offering adjustments for the statement of operations for the year ended December 31, 1997 are as follows:

    (1) Reflects the amortization of the cost over the fair value of net assets acquired for the Internex acquisition as follows:

                                                       COST OVER
                                                    THE FAIR VALUE
                                                        OF NET      AMORTIZATION
                                                    ASSETS ACQUIRED    PERIOD
                                                    --------------- ------------
                                                    (IN THOUSANDS)
   Goodwill........................................     12,576         5 yrs

    The pro forma results do not include the write-off of purchased research and development of $5.2 million since it is considered a non-recurring adjustment.

    (2) Reflects the interest expense that would have been incurred had the Offering occurred on January 1, 1997. In addition, interest expense and related charges of bridge financings have been excluded since such bridge financings would not have occurred if the Offering was completed on January 1, 1997.

    (3) Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding plus common equivalent shares from convertible preferred stock, that was converted upon the Company's proposed initial public offering (using the if-converted method), have been included whether dilutive or anti-dilutive pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98. Such pro forma net loss per share reflects the impact of the adjustments above.

                               GLOSSARY OF TERMS

56 Kbps......................  Equivalent to a single high-speed telephone service line; capable of transmitting one voice call or 56 Kbps of data. Currently in widespread use by medium and large businesses primarily for entry level high-speed data and very low-speed video applications.

ATM..........................  Asynchronous Transfer Mode. A low latency, fixed delay information transfer standard for routing traffic. The ATM format can be used by many different information systems, including LANs, to deliver traffic at varying rates, permitting a mix of data, voice and video.

Backbone.....................  A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth....................  The number of bits of information that can move through a communications medium in given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps. Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.

CIR..........................  Committed Information Rate. The rate, usually expressed as a particular quantitative amount of Kbps of Mbps of bandwidth, at which data is guaranteed to be transmitted through a dedicated lease line network connection.

E-mail.......................  An application that allows a user to send or receive text messages to or from any other user with an Internet address, commonly termed an E-mail address.

Firewall.....................  A system placed between networks that filters data passing through it and removes
                               unauthorized traffic, thereby enhancing the security of the network.

Frame relay..................  A variable delay information transfer standard for relaying traffic. Frame relay can be an economical means to backhaul traffic to an ATM network.

FTP..........................  File Transfer Protocol. A protocol that allows file transfer between a host and a remote computer.

Internet.....................  A global collection of interconnected computer networks which use TCP/IP, a common
                               communications protocol.

ISDN.........................  Integrated Services Digital Network. An
                               information transfer standard for transmitting digital voice and data over telephone lines at speeds up to 128 Kbps.

Kbps.........................  Kilobits per second. A transmission rate. One kilobit equals 1,024 bits of information.

LAN..........................  Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

Latency......................  The time that elapses between the moment when a command is sent to the time that a response is received. On a network, latency is due to delays in routers or switches, congestion delays on a crowded backbone, and the time required for electrons to travel a great distance between nodes on a network.

Leased line..................  Telecommunications line dedicated to a particular customer along a predetermined route.

LEC..........................  Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges.

Mbps.........................  Megabits per second.

Modem........................  A device for transmitting digital information over an analog telephone line.

NAP..........................  Network Access Point. A location at which ISPs exchange each other's traffic.

Online services..............  Commercial information services that offer a computer user access to a specified slate of information, entertainment and communications menus on what appears to be a single system.

Peering......................  The commercial practice under which nationwide
                               ISPs exchange each other's traffic without the payment of settlement charges.

POPs.........................  Points-of-presence. Geographic areas within which the Company provides local access. For purposes of this Memorandum, POPs include both physical points of presence as well as VLA.

Router.......................  A system placed between networks that relays data to those networks based upon a destination address contained in the data packets being routed.

Server.......................  Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. In addition, such term means the computer on which server software runs.

SuperPOP.....................  A SuperPOP is a Concentric POP that is directly connected to the Concentric ATM backbone.
                               SuperPOPs typically support dial access from the region surrounding the SuperPOP (typically within 200 miles of the SuperPOP) using the services of a CLEC. SuperPOPs also support dedicated access connections to customer locations using Local Exchange Carrier and/or Competitive Access Provider facilities to connect the customer to the Concentric SuperPOP.

TCP/IP.......................  Transmission Control Protocol/Internet
                               Protocol. A suite of network protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

T-1..........................  A data communications circuit capable of transmitting data at 1.5 Mbps.

T-3 or DS3...................
                               A data communications circuit capable of transmitting data at 45 Mbps.

UNIX.........................  A computer operating system frequently found on workstations and PCs and noted for its
                               portability and communications functionality.

VLA..........................  Virtual local access call numbers which allow a subscriber in a location outside the calling area of a physical POP to place a local call to a phone number without incurring long distance or message unit charges.

VPN..........................  Virtual Private Network. A network capable of providing the tailored services of a private network (i.e., low latency, high throughput, security and customization) while maintaining the benefits of a public network (i.e., ubiquity and economies of scale).

Webserver....................  A server connected to the Internet from which
                               Internet users can obtain information.

World Wide Web or Web........  A system that supports easy access to documents that have been linked across the Internet. The documents contain links to each other, hence the term "Web." Users do not have to know the locations of particular documents and work through a user friendly interface.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY EXCHANGE OF EXISTING NOTES FOR EXCHANGE NOTES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUB-SEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICATATION IS UNLAWFUL.

                               ----------------

                             TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  10
Use of Proceeds..........................................................  25
Dividend Policy..........................................................  25
The Exchange Offer.......................................................  26
Selected Historical Consolidated Financial and Other Data................  39
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  40
Business.................................................................  49
Management...............................................................  64
Certain Transactions.....................................................  74
Principal Stockholders...................................................  78
Description of Capital Stock.............................................  80
Description of Units.....................................................  83
Description of Notes.....................................................  83
Description of Warrants.................................................. 112
Provisions Generally Applicable to All Securities........................ 115
Plan of Distribution..................................................... 117
Legal Matters............................................................ 117
Experts.................................................................. 117
Index to Financial Statements............................................ F-1
Glossary of Terms........................................................ G-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               $150,000,000


                         [LOGO OF CONCENTRIC NETWORK]

                              EXCHANGE OFFER

                              WITH RESPECT TO

                              12 3/4% SENIOR

                              NOTES DUE 2007

                               ----------------

                                PROSPECTUS

                              MARCH 24, 1998

                               ----------------

                              EXCHANGE AGENT:

               CHASE MANHATTAN BANK AND TRUST COMPANY, N.A.

                     101 California Street, Suite 2725

                          San Francisco, CA 94111

                          Attention: Paula Oswald

                 Tel: (415) 954-9526; Fax: (415) 693-8850


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  In May 1997, the Registrant entered into indemnification agreements with its directors and officers providing for limitations on a director's and officer's liability for judgments, settlements, penalties, fines and expenses of defense (including attorneys' fees, bonds and costs of investigation) arising out of or in any way related to acts or omissions as a director or an officer, or in any other capacity in which services are rendered to the Registrant. The Registrant believes its indemnification agreements will assist it in attracting and retaining qualified individuals to serve as directors and officers. The agreements provide that a director or officer is not entitled to indemnification under such agreements (i) if the director or officer is not relieved of liability under applicable law, (ii) for violations of certain securities laws, or (iii) for certain claims initiated by the officer or director. Due to the lack of applicable case law, it is not clear whether indemnification is available in case of a breach of securities laws of the U.S.

  As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Second Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law the Bylaws, as amended, of the Registrant provide that: the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iv) the rights conferred in the Bylaws, as amended, are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

  The Registrant's policy is to enter into indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and the Bylaws, as amended, as well as certain additional procedural protections.

  The indemnification provisions in the Bylaws, as amended, and the agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBITS
 3.2* Form of Amended and Restated Certificate of Incorporation of Registrant.
 3.4* Amended and Restated Bylaws of Registrant.
 4.2+ Indenture, dated as of December 18, 1997 among the Registrant and Chase
      Manhattan Bank and Trust Company, National Association, as trustee.
 4.3+ Form of $150,000,000 12 3/4% Senior Note due 2007
 4.4+ Form of $150,000,000 new 12 3/4% Senior Notes due 2007.
 4.5+ Form of Warrant to purchase Common Stock
 5.1+ Opinion of Wilson Sonsini Goodrich& Rosati, Professional Corporation.

 10.1*   Amended and Restated Registration Rights Agreement, as amended and restated as of August 21, 1996, by and among the Registrant, GS
         Capital Partners, L.P., Kleiner Perkins Caufield & Byers VII,
         Comdisco, Inc., Intuit, Inc., certain listed holders of Series C
         Convertible Preferred Stock, certain listed holders of Common Stock, certain listed holders of Series D Convertible Preferred Stock, and
         Racal-Datacom, Inc.
 10.2*   Preferred Stock and Warrant Purchase Agreement, dated as of April 20,
         1995, by and among the Registrant, GS Capital Partners, L.P., and
         Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences
         Zaibatsu Fund 11, as amended.
 10.3*   Form of Director and Officer Indemnification Agreement.
 10.4*   1995 Stock Incentive Plan for Employees and Consultants, as amended
         February 21, 1996.
 10.5*   Amended and Restated 1996 Stock Plan.
 10.6*   1997 Stock Plan.
 10.7*   1997 Employee Stock Purchase Plan.
 10.8*   Termination of Services and Indemnification Agreement, dated as of
         February 15, 1996, by and between the Registrant and Marc Collins-
         Rector and Chad Shackley.
 10.9*   Agreement, dated as of February 15, 1996, by and between the
         Registrant and Randy Maslow.
 10.10*  Governance Agreement, dated May 15, 1997, by and among the Registrant,
         Marc Collins--Rector, Chad Shackley, GS Capital Partners, L.P.,
         Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund, KPCB
         Information Sciences Zaibatsu Fund II, and Intuit, Inc.
 10.11+* Amended and Restated Employee Services and Staffing Agreement, dated
         June 19, 1997, between the Registrant and Critical Technologies, Inc., as amended on September 30, 1996, and October 23, 1996, including
         Colocation Services Agreement, dated as of November 1, 1994, between the Registrant and Critical Technologies, Inc. and amendments thereto.
 10.12+* Internet-Sign Up Wizard Referral and Microsoft Internet Explorer
         License and Distribution Agreement, dated March 28, 1997, between the
         Registrant and Microsoft Corporation.
 10.13+* OEM License Agreement dated July 27, 1995, between the Registrant and
         Netscape Communications Corporation, as amended by First Amendment, dated January 2, 1996, Second Amendment, effective January 2, 1996, and Third Amendment, dated May 21, 1996.
 10.14+* "Dial up Client" Agreement, dated August 21, 1995, between the
         Registrant and Netscape Communications Corporation.
 10.15+* "Internet Account Server" Participation Agreement, dated as of January
         14, 1997, between the Registrant and Netscape Communications
         Corporation.
 10.16+* Special Customer Arrangement, dated May 17, 1996, between MCI
         Telecommunications Corporation and Sattel Communications LLC, as
         amended by First Amendment, dated July 2, 1996; assigned to Registrant by Assignment and Novation Agreement #2, dated as of August 7, 1996.
 10.17+* Master Agreement for MCI Enhanced Services, effective November 1,
         1996, between the Registrant and MCI Telecommunications Corporation.
 10.18+* Amended and Restated Employee Services and Staffing Agreement.
 10.19+* Amendment No. 3 to Internet Access Services Agreement, dated August
         23, 1996, between the Registrant and Intuit Inc.

 10.20+* Contract for Services, dated June 17, 1996, by and between the
         Registrant and MFS Telephone, Inc.
 10.21+* AT&T Contract Tariff Order, dated June 17, 1996, and Addendum of even date therewith.
 10.22+* Master Lease Agreement Number CON01C Between Concentric Research
         Corporation and Racal-Datacom, Inc. ("Racal"), dated August 4, 1994, as Supplemented by Letter Agreement, dated March 30, 1995, Between the
         Corporation and Racal.
 10.23+* Lease Agreement Number CON04C between Concentric Network Corporation and Racal-Datacom, Inc., dated June 26, 1996.
 10.24+* Master On-site Maintenance Plan Agreement Number CON02C Between
         Concentric Research Corporation and Racal-Datacom, Inc., dated August
         24, 1994.
 10.25* Lease Agreement, dated November 1, 1996, effective March 11, 1996, by and between the Registrant and Saginaw Video Associates, d.b.a.
         Saginaw Conference Center.
 10.26* Amended and Restated Lease Agreement, dated as of October 7, 1996, between the Registrant and Larry Shackley.
 10.27*  (Master) Lease, dated January 26, 1988, between Tandem Computers
         Incorporated and Spicker-French #130, Limited Partnership, as amended by Lease Amendment No.1, effective February 5, 1990, and Extension
         Agreement, dated March 23, 1993.
 10.28*  Sublease, dated June 22, 1995, between the Registrant and Tandem
         Computers Incorporated.
 10.29* Sublease, dated April 25, 1995, between Tandem Computers Incorporated and Passage Systems, Inc.
 10.30*  Assignment Agreement, dated December 6, 1996, by and between the
         Registrant and Passage Systems, Inc.
 10.31+* Internet Access Service Agreement, dated December 11, 1995, effective as of August 1, 1995, between the Registrant and Intuit, Inc., as amended.
 10.32+* Virtual Private Network Services, dated August 16, 1996, between the
         Registrant and WebTV Networks, Inc.
 10.33+* Support Services Agreement, dated March 31, 1997, by and between the
         Registrant and MCI Telecommunications Corporation.
 10.34* Note and Warrant Purchase Agreement, dated June 19, 1997, by and between the Registrant and Williams Communications Group, Inc. ("WCG")
 10.35* Service Credits Letter Agreement, dated June 19, 1997, by and between the Registrant and WCG.
 10.36* $1,100,000 Obligation Letter Agreement, dated June 19, 1997, between the Registrant and WCG.
 10.37* Agency Agreement and Distribution Agreement, dated June 19, 1997, between the Registrant and WCG.
 10.38+* Co-Marketing Service Agreement, dated June 23, 1997 between the
         Registrant and Netscape Communications, Inc. ("Netscape")
 10.39+* Trademark License Agreement, dated June 23, 1997, between the
         Registrant and Netscape.
 10.40+* Software License Order Form, dated June 23, 1997, between the
         Registrant and Netscape.
 10.41*  Note and Warrant Purchase Agreement, dated June 23, 1997, between the
         Registrant, Kleiner Perkins, Caufield& Byers VII and KPCB Information
         Science Zaibatsu Fund VII.
 10.42** Amendment to Virtual Private Network Services Agreement between the
         Registrant and WebTV Networks, Inc., dated November 1, 1997.

 10.43+  Registration Rights Agreement, dated as of December 18, 1997 between the Registrant and UBS Securities LLC, Bear Stearns& Co., Inc., and
         Wheat First Securities, Inc. (the "Initial Purchasers")
 10.44+  Purchase Agreement, dated as of December 15, 1997 between the
         Registrant and the Initial Purchasers.
 10.45+  Warrant Agreement, dated as of December 18, 1997, between the
         Registrant and Chase Manhattan Bank and Trust Company, National
         Association, as warrant agent.
 10.46+  Warrant Registration Rights Agreement, dated as of December 18, 1997, between the Registrant and the Initial Purchasers.
 10.47+  Escrow Agreement, dated December 18, 1997, between the Registrant and
         Chase Manhattan Bank and Trust Company, National Association.
 10.48++ Standard Industrial Lease, dated as of February 17, 1995, by and between Tiara Computer Systems, Inc. and Internex Information
         Services, Inc.
 10.49++ Standard Industrial Lease, dated as of July 25, 1996, by and between
         San Tomas Investors II and Internex Information Service, Inc.
 11.1++  Statement re computation of earnings per share.
 12.1++  Statement of computation of ratio of earnings to fixed charges.
 21.1++  List of Subsidiaries.
 23.1+   Consent of Wilson Sonsini Goodrich& Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Ernst & Young, LLP, Independent Auditors.
 23.3    Consent of Arthur Andersen LLP, Independent Public Accountants
 24.1+   Power of Attorney.
 25.1+   Statement of Eligibility on Form T-1 for Chase Manhattan Bank and
         Trust Company, National Association, to act as Trustee under the
         Indenture.
 27.1    Financial Data Schedule.
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.

--------
* Incorporated by reference from Registrant's Registration Statement on Form S-1 (File No. 333-27241), as amended, declared effective by the Securities and Exchange Commission ("SEC") on July 31, 1997.
** Incorporated by reference from Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the SEC on November 14, 1997.
+ Certain information in this exhibit was omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. (s)(5) 200.80(b)(4), 200.83 and 230.46.

+  Previously filed.

++ Incorporated by reference from exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

   (b) Financial Statement Schedules

      None.

ITEM 22. UNDERTAKINGS

  The undersigned Registrant hereby undertakes as follows:

    (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) That every prospectus (i)that is filed pursuant to paragraph (1) immediately preceding, or (ii)that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona filed offering thereof.

     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first call mail or other equally prompt means. This includes information contained in documents filed subsequent o the effective date of the registration statement through the date of responding to the request.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CUPERTINO, STATE OF CALIFORNIA, ON THE 23RD DAY OF MARCH, 1998.

                                          Concentric Network Corporation

                                                   /s/ Henry R. Nothhaft
                                          By: _________________________________
                                             HENRY R. NOTHHAFT, PRESIDENT AND
                                                CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON MARCH 23, 1998, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

              SIGNATURE                        TITLE                 DATE

        /s/ Henry R. Nothhaft          President and Chief
-------------------------------------   Executive Officer       March 23, 1998
          HENRY R. NOTHHAFT             (Principal Executive
                                        Officer), Director

       /s/ Michael F. Anthofer         Chief Financial
-------------------------------------   Officer (Principal      March 23, 1998
         MICHAEL F. ANTHOFER            Financial and
                                        Accounting Officer)

                                       Director
       /s/ Vinod Khosla*                                        March 23, 1998
-------------------------------------
            VINOD KHOSLA

                                       Director
       /s/ Franco Regis*                                        March 23, 1998
-------------------------------------
            FRANCO REGIS

                                       Director
-------------------------------------
         LOUIS P. BENDER III

                                       Director
     /s/ Gary E. Rieschel*                                      March 23, 1998
-------------------------------------
          GARY E. RIESCHEL

                                       Director
-------------------------------------
          GORDON C. MARTIN

*By:   /s/ Henry P. Nothhaft
  ----------------------------------
 HENRY P. NOTHHAFT, ATTORNEY IN FACT


                                 EXHIBIT INDEX

         EXHIBITS
         --------
 3.2*    Form of Amended and Restated Certificate of Incorporation of
         Registrant.
 3.4*    Amended and Restated Bylaws of Registrant.
 4.2+    Indenture, dated as of December 18, 1997 among the Registrant and
         Chase Manhattan Bank and Trust Company, National Association, as
         trustee.
 4.3+    Form of $150,000,000 12 3/4% Senior Note due 2007
 4.4+    Form of $150,000,000 new 12 3/4% Senior Notes due 2007.
 4.5+    Form of Warrant to purchase Common Stock
 5.1+    Opinion of Wilson Sonsini Goodrich& Rosati, Professional Corporation.
 10.1*   Amended and Restated Registration Rights Agreement, as amended and restated as of August 21, 1996, by and among the Registrant, GS
         Capital Partners, L.P., Kleiner Perkins Caufield & Byers VII,Comdisco,
         Inc., Intuit, Inc., certain listed holders of Series C Convertible
         Preferred Stock, certain listed holders of Common Stock, certain listed holders of Series D Convertible Preferred Stock, and Racal-
         Datacom, Inc.
 10.2*   Preferred Stock and Warrant Purchase Agreement, dated as of April 20,
         1995, by and among the Registrant, GS Capital Partners, L.P., and
         Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences
         Zaibatsu Fund 11, as amended.
 10.3*   Form of Director and Officer Indemnification Agreement.
 10.4*   1995 Stock Incentive Plan for Employees and Consultants, as amended
         February 21, 1996.
 10.5*   Amended and Restated 1996 Stock Plan.
 10.6*   1997 Stock Plan.
 10.7*   1997 Employee Stock Purchase Plan.
 10.8*   Termination of Services and Indemnification Agreement, dated as of
         February 15, 1996, by and between the Registrant and Marc Collins-
         Rector and Chad Shackley.
 10.9*   Agreement, dated as of February 15, 1996, by and between the
         Registrant and Randy Maslow.
 10.10*  Governance Agreement, dated May 15, 1997, by and among the Registrant,
         Marc Collins-Rector, Chad Shackley, GS Capital Partners, L.P., Kleiner
         Perkins Caufield & Byers VII, KPCB VII Founders Fund, KPCB Information
         Sciences Zaibatsu Fund II, and Intuit, Inc.
 10.11+* Amended and Restated Employee Services and Staffing Agreement, dated
         June 19, 1997, between the Registrant and Critical Technologies, Inc., as amended on September 30, 1996, and October 23, 1996, including
         Colocation Services Agreement, dated as of November 1, 1994, between the Registrant and Critical Technologies, Inc. and amendments thereto.
 10.12+* Internet-Sign Up Wizard Referral and Microsoft Internet Explorer
         License and Distribution Agreement, dated March 28, 1997, between the
         Registrant and Microsoft Corporation.
 10.13+* OEM License Agreement dated July 27, 1995, between the Registrant and
         Netscape Communications Corporation, as amended by First Amendment, dated January 2, 1996, Second Amendment, effective January 2, 1996, and Third Amendment, dated May 21, 1996.
 10.14+* "Dial up Client" Agreement, dated August 21, 1995, between the
         Registrant and Netscape Communications Corporation.
 10.15+* "Internet Account Server" Participation Agreement, dated as of January
         14, 1997, between the Registrant and Netscape Communications
         Corporation.

 10.16+* Special Customer Arrangement, dated May 17, 1996, between MCI
         Telecommunications Corporation and Sattel Communications LLC, as amended by First Amendment, dated July 2, 1996; assigned to Registrant by Assignment and Novation Agreement #2, dated as of August 7, 1996.
 10.17+* Master Agreement for MCI Enhanced Services, effective November 1,
         1996, between the Registrant and MCI Telecommunications Corporation.
 10.18+* Amended and Restated Employee Services and Staffing Agreement.
 10.19+* Amendment No. 3 to Internet Access Services Agreement, dated August
         23, 1996, between the Registrant and Intuit Inc.
 10.20+* Contract for Services, dated June 17, 1996, by and between the
         Registrant and MFS Telephone, Inc.
 10.21+* AT&T Contract Tariff Order, dated June 17, 1996, and Addendum of even date therewith.
 10.22+* Master Lease Agreement Number CON01C Between Concentric Research
         Corporation and Racal-Datacom, Inc. ("Racal"), dated August 4, 1994, as Supplemented by Letter Agreement, dated March 30, 1995, Between the
         Corporation and Racal.
 10.23+* Lease Agreement Number CON04C between Concentric Network Corporation and Racal-Datacom, Inc., dated June 26, 1996.
 10.24+* Master On-site Maintenance Plan Agreement Number CON02C Between
         Concentric Research Corporation and Racal-Datacom, Inc., dated August
         24, 1994.
 10.25* Lease Agreement, dated November 1, 1996, effective March 11, 1996, by and between the Registrant and Saginaw Video Associates, d.b.a.
         Saginaw Conference Center.
 10.26* Amended and Restated Lease Agreement, dated as of October 7, 1996, between the Registrant and Larry Shackley.
 10.27*  (Master) Lease, dated January 26, 1988, between Tandem Computers
         Incorporated and Spicker-French #130, Limited Partnership, as amended by Lease Amendment No. 1, effective February 5, 1990, and Extension
         Agreement, dated March 23, 1993.
 10.28*  Sublease, dated June 22, 1995, between the Registrant and Tandem
         Computers Incorporated.
 10.29* Sublease, dated April 25, 1995, between Tandem Computers Incorporated and Passage Systems, Inc.
 10.30*  Assignment Agreement, dated December 6, 1996, by and between the
         Registrant and Passage Systems, Inc.
 10.31+* Internet Access Service Agreement, dated December 11, 1995, effective as of August 1, 1995, between the Registrant and Intuit, Inc., as amended.
 10.32+* Virtual Private Network Services, dated August 16, 1996, between the
         Registrant and Web TV Networks, Inc.
 10.33+* Support Services Agreement, dated March 31, 1997, by and between the
         Registrant and MCI Telecommunications Corporation.
 10.34* Note and Warrant Purchase Agreement, dated June 19, 1997, by and between the Registrant and Williams Communications Group, Inc. ("WCG")
 10.35* Service Credits Letter Agreement, dated June 19, 1997, by and between the Registrant and WCG.
 10.36* $1,100,000 Obligation Letter Agreement, dated June 19, 1997, between the Registrant and WCG.
 10.37* Agency Agreement and Distribution Agreement, dated June 19, 1997, between the Registrant and WCG.

 10.38+* Co-Marketing Service Agreement, dated June 23, 1997 between the
         Registrant and Netscape Communications, Inc. ("Netscape")
 10.39+* Trademark License Agreement, dated June 23, 1997, between the
         Registrant and Netscape.
 10.40+* Software License Order Form, dated June 23, 1997, between the
         Registrant and Netscape.
 10.41*  Note and Warrant Purchase Agreement, dated June 23, 1997, between the
         Registrant, Kleiner Perkins, Caufield & Byers VII and KPCB Information
         Science Zaibatsu Fund VII.
 10.42** Amendment to Virtual Private Network Services Agreement between the
         Registrant and WebTV Networks, Inc., dated November 1, 1997.
 10.43+  Registration Rights Agreement, dated as of December 18, 1997 between the Registrant and UBS Securities LLC, Bear Stearns & Co., Inc., and
         Wheat First Securities, Inc. (the "Initial Purchasers")
 10.44+  Purchase Agreement, dated as of December 15, 1997 between the
         Registrant and the Initial Purchasers.
 10.45+  Warrant Agreement, dated as of December 18, 1997, between the
         Registrant and Chase Manhattan Bank and Trust Company, National
         Association, as warrant agent.
 10.46+  Warrant Registration Rights Agreement, dated as of December 18, 1997, between the Registrant and the Initial Purchasers.
 10.47+  Escrow Agreement, dated December 18, 1997, between the Registrant and
         Chase Manhattan Bank and Trust Company, National Association.
 10.48++ Standard Industrial Lease, dated as of February 17, 1995, by and between Tiara Computer Systems, Inc. and Internex Information
         Services, Inc.
 10.49++ Standard Industrial Lease, dated as of July 25, 1996, by and between
         San Tomas Investors II and Internex Information Service, Inc.
 11.1++  Statement re computation of earnings per share.
 12.1++  Statement of computation of ratio of earnings to fixed charges.
 21.1++  List of Subsidiaries.
 23.1+   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Ernst & Young, LLP, Independent Auditors.
 23.3    Consent of Arthur Andersen LLP, Independent Public Accountants
 24.1+   Power of Attorney.
 25.1+   Statement of Eligibility on Form T-1 for Chase Manhattan Bank and
         Trust Company, National Association, to act as Trustee under the
         Indenture.
 27.1    Financial Data Schedule.
 99.1    Form of Letter of Transmittal.
 99.2    Form of Notice of Guaranteed Delivery.

--------
* Incorporated by reference from Registrant's Registration Statement on Form S-1 (File No. 333-27241), as amended, declared effective by the Securities and Exchange Commission ("SEC") on July 31, 1997.
** Incorporated by reference from Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the SEC on November 14, 1997.
+ Certain information in this exhibit was omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. (s)(5) 200.80(b)(4), 200.83 and 230.46.

+  Previously filed.

++ Incorporated by reference from exhibit to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.